Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

PROGRESS SOFTWARE CORPORATION,
as Buyer,

and

DOMO, INC.,
as Seller,

Dated as of July 22, 2026

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Purchase Price Allocation Methodology
Exhibit C	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Form of IP Assignment Agreement
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Form of Written Consent

SCHEDULES

Schedule I	Knowledge of the Seller
Schedule II	Transferred Subsidiaries
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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 22, 2026 by and between Domo, Inc., a Delaware corporation (the “Seller”), and Progress Software Corporation, a Delaware corporation (the “Buyer”).

WHEREAS, the Seller and its Subsidiaries are engaged in the Business;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to acquire from the Seller, the Purchased Assets;

WHEREAS, in connection with the acquisition of the Purchased Assets by the Buyer, and upon the terms and subject to the conditions set forth herein, the Buyer desires to assume from the Seller all responsibilities, duties, liabilities and obligations of the Seller constituting Assumed Liabilities hereunder;

WHEREAS, as of the date hereof, the Seller Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Seller and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) directed that this Agreement and the Transactions be submitted to the Majority Stockholders for approval by Written Consent in lieu of a meeting in accordance with Section 228 of the DGCL, Article VIII Section 5 of the Seller Charter and Section 2.10 of the Seller Bylaws, and (d) resolved to recommend that the Majority Stockholders, on behalf of the Seller’s stockholders, approve this Agreement and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement and to consummate the Transactions, the Majority Stockholders, in their capacity as stockholders of the Seller, are executing and delivering a Voting and Support Agreement in favor of the Buyer (the “Support Agreement”); and

WHEREAS, as of the date hereof, the board of directors of the Buyer (the “Buyer Board”) has unanimously approved the execution, delivery and performance of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

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ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1           Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, upon the Closing, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer, free and clear of all Liens (other than the Permitted Liens), all of the Seller’s right, title and interest in, to and under all of the assets of the Seller, other than the Excluded Assets (the “Purchased Assets”), wherever located, whether real, personal or mixed, tangible or intangible, as the same shall exist as of the Closing, including, without duplication, (x) the Transferred Subsidiaries (including, for the avoidance of doubt, the indirect transfer of all of the assets held by a Transferred Subsidiary as of immediately prior to the Closing, unless expressly included in the list of Excluded Assets), and (y) the following assets and properties:

(a)          all equity interests of each of the Transferred Subsidiaries (the “Purchased Shares”) and the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporation organization for each of the Transferred Subsidiaries;

(b)          all Cash Equivalents of the Seller and each of its Subsidiaries (including, for the avoidance of doubt, the Excluded Subsidiaries);

(c)          the Seller’s interests in the real property leases listed on Section 2.1(c) of the Disclosure Schedule (the “Transferred Leased Real Property”), together with all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements owned by the Seller located on or attached to the Transferred Leased Real Property;

(d)          all fixed assets and tangible personal property owned by or otherwise in the control of the Seller, including (i) all furniture, fixtures, machinery, equipment, supplies, computer hardware and Software, and (ii) all other fixed assets and tangible personal property used in or related to the Business (collectively, the “Tangible Personal Property”), except the Tangible Personal Property listed on Section 2.2(k) of the Disclosure Schedule;

(e)          all Transferred Intellectual Property and goodwill associated therewith, and all rights to sue for past, present and future infringements thereof, including the right to receive proceeds and damages therefrom, including the Registered Intellectual Property listed in Section 4.13(a) of the Disclosure Schedule identified as owned (or purported to be owned) by the Seller;

(f)           all data, databases, data sets, data files and other collections of data or rights in data owned by the Seller or licensed under Assumed Contracts, including all Business Data, and all rights in, to and under any of the foregoing (including all rights to access, use, store, process, exploit and disclose the same), in each case to the extent transferable and subject to applicable Law;

(g)          all of the Seller’s Contracts and its and their rights thereunder (the “Assumed Contracts”), expressly excluding the Contracts set forth in Section 2.2(c) of the Disclosure Schedule;

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(h)          all of the Seller’s accounts, billed and unbilled receivables and other amounts due to the Seller;

(i)           all of the Seller’s claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except to the extent in respect of any Excluded Asset;

(j)           all of the Seller’s rights under warranties, indemnities and all similar rights against third parties related to any Purchased Asset, any Transferred Subsidiary or any Assumed Liability;

(k)          all of the Seller’s franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a Governmental Entity, including those listed in Section 4.21(b) of the Disclosure Schedule, to the extent transferable;

(l)           all of the Seller’s books, records, supplier lists, customer lists, customer files and records, business forms, creative materials, advertising and promotional materials and other printed or written materials associated with the Business (subject, in the case of personnel records, to any required consent by Employees, it being understood that the Seller and the Buyer shall cooperate in good faith and use their respective reasonable best efforts to obtain such consent on or prior to the Closing Date);

(m)         all of the Seller’s goodwill associated with the Business and the Purchased Assets; and

(n)          all of the Benefit Plans, other than those Benefit Plans that either (i) are maintained by Seller or any Subsidiary (excluding, for the avoidance of doubt, any Transferred Subsidiary), including, without limitation, the Seller Equity Plans, the Seller ESPP and the Seller Equity Awards, or (ii) are terminated pursuant to Section 3.2(c)(xii), in either instance, including any assets related thereto, whether or not held in trust (such Benefit Plans, excluding Benefit Plans under clauses (i) and (ii), the “Purchased Benefit Plans”).

Section 2.2           Excluded Assets. Each of the Parties expressly understands and agrees that, notwithstanding anything to the contrary contained herein, the following assets and properties of the Seller or, solely to the extent listed on Section 2.2 of the Disclosure Schedule, any Transferred Subsidiary, in each instance, prior to the Closing (the “Excluded Assets”) shall be excluded from the Purchased Assets and shall remain assets and properties of the Seller, as applicable, following the Closing:

(a)          the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller and each Excluded Subsidiary;

(b)          all insurance policies of the Seller and all rights to applicable claims and proceeds under insurance policies of the Seller or any replacement or renewal policies therefor; provided, however, that nothing in this Section 2.2(b) is intended to diminish or nullify the rights granted to the Buyer in Section 6.13;

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(c)          the Contracts listed in Section 2.2(c) of the Disclosure Schedule;

(d)          all Benefit Plans other than the Purchased Benefit Plans, including any assets related thereto, whether or not held in trust;

(e)          all Tax attributes, including all net operating loss carryforwards, Tax refunds, credits, and prepayments of the Seller, to the extent permitted to be retained by Seller under applicable Law;

(f)           all rights to any Action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, solely to the extent in respect of any other Excluded Asset or Excluded Liability;

(g)          all guarantees, warranties, indemnities and similar rights in favor of the Seller solely in respect of any other Excluded Asset or Excluded Liability;

(h)          all rights of the Seller under the Transaction Documents;

(i)           all records and correspondence prepared by or on behalf of the Seller in connection with the sale of the Purchased Assets to the Buyer;

(j)           (i) all attorney-client privilege and attorney work-product protections held by Seller (“Legal Privileges and Protections”), including but not limited to those in connection with legal advice rendered to the Seller (including its Board of Directors and any committee thereof) or concerning the Transactions or any of the Transaction Documents, (ii) all documents and information subject to the Legal Privileges and Protections described in clause (i) of this Section 2.2(j) and (iii) all documents maintained by Seller in connection with the Transactions or any of the Transaction Documents;

(k)          the Tangible Personal Property listed on Section 2.2(k) of the Disclosure Schedule;

(l)           the Leases set forth in Section 2.2(l) of the Disclosure Schedule (the “Excluded Leases”);

(m)         all equity interests of any Subsidiary of the Seller that is not a Transferred Subsidiary (each, an “Excluded Subsidiary”); and

(n)          the Intellectual Property listed in Section 2.2(n) of the Disclosure Schedule (the “Excluded Intellectual Property”)

(o)          assets set forth in Section 2.2(o) of the Disclosure Schedule.

Section 2.3           Transfer and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, concurrently with the purchase of the Purchased Assets at the Closing, the Seller shall convey, assign and transfer to the Buyer, and the Buyer shall assume and agree to pay, perform and discharge when due, all Liabilities of the Seller, other than (x) the Excluded Liabilities set forth in Section 2.4, (y) any Liabilities of Seller or any of its Subsidiaries to the extent they arise as a result of any pre-Closing breach by the Seller or any of its Subsidiaries of any Contract included in the Purchased Assets, or (z) Liabilities relating to the Excluded Assets (collectively, the “Assumed Liabilities”), including, for the avoidance of doubt, but subject to the aforementioned exclusions, Liabilities arising in connection with the following:

(a)          any Purchased Asset;

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(b)          the employment or termination of employment or services of the Transferred Employees, in each case solely to the extent arising after the Closing;

(c)          subject in all instances to Section 2.4(f), and without limiting the generality of Section 2.3(b), solely those severance obligations set forth in Section 2.3(c) of the Disclosure Schedule, in each case to the extent arising after the Closing Date;

(d)          any Liabilities in respect of Taxes imposed on, or relating to, any Purchased Asset or Assumed Liability, including without limitation, any Taxes of any Transferred Subsidiary, for any taxable period beginning after the Closing Date (excluding, for the avoidance of doubt, any Taxes described in Section 2.4(k) or Section 2.4(n));

(e)          the actual amount of all fees, costs and expenses incurred or otherwise payable on account of services provided by any third party to the Seller or any of its Subsidiaries at or prior to the Closing, in each case in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, payable to the third party advisors listed in Section 2.3(e) of the Disclosure Schedule, up to an amount not to exceed $15,000,000 (the “Assumed Seller Transaction Expenses”); provided that, for the avoidance of doubt, the Buyer shall have no obligation to assume or pay any such fees, costs or expenses in excess of $15,000,000 (any such excess amounts, the “Excess Seller Transaction Expenses”);

(f)           all Third Party Claims to the extent (i) exclusively related to the Business, the Purchased Assets or the Assumed Liabilities and (ii) arising with respect to the operation of the Business, and the basis for which occurred, from and after the Closing (the “Assumed Third Party Claims”); provided that, for the avoidance of doubt, and notwithstanding anything contained herein to the contrary, the Assumed Third Party Claims shall not include, and the Buyer shall not assume, any Third Party Claim relating to (x) the Excluded Claims, (y) Excluded Employment Matters or (z) any Liabilities with respect to the Actions set forth in Section 2.3(f) of the Disclosure Schedule;

(g)          any Liability arising out of or relating to any immigration Law obligation, filing, petition, application, work permit, visa or other immigration-related approval with respect to any Transferred Employee, to the extent arising out of or resulting from (i) the Buyer’s or any of its Affiliates’ termination of such Transferred Employee’s employment or (ii) any other action or omission of the Buyer or any of its Affiliates with respect to such Transferred Employee, in each case, solely to the extent occurring after the Closing; and

(h)          the Purchased Benefit Plans, including any assets related thereto, whether or not held in trust (but only to the extent such Liability arises, and the basis for which occurred, with respect to events occurring following the Closing Date and excluding any Liabilities set forth in Section 2.4(e)).

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In the event that, from and after the Closing, any Action or claim is made against the Buyer (or any of its Affiliates, including, after the Closing, the Transferred Subsidiaries) with respect to any of the Assumed Liabilities, Buyer (and each of its Affiliates, including, after the Closing, the Transferred Subsidiaries) will have, and the Seller and each of the Excluded Subsidiaries hereby assigns to the Buyer and its Affiliates, any defense, counterclaim or right of setoff that would have been available to the Seller or any of its pre-Closing Subsidiaries, or in respect of the Business, if such claim had been asserted against the Seller, any of its pre-Closing Subsidiaries or the Business. The assumption, from and after the Closing, by the Buyer (or any of its Affiliates) of the Assumed Liabilities and the transfer of the Assumed Liabilities by the Seller will in no way expand the rights or remedies of any Person against the Buyer (or any of its Affiliates, including, after the Closing, the Transferred Subsidiaries) or the Seller or their respective officers, directors, employees, stockholders and advisors as compared to the rights and remedies that such Person would have had against such parties had the Buyer (or any of its Affiliates) not assumed the Assumed Liabilities.

Section 2.4           Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, at and following the Closing, the Seller shall retain and remain responsible for paying, performing and discharging when due, and the Buyer shall not assume, the following Liabilities (the “Excluded Liabilities”), whether arising prior to, on or after the Closing Date:

(a)          any Liabilities in respect of any Excluded Asset;

(b)          any Liability arising out of or related to the employment or engagement or termination of employment, engagement or service of any Employee, Individual Independent Contractor or other service provider of the Seller or any Subsidiary (including any Transferred Subsidiary) who is set forth in Section 2.4(b) of the Disclosure Schedule (collectively, the “Excluded Employees” and, such Liabilities, the “Scheduled Employee Liabilities”);

(c)          any Liability arising out of or relating to the employment or engagement, or the termination of employment, engagement or service, of any current or former applicant, Employee, officer, director, Individual Independent Contractor or other individual service provider of the Seller or any Subsidiary (including any Transferred Subsidiary) (including the Excluded Employees), in each case to the extent arising or accruing on or prior to the Closing, or based on or related to any facts, events, practices, circumstances, acts or omissions occurring on or prior to Closing, in both cases including any such Liabilities relating to (i) any violation of applicable Laws with respect to equal employment opportunity, the WARN Act, harassment, discrimination or retaliation (including whistleblower retaliation), wrongful termination, wages, hours, overtime or other compensation or fees of any kind, worker classification, overtime classification, statutory entitlements, employee benefits, leaves of absence, immigration, or workers’ compensation or other similar employment, labor or benefits Laws, in each case, as the applicable Laws are in effect on or prior to the Closing; (ii) accrued but unpaid wages, salaries, commissions, bonuses, incentive compensation, fees, expense reimbursements, vacation, sick leave, paid time off, notice, pay in lieu of notice, statutory entitlements or other compensation or employment-related amounts earned, accrued or otherwise attributable to any period ending on or prior to the Closing; (iii) the pro rata amount of any bonus or commission as measured through the Closing Date payable pursuant to any bonus or commission plan, Contract or other similar arrangement adopted or otherwise entered into by Seller or any Subsidiary (including any Transferred Subsidiary) at any time prior to the Closing but excluding any annual bonus payable pursuant to the annual bonus plan for Seller and its pre-Closing Affiliates for the current fiscal year, a copy of which was made available to Buyer; and (iv) any separation, severance, consulting or settlement arrangement or agreement entered into or agreed to by Seller or any of its Subsidiaries (including the Transferred Subsidiaries) on or prior to the Closing with any Employee, Excluded Employee, applicant, officer, director, Individual Independent Contractor or other service provider (collectively, the “Pre-Closing Employee Liabilities”);

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(d)          any Liability arising under the WARN Act to the extent arising out of, relating to or resulting from any employment loss, plant closing, mass layoff, collective redundancy, group termination or similar event occurring on or prior to the Closing or otherwise attributable to pre-Closing headcount changes or employment losses (collectively, the “Pre-Closing WARN Liabilities”);

(e)          any Liability of Seller or any Subsidiary (including any Transferred Subsidiary) or any of its ERISA Affiliates arising out of or relating to any Benefit Plan of Seller or any of its Subsidiaries (including the Transferred Subsidiaries) other than the Purchased Benefit Plans, including, without limitation, with respect to (i) any claims the basis for which occurred on or prior to the Closing Date under any such Benefit Plan (including, without limitation, any self-insured welfare plan (as defined in Section 3(1) of ERISA)), whether or not reported, made or outstanding as of the Closing Date, and (ii) any Liability arising as a result of any failure to comply with any applicable Laws or the terms of any such Benefit Plan (the “Excluded Benefits Claims”);

(f)           any Liability arising out of or otherwise relating to (i) the termination of employment of the Excluded Employees, (ii) any immigration Law obligation, filing, petition, application, work permit, visa or other immigration-related approval with respect to any Employee or Transferred Employee, to the extent arising out of or resulting from any act, omission, violation, noncompliance or failure of the Seller or any of its Affiliates occurring on or prior to the Closing Date, including any failure to obtain, maintain, amend, renew or comply with any such filing, petition, application, work permit, visa or approval, or (iii) the application of Sections 280G or 4999 of the Code, including (A) any excise Tax imposed under Section 4999 of the Code on any “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the Transaction, (B) any loss, disallowance or non-deductibility of any Tax deduction otherwise available to the Seller, any Transferred Subsidiary or the Buyer as a result of the application of Section 280G of the Code in connection with the Transactions, and (C) any obligation to gross-up, indemnify, reimburse, compensate or otherwise make whole any Person for any Tax described in clause (A) (together with any payroll, employment or similar Taxes imposed with respect to any of the foregoing) ((i), (ii) and (iii), collectively, the “Excluded Employee Liabilities”);

(g)          any Liability arising out of or relating to any severance, separation, retention, change-in-control, transaction bonus or other payments or benefits arising pursuant to any Contracts or agreements, plans, commitments or arrangements entered into or agreed to by Seller or any of its Subsidiaries (including any Transferred Subsidiary) prior to Closing that are to be paid or provided to any Person, including any Transferred Employee or any current or former officer, director, applicant, Employee, Excluded Employee, Individual Independent Contractor or other service provider of the Seller, in each case whether such obligation to pay or provide such payments or benefits arises before, on or after the Closing, in each instance, other than those Liabilities expressly set forth in Section 2.3(c) of the Disclosure Schedule (the “Transaction Bonus Liabilities” and, together with the Scheduled Employee Liabilities, Pre-Closing Employee Liabilities, the Excluded Employee Liabilities, the Pre-Closing WARN Liabilities, the Excluded Benefits Claims, and any claims related to any matters set forth on Section 2.3(f) of the Disclosure Schedule, the “Excluded Employment Matters”);

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(h)          any Liability arising out of or otherwise relating to any Action commenced or asserted against the Seller, any of its Subsidiaries (including any Transferred Subsidiary) or any of their respective Representatives relating to the negotiation, execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of any of the Transactions, including, but not limited to, any Actions commenced or asserted by any lender to the Seller or any Subsidiary (including any Transferred Subsidiary) or any of the pre-Closing stockholders of the Seller or otherwise related to the foregoing, including, for the avoidance of doubt, any derivative claims associated therewith (the “Excluded Transaction Claims”);

(i)           any Liability arising out of or relating to any Action, threatened Action, internal complaint or grievance, including by any current or former applicant, Employee, Excluded Employee, officer, director, Individual Independent Contractor or other service provider, that was commenced or asserted prior to the Closing against the Seller, any of its Subsidiaries or any of their respective Representatives, or that arises out of or relates to any facts, events, circumstances, acts or omissions occurring or existing on or prior to the Closing, including any Action arising under federal or state securities Laws or otherwise with respect to any Excluded Employment Matter (the “Pre-Closing Actions” and, together with the Excluded Transaction Claims, the “Excluded Claims”);

(j)           any Liability with respect to the Excluded Leases or Subleases related thereto;

(k)          any Liability in respect of (i) any Taxes of, or imposed on, the Seller for any taxable period with respect to any income or gain recognized from the transfer of Purchased Assets under this Agreement, (ii) any other Taxes of, or imposed on, the Seller not described in Section 2.3(d) for any taxable period; (iii) Taxes imposed on, or relating to, any Purchased Asset or Assumed Liability, including, without limitation, any Taxes of any Transferred Subsidiary, for any Pre-Closing Tax Period; and (iv) Seller’s allocable share of Transfer Taxes pursuant to Section 7.3.

(l)           any Liability for indemnification, contribution or reimbursement obligations of the Seller or any Transferred Subsidiary, whether arising by Contract, operation of Law or otherwise, in each case to the extent relating to any act, omission, event, occurrence or state of facts existing or occurring on or prior to the Closing, in each case, except to the extent of amounts actually recovered by Buyer pursuant to any representation and warranty policy obtained by Buyer in connection with the Transactions (taking into account the deductible thereunder); provided that, to the extent such amounts are reasonably expected to be covered under any representation and warranty policy obtained by Buyer, (x) Buyer shall use commercially reasonable efforts (which, for the avoidance of doubt, shall not require the commencement of any Action against any insurer) to make a claim under any representation and warranty policy obtained by Buyer in connection with the Transactions and (y) for the avoidance of doubt, Buyer may make a claim against the Seller and any insurer under any such representation and warranty policy simultaneously; provided, further, that to the extent Buyer receives recoveries from both Seller and the insurer, in the aggregate, in excess of its actual Losses with respect to any such claim, Buyer shall remit such excess to Seller within thirty (30) days of Buyer’s receipt thereof;

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(m)         any Indebtedness of the Seller or any of its Subsidiaries, including, but not limited to, any Transaction Expenses and Excess Seller Transaction Expenses (not including, for the avoidance of doubt, the Assumed Seller Transaction Expenses);

(n)          any Bulk Sales Liabilities;

(o)          any Liability arising out of or related to the Contracts or other matters set forth in Section 2.4(o) of the Disclosure Schedule;

(p)          any Liabilities of Seller or any of its Subsidiaries (including any Transferred Subsidiary) to the extent they arise as a result of any pre-Closing breach by the Seller or any of its Subsidiaries of any Contract included in the Purchased Assets;

(q)          any Liability arising out of or relating to the acceleration of the vesting, payment or delivery of any Seller Option, Seller RSU or other equity or equity-based award issued by Seller or its Subsidiaries (including the Transferred Subsidiaries), in each case to the extent such acceleration occurs pursuant to the terms of any Seller Equity Plan or this Agreement; and

(r)           all Third Party Claims to the extent (i) related to the Business, the Purchased Assets or the Assumed Liabilities and (ii) arising with respect to the operation of the Business, and the basis for which occurred, prior to the Closing, in each case, except to the extent of amounts actually recovered by Buyer pursuant to any representation and warranty policy obtained by Buyer in connection with the Transactions (taking into account the deductible thereunder); provided that, to the extent such amounts are reasonably expected to be covered under any representation and warranty policy obtained by Buyer, (x) Buyer shall use commercially reasonable efforts (which, for the avoidance of doubt, shall not require the commencement of any Action against any insurer) to make a claim under any representation and warranty policy obtained by Buyer in connection with the Transactions, and (y) for the avoidance of doubt, the Buyer may make a claim against the Seller and any insurer under any representation and warranty policy simultaneously; provided, further, that to the extent Buyer receives recoveries from both Seller and the insurer, in the aggregate, in excess of its actual Losses with respect to any such claim, Buyer shall remit such excess to Seller within thirty (30) days of Buyer’s receipt thereof.

Section 2.5            Purchase Price; Purchase Price Adjustments.

(a)          In consideration for the sale and transfer of the Purchased Assets, and on the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall (i) pay to the Seller an amount in cash equal to (A) the Base Purchase Price, minus (B) the amount, if any, by which the Minimum Cash Amount exceeds the Estimated Closing Cash (the “Estimated Cash Shortfall”), minus (C) the Estimated Closing Indebtedness (the “Closing Cash Payment”), and (ii) assume the Assumed Liabilities. The Closing Cash Payment shall be subject to adjustment following the Closing in accordance with this Section 2.5, and as so adjusted shall be the “Final Closing Cash Payment”. The Final Closing Cash Payment, together with the assumption of the Assumed Liabilities, shall be the “Purchase Price”. For the avoidance of doubt, (x) no adjustment to the Closing Cash Payment shall be made under clause (B) if the Estimated Closing Cash equals or exceeds the Minimum Cash Amount, and (y) there shall be no upward adjustment to the Closing Cash Payment or the Final Closing Cash Payment under Section 2.5(f) on account of Closing Cash in excess of the Minimum Cash Amount. The Purchase Price shall be allocated as provided for in Section 2.6.

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(b)          At least three (3) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a written statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith estimate of (i) (A) Closing Cash (the “Estimated Closing Cash”), and (B) Closing Indebtedness (the “Estimated Closing Indebtedness”), in each case determined as of immediately prior to the Closing, and (ii) on the basis of the foregoing, the Seller’s resulting calculation of the Closing Cash Payment. The Estimated Closing Statement shall be accompanied by reasonable documentation supporting the calculations set forth therein, including relevant schedules and underlying spreadsheets. Following delivery of the Estimated Closing Statement, the Seller shall make its Representatives reasonably available to discuss the Estimated Closing Statement with the Buyer and shall consider in good faith, and revise the Estimated Closing Statement to reflect, any reasonable comments of the Buyer prior to the Closing.

(c)          Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a written statement (the “Final Closing Statement”) setting forth the Buyer’s calculation of (i) (A) Closing Cash, and (B) Closing Indebtedness, in each case determined as of immediately prior to the Closing, and (ii) on the basis of the foregoing, the resulting Final Closing Cash Payment.

(d)          After receipt of the Final Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Final Closing Statement. During the Review Period, the Seller and the Seller’s Representatives shall have reasonable access to the working papers of the Buyer and its Representatives relevant to the review of the Final Closing Statement. On or prior to the last day of the Review Period, the Seller may object to the Final Closing Statement by delivering written notice to the Buyer of any dispute the Seller has with respect to the calculation, preparation or content of the Final Closing Statement (the “Notice of Disagreement”); provided that if the Seller does not deliver a Notice of Disagreement to the Buyer before the expiration of the Review Period, the Final Closing Statement will be final, conclusive and binding on the Parties. Such Notice of Disagreement shall identify in reasonable detail those items and amounts to which the Seller objects (the “Disputed Items”), as well as the Seller’s alternative calculations of such items and amounts (including supporting documentation). The Notice of Disagreement may not be amended, supplemented or modified, and any item that the Seller fails to identify in the Notice of Disagreement shall be deemed final and binding between the Parties and shall be precluded as a Disputed Item or used for purposes of calculation of a Disputed Item. Upon the Buyer’s receipt of the Notice of Disagreement, the Buyer and its Representatives shall be permitted to review the documentation and calculations used by the Seller and its Representatives in preparation of the Notice of Disagreement. If the Notice of Disagreement is delivered by the Seller on or prior to the last day of the Review Period, then the Final Closing Statement (as revised in accordance with this Section 2.5) shall become final and binding upon the Seller and the Buyer on the earlier of (A) the date the Seller and the Buyer resolve in writing all differences they have with respect to the Disputed Items and (B) the date all Disputed Items are finally resolved in writing by the Accounting Firm.

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(e)          During the thirty (30) day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they have with respect to the Disputed Items specified in the Notice of Disagreement and agree on a final and binding determination of such Disputed Items. If any Disputed Item specified in the Notice of Disagreement remains in dispute at the end of such thirty (30) day period, then the Seller and the Buyer shall engage the Accounting Firm to resolve any and all such Disputed Items and, no later than ten (10) Business Days following such engagement, shall submit to the Accounting Firm in writing their respective positions with respect to any and all Disputed Items that remain in dispute and that were included in the Notice of Disagreement. The Seller and the Buyer shall jointly instruct the Accounting Firm that it (1) shall review only the Disputed Items that were included in the Notice of Disagreement and that remain in dispute, (2) shall make its determination in accordance with the requirements of this Section 2.5 and based solely on the written submissions of the Seller and the Buyer and their respective Representatives and not by independent review, (3) shall not assign a value to any Disputed Item greater than the greatest value for such item claimed by the Buyer, on the one hand, or the Seller, on the other hand, nor less than the smallest value for such item claimed by the Buyer, on the one hand, or the Seller, on the other hand, within the Final Closing Statement and Notice of Disagreement, respectively, and (4) shall render its written decision as promptly as practicable, but in no event later than fifteen (15) days after submission to the Accounting Firm of the last to be submitted of all Disputed Items in dispute or such longer period as the Accounting Firm may reasonably require; provided, however, that the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm. For the avoidance of doubt, neither the Seller nor the Buyer shall initiate any ex parte communications with the Accounting Firm, although any party may respond to any questions posed by the Accounting Firm in any manner requested by the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Final Closing Statement and whether the Closing Cash, and the Closing Indebtedness as calculated in the Final Closing Statement were calculated in accordance with the applicable definitions herein and this Section 2.5, and the Accounting Firm is not authorized or permitted to make any other determination. Any determination by the Accounting Firm, and any work or analysis performed by the Accounting Firm in connection with its resolution of any dispute under this Section 2.5, shall not be admissible in evidence in any Action between the Seller and the Buyer, other than to the extent necessary to enforce any payment obligation under Section 2.5(f). Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to any matter contemplated by this Agreement, except as set forth in this Section 2.5. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.5. The certificate of the Accounting Firm shall be final, conclusive and binding on the Parties, absent manifest error or fraud. The fees and expenses of the Accounting Firm in its capacity as such shall be borne by the Seller and the Buyer in inverse proportion as such Parties may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees, costs and expenses of the Buyer incurred in connection with its preparation of the Final Closing Statement, its review of any Notice of Disagreement and its preparation of any written submission to the Accounting Firm shall be borne by the Buyer, and the fees, costs and expenses of the Seller incurred in connection with its review of the Final Closing Statement, its preparation of any Notice of Disagreement and its preparation of any written submission to the Accounting Firm shall be borne by the Seller.

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(f)           Within five (5) Business Days after the Final Closing Cash Payment is finally determined in accordance with this Section 2.5 (including by failure to timely deliver the Notice of Disagreement), one of the following additional adjustments shall be made:

(i)           if the Final Closing Cash Payment exceeds the Closing Cash Payment (such excess amount, the “Excess Amount”), then the Buyer shall pay, or cause to be paid, to the Seller an amount equal to the Excess Amount by wire transfer of immediately available funds to such bank account of the Seller or any of its Affiliates designated in writing by the Seller; provided, however, that no portion of the Excess Amount, if any, shall be attributable to any increase in the amount of Closing Cash above the Minimum Cash Amount;

(ii)          if the Closing Cash Payment exceeds the Final Closing Cash Payment (such shortfall amount, the “Shortfall Amount”), then the Seller shall pay, or cause to be paid, to the Buyer an amount equal to the Shortfall Amount by wire transfer of immediately available funds to such bank account of the Buyer or any of its Affiliates designated in writing by Buyer; or

(iii)         if the Final Closing Cash Payment is equal to the Closing Cash Payment, then no further action or adjustment shall be made.

(g)          Any payment made pursuant to this Section 2.5 shall be treated by the Parties as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.

Section 2.6            Purchase Price Allocation.

(a)          Within one hundred twenty (120) days following the Closing, the Buyer shall deliver a draft allocation of the Purchase Price (including any Assumed Liabilities and any other amounts required to be treated as consideration for the Purchased Assets (including, for the avoidance of doubt, the Transferred Subsidiaries) for U.S. federal income Tax purposes) (the “Tax Purchase Price”) as between (i) as to the portion of the Tax Purchase Price allocable to the equity interests in the Section 338 Subsidiaries, as applicable, among the assets of such Section 338 Subsidiaries and (ii) as to the portion of the Tax Purchase Price allocable to all other Purchased Assets, among such Purchased Assets (the allocation described in this Section 2.6(a), the “Purchase Price Allocation”) to Seller for its review and comment. The Purchase Price Allocation shall be prepared in accordance with Section 338 and Section 1060 (in each case, as applicable) of the Code, the Treasury Regulations promulgated thereunder (as applicable), and the methodology set forth on Exhibit B.

(b)          The Seller shall be entitled to propose to Buyer any reasonable changes (such proposal, an “Allocation Objection Notice”) to the draft Purchase Price Allocation within twenty (20) days of its receipt thereof. If Seller timely delivers an Allocation Objection Notice to Buyer, the Parties shall negotiate in good faith and shall use their reasonable efforts to agree upon the Purchase Price Allocation. If the Parties are unable to resolve any dispute with respect to the draft Purchase Price Allocation within twenty (20) days after the delivery of the Allocation Objection Notice, such dispute shall be resolved by the Accounting Firm, with costs being borne in inverse proportion as the parties may prevail (as determined by the Accounting Firm in writing) on the matters resolved by the Accounting Firm.

(c)          The Purchase Price Allocation, as finally determined pursuant to the procedures set forth in Section 2.6(b), shall be binding on the Parties, and the Parties agree to use such Purchase Price Allocation for all Tax purposes. The Parties shall file, or cause to be filed, all Tax Returns, including Internal Revenue Service (“IRS”) Form 8594 and IRS Form 8883 (or any comparable form under state, local or foreign Tax Law) and any required attachments thereto, as applicable, in accordance with such Purchase Price Allocation. Neither the Buyer nor the Seller nor their respective Affiliates shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with such Purchase Price Allocation, nor shall the Buyer or the Seller or their respective Affiliates in any way represent that such Purchase Price Allocation is not correct, unless otherwise required by applicable Law. Any adjustments to the components of the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Purchase Price Allocation.

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Section 2.7           Consents from Third Parties.

(a)          Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Permit) or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Seller or, upon transfer, the Buyer or any Transferred Subsidiary under such asset. If any transfer or assignment by the Seller to, or any assumption by the Buyer of, any interest in or liability, obligation or commitment under any asset requires the consent of a Third Party, then such assignment or assumption shall be made subject to such consent being obtained and, until the earlier of (x) the date such consent is obtained and (y) the date that is twelve (12) months after the Closing, the Seller shall use reasonable best efforts to obtain such consent. From the date of this Agreement and until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, the Parties shall use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all Third Parties that are necessary, proper or advisable to consummate the Transactions (e.g., with respect to the Leased Real Property, Intellectual Property and other ordinary course Contracts), subject to Section 6.5; provided, however, that none of the Seller or the Buyer shall be obligated to pay any consent fees, compensation payments or other consideration required by any Third Party in connection with obtaining any such permit, consent, approval or authorization. Nothing in this Section 2.7 shall limit, modify or otherwise affect any condition to the obligations of Buyer to consummate the Transactions as set forth in Article VIII.

(b)          If any such permit, consent, approval or authorization is not obtained prior to the Closing, then, if reasonably requested by the Buyer, the Seller shall, at the sole cost of the Buyer, cooperate in any lawful and reasonable arrangement reasonably proposed by the Buyer under which the Buyer shall obtain the economic claims, rights and benefits under the asset, Permit (including any foreign Permit), claim or right with respect to which the Third Party consent has not been obtained prior to Closing in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Buyer of any and all rights of the Seller against the other party to such Third Party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by the Seller of such rights, with the Buyer being solely responsible for the performance and discharge of the Seller’s obligations, in each case, to the extent permitted by applicable Law and the underlying Contract(s). Notwithstanding anything to the contrary in this Agreement, from and after the Closing, any and all costs and other expenses incurred by either Party due to the Buyer’s use of, or the Buyer’s reliance on, any of the Seller’s Permits shall be borne exclusively by the Buyer, and the Buyer shall indemnify the Seller for such costs and expenses, as well as any and all Losses of the Seller Indemnified Parties relating to the Buyer’s use of, or reliance on, the Seller’s Permits.

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(c)          Without limiting the foregoing, with respect to any asset, claim, right or Contract for which a Third Party consent has not been obtained prior to the Closing (each, a “Non-Assigned Asset”), from and after the Closing until the earlier of (i) the date such consent is obtained and such Non-Assigned Asset is assigned to the Buyer and (ii) the expiration of the term of such Non-Assigned Asset in accordance with its terms as in effect as of the Closing: (A) the Seller shall, and shall cause its Affiliates to, (1) continue to use reasonable best efforts to obtain such consent for the period set forth in Section 2.7(a) and (2) hold such Non-Assigned Asset, and all monies, benefits and other proceeds received thereunder, in trust for the benefit of, and shall promptly pay or deliver the same to, the Buyer; (B) to the extent the Buyer receives the economic claims, rights and benefits of a Non-Assigned Asset pursuant to this Section 2.7, the Buyer shall pay, perform and discharge, in a timely manner, the corresponding obligations of the Seller or its Affiliates to the extent arising under such Non-Assigned Asset from and after the Closing (other than any such obligation to the extent it constitutes an Excluded Liability or arises out of a breach or default occurring on or prior to the Closing); and (C) the Seller shall not, and shall cause its Affiliates not to, amend, modify, terminate, renew, extend or grant any consent or waiver under any such Non-Assigned Asset, or take any action (or omit to take any action) that would impair, diminish or adversely affect the rights or benefits of the Buyer therein, in each case without the prior written consent of the Buyer (which may be granted or withheld in the Buyer’s sole discretion).

Section 2.8          Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer and its Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law; provided, however, that if the Buyer (or any such Affiliate or agent) determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, except with respect to payments that are treated as compensation for services under applicable Law or, to the extent the Seller fails to provide the documentation set forth in Section 3.2(c)(iv), the Buyer shall (a) use commercially reasonable efforts to provide written notice to the Seller no less than two (2) days prior to the date on which such deduction or withholding is to be made with a written explanation of the requirement to deduct or withhold and (b) use commercially reasonable efforts to cooperate with the Seller to mitigate any such requirement to the maximum extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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ARTICLE III

THE CLOSING

Section 3.1           The Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place remotely by electronic (including pdf, DocuSign or otherwise) exchange of documents and signatures at 7:00 a.m., Eastern Time, on the date that is the second (2nd) Business Day following the satisfaction (or, to the extent permitted by Law, the waiver) of the conditions set forth in Article VIII (other than conditions that, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction (or, to the extent permitted by Law, the waiver) of such conditions) or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing. The date on which the closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.2           Closing Transactions; Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a)          the Buyer shall pay to the Seller an amount equal to the Closing Cash Payment in immediately available funds by wire transfer in accordance with written instructions provided by the Seller not less than three (3) Business Days prior to the Closing Date;

(b)          (i) the Seller shall deliver drafts of the Payoff Letters to the Buyer at least five (5) Business Days prior to the Closing Date, and shall deliver executed copies of the Payoff Letters to the Buyer at least two (2) Business Days prior to the Closing Date, and (ii) on behalf of the Seller and its Subsidiaries, the Buyer shall pay the amount payable to each counterparty or holder of the Closing Indebtedness to be discharged at the Closing pursuant to such Payoff Letters in accordance with the wire instructions specified in such Payoff Letter, in full satisfaction of such Closing Indebtedness;

(c)          the Seller shall deliver, or cause to be delivered, to the Buyer the following documents and other items duly executed by the applicable parties:

(i)	one or more bills of sale, assignment and assumption agreements, endorsements, assignments and other instruments of conveyance and assignment (without covenant or warranty except as provided hereunder), substantially in the form attached hereto as Exhibit C, executed by the Seller and the Excluded Subsidiaries, pursuant to which (A) the Seller and each Excluded Subsidiary shall sell, assign, transfer, convey and deliver to Buyer all of such Person’s right, title and interest in, to and under the Purchased Assets and (B) the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities (the “Bill of Sale and Assignment and Assumption Agreement”);
(ii)	a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied;
(iii)	a certificate executed by the Secretary of the Seller certifying that attached thereto is a true and correct copy of the resolutions of the Seller Board or unanimous written consent of the Seller Board authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the performance by the Seller of the Transactions;
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(iv)	a duly executed and completed IRS Form W-9 from the Seller;
(v)	lien releases, UCC-3 termination statements or other instruments, in form and substance reasonably satisfactory to the Buyer, evidencing the release and discharge, at or prior to the Closing, of all Liens (other than Permitted Liens) on the Purchased Assets and the assets of the Transferred Subsidiaries;
(vi)	duly executed stock powers, share transfer forms, assignments of equity interests and other instruments of transfer, in each case sufficient to vest in the Buyer good and valid title to all equity interests of each Transferred Subsidiary, free and clear of all Liens (other than Permitted Liens);
(vii)	to the extent practicable in a jurisdiction in which a Transferred Subsidiary is incorporated, certificates of good standing (or local equivalent documents) from the secretary of state or equivalent Governmental Entity of the jurisdiction under the Laws in which each Transferred Subsidiary is organized, in each case, dated within thirty (30) days prior to the Closing Date;
(viii)	an Intellectual Property assignment agreement, substantially in the form attached hereto as Exhibit D (the “IP Assignment Agreement”), together with separate assignments, in form and substance reasonably acceptable to the Buyer and suitable for recordation with the applicable Governmental Entity, in respect of (A) the Patents, (B) the Marks, (C) the registered Copyrights and (D) the Internet Domain Names, in each case included in the Transferred Intellectual Property (collectively with the IP Assignment Agreement, the “IP Assignments”);
(ix)	all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement, and all such other documents, certificates and instruments as the Buyer shall reasonably request to give effect to the Transactions or to vest in the Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Liens, except Permitted Liens; and
(x)	a restrictive covenant agreement, substantially in the form attached hereto as Exhibit E, duly executed by the Founder;
(xi)	evidence, in form and substance reasonably satisfactory to Buyer, the (A) the Capchase Agreement has been terminated and all Liens granted thereunder on the Purchased Assets and the assets of the Transferred Subsidiaries have been fully released and discharged and (B) the Affiliate Contracts have been settled, paid off, eliminated or terminated in accordance with Section 6.18(a);
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(xii)	copies of executed consents, resolutions, plan amendments and other evidence reasonably satisfactory to the Buyer that each Transferred Subsidiary has terminated (A) each Benefit Plan maintained by such Transferred Subsidiary that is intended to be qualified under Section 401(a) of the Code in each case in accordance with its terms and all applicable Laws, with each such termination to be effective no later than the day immediately prior to the Closing Date, and (B) each other Benefit Plan maintained by such Transferred Subsidiary that Buyer has, prior to the Closing, requested be terminated, in each case, in accordance with its terms and all applicable Laws, with each such termination to be effective no later than immediately prior to the Closing; and
(xiii)	duly executed resignation letters, effective as of the Closing, of each director and officer of each Transferred Subsidiary, in a form reasonably acceptable to the Buyer.

(d)          at least five (5) Business Days prior to the Closing Date, the Seller shall provide, or cause to be provided, to the Buyer such documents as the Buyer may reasonably request to confirm the Seller’s compliance with Section 6.1(b)(viii) and Section 6.1(b)(xx), including with respect to the recognition, incurrence, payment, acceleration, delay or prepayment of accounts receivable, accounts payable and other current Liabilities relating to the Business.

(e)          the Buyer shall deliver to the Seller the following duly executed documents and other items:

(i)	the Bill of Sale and Assignment and Assumption Agreement;
(ii)	the IP Assignments;
(iii)	such other instruments of assumption providing for the assumption of the Assumed Liabilities as may be necessary, in form and substance reasonably satisfactory to the Seller;
(iv)	a certificate of an authorized officer of the Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied; and
(v)	a certificate executed by the Secretary of the Buyer certifying that attached thereto is a true and correct copy of written consent of the Buyer Board authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the performance by the Buyer of the Transactions.
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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (a) the Seller SEC Documents filed (but not furnished) by the Seller with the SEC and publicly available on or after April 16, 2026 and at least three (3) Business Days prior to the date of this Agreement (excluding any disclosures set forth under the caption “Risk Factors” and any disclosure of risks included only in any “forward-looking statements” disclaimer contained in any Seller SEC Document, in each case to the extent they are general, cautionary or predictive in nature (it being understood that specific historical factual information contained within such headings, disclosures or statements shall not be excluded)) or (b) the disclosure schedule delivered by the Seller to the Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Seller represents and warrants to the Buyer as follows. Each numbered Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Article IV and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on the face of such disclosure.

Section 4.1           Organization and Qualification; Seller Capitalization; Subsidiaries.

(a)          Each of the Seller and each of the Transferred Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Seller and each Transferred Subsidiary has requisite corporate or other legal entity, as applicable, power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Seller and each Transferred Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Seller has delivered or caused to be delivered to the Buyer accurate and complete copies of the currently effective certificate of incorporation of the Seller (the “Seller Charter”) and bylaws of the Seller (the “Seller Bylaws”), and the Organizational Documents of each Transferred Subsidiary, in each case as in full force and effect as of the date of this Agreement. The Seller is not in violation of the Seller Charter or the Seller Bylaws, and the Transferred Subsidiaries are not in violation of their respective Organizational Documents.

(c)          The authorized capital stock of the Seller consists of (i) 3,263,659 shares of Class A Common Stock of the Seller, par value $0.001 per share (“Class A Common Stock”), (ii) 500,000,000 shares of Class B Common Stock of the Seller, par value $0.001 per share (“Class B Common Stock”), and (iii) 10,000,000 shares of Preferred Stock of the Seller, par value $0.001 per share (“Preferred Stock”). As of 5:00 p.m., Eastern Time, on July 17, 2026 (such time and date, the “Capitalization Date”), (A) 3,263,659 shares of Class A Common Stock were issued and outstanding; (B) 43,772,502 shares of Class B Common Stock were issued and outstanding; (C) no shares of Preferred Stock were issued and outstanding; and (D) no shares of Seller Common Stock were held by the Seller as treasury shares. From the Capitalization Date to the date hereof, the Seller has not issued or granted any equity securities other than pursuant to the exercise or settlement of Seller Equity Awards granted prior to the date hereof.

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(d)          As of the Capitalization Date, there were outstanding the following (collectively, the “Seller Equity Awards”): (i) Seller Options to acquire 33,242 shares of Class B Common Stock having a weighted average exercise price of $27.68 per share, (ii) warrants to purchase 1,215,287 shares of Class B Common Stock having a weighted average exercise price of $0.10 per share (the “Seller Warrants”), and (iii) Seller RSUs in respect of 4,915,535 shares of Class B Common Stock. In addition, as of the Capitalization Date, approximately 210,000 shares of Class B Common Stock are subject to outstanding purchase rights under the Seller ESPP (based on the closing price per share of Seller Common Stock of $3.48 on July 17, 2026 and assuming employee contributions continue until the purchase date at the levels in place as of the Capitalization Date).

(e)          Except for the Seller Common Stock, Seller Equity Awards and Seller Warrants, there are no (i) outstanding shares of capital stock or other equity or voting securities of the Seller, (ii) securities convertible into or exchangeable or exercisable for shares of capital stock or other equity or voting securities of the Seller, or (iii) options, warrants, calls, subscriptions, preemptive rights, rights of first refusal or other rights, agreements or commitments obligating the Seller to issue, transfer, sell, repurchase or redeem any such securities.

(f)           Section 4.1(f) of the Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of the Transferred Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Transferred Subsidiary, (ii) each jurisdiction in which each Transferred Subsidiary is qualified or licensed to do business as a foreign entity, (iii) the number and class of shares (or equity interests) of each Transferred Subsidiary duly issued and outstanding, (iv) the names of all stockholders or other equity owners of each Transferred Subsidiary and (v) the name of each director and officer (or equivalent) of each Transferred Subsidiary. Except for the Transferred Subsidiaries, the Seller does not own, directly or indirectly, any Subsidiaries or any equity interest in any other Person, and the Seller and the Transferred Subsidiaries are the only entities that participate in the conduct of the Business or that own any of the Purchased Assets. The Seller owns, directly or indirectly, all of the outstanding shares of capital stock or equity interests of, and has the power to direct or cause the direction of the management and policies of, each Transferred Subsidiary. The outstanding shares of capital stock or equity interests of each Transferred Subsidiary are validly issued, fully paid and non-assessable (or comply with such similar concepts applicable to Transferred Subsidiaries that are organized outside of the United States), were issued in compliance with applicable Laws, and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Seller or any Transferred Subsidiary are owned by them, and will be transferred to the Buyer at the Closing, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws).

(g)          With respect to each Transferred Subsidiary, there are (i) no other shares of capital stock, or other securities issued and outstanding or reserved for issuance, (ii) no rights to receive shares on a deferred basis or otherwise, (iii) no stock appreciation rights or other similar rights, (iv) no securities convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, voting securities or other securities, (v) no agreements or other rights to acquire or subscribe from any such Transferred Subsidiary, and no obligation of any such Transferred Subsidiary to issue capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or other securities of any Transferred Subsidiary, and (vi) no restrictions relating to the rights of the Seller to vote or to dispose of (or cause to be voted or disposed of) any shares of the capital stock (or other securities) of any of the Transferred Subsidiaries. No bonds, debentures, notes or other indebtedness of any Transferred Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote, are issued or outstanding. There are no rights or obligations, contingent or otherwise (including rights of first refusal of any Transferred Subsidiary), of any Transferred Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Transferred Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Person. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which any Transferred Subsidiary is a party, or by which it or they are bound. There are no registration rights or other similar agreements, arrangements or understandings to which any Transferred Subsidiary is a party, or by which any such Transferred Subsidiary is bound, obligating any such Transferred Subsidiary with respect to its securities.

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(h)          Each Excluded Subsidiary does not own, lease or otherwise hold any assets, properties or rights (other than cash and other assets incidental to maintaining such Excluded Subsidiary’s corporate existence, and other than any assets, properties or rights that constitute Purchased Assets), is not party to or bound by any Contract (other than any Contract solely relating to its dissolution, winding up or maintenance of such Excluded Subsidiary’s corporate existence, and other than any Contract that constitutes a Purchased Asset), does not have any Liabilities (other than Liabilities incidental to maintaining such Excluded Subsidiary’s corporate existence, and other than any Liabilities that constitute Assumed Liabilities), and does not conduct any business or operations of any kind other than in connection with the foregoing.

Section 4.2            Corporate Authority; Board Recommendation.

(a)          The Seller has the requisite corporate power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Seller is a party and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Seller, except for the Seller Stockholder Approval, which will be obtained by the Written Consent approving and adopting this Agreement and approving the sale of the Purchased Assets pursuant hereto and the other Transactions, by the holders of a majority of the voting power of the outstanding shares of Seller Common Stock entitled to vote thereon, voting as a single class in accordance with Section 271 of the DGCL (the “Seller Stockholder Approval”). The Seller Stockholder Approval obtained by the delivery of the Written Consent of the Majority Stockholders is the only vote or consent of the holders of any class or series of Seller capital stock necessary to approve and adopt this Agreement and to approve the sale of the Purchased Assets and the other Transactions, and no other vote, consent or approval of, or meeting of, the holders of any other class or series of Seller capital stock is required in connection therewith. As of the date of this Agreement, the Majority Stockholders are the record and beneficial owners of, and have the right to vote, shares of Seller Common Stock representing voting power sufficient to constitute the Seller Stockholder Approval, and the execution and delivery by the Majority Stockholders of the Written Consent is sufficient, without the vote, consent or approval of any other holder of Seller capital stock, to obtain and constitute the Seller Stockholder Approval in accordance with the DGCL, the Seller Charter and the Seller Bylaws. As of the date of this Agreement, the Seller Board, by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held at which a quorum of directors of the Seller was present, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Seller and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) directed that this Agreement and the Transactions be submitted to the Majority Stockholders for approval by Written Consent in accordance with Section 228 of the DGCL, Article VIII Section 5 of the Seller Charter and Section 2.10 of the Seller Bylaws, and (iv) resolved to recommend that the Seller’s stockholders approve this Agreement and the Transactions (clauses (i) through (iv), collectively, the “Board Recommendation”). As of the date of this Agreement, the Board Recommendation has not been rescinded, withdrawn, amended or modified.

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(b)          The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity.

(c)          Assuming the accuracy of the representation of Buyer set forth in the last sentence of Section 5.2, the Seller Board has taken all action necessary to render inapplicable to this Agreement, the Support Agreement and the Transactions (including the sale of the Purchased Assets and the Buyer’s acquisition of the Purchased Assets and the equity interests of the Transferred Subsidiaries) the restrictions on business combinations set forth in Section 203 of the DGCL and any other Takeover Law, and any anti-takeover or similar provision in the Seller Charter or Seller Bylaws, that is or could become applicable to the Buyer, this Agreement, the Support Agreement or any of the Transactions. No other Takeover Law applies or purports to apply to Buyer, this Agreement, the Support Agreement or any of the Transactions.

Section 4.3           No Conflict; Filings and Consents.

(a)          The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller does not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller and the consummation of the Transactions will not, (i) conflict with or violate (whether after the giving of notice, lapse of time or both) any provision of the Seller Charter or Seller Bylaws, or the Organizational Documents of any Transferred Subsidiary, (ii) conflict with or violate (whether after the giving of notice, lapse of time or both) any Law applicable to the Seller or any Transferred Subsidiary or by which any Purchased Asset or any asset or property of any Transferred Subsidiary is bound or affected, or (iii) except as set forth in Section 4.3(a) of the Disclosure Schedule, violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Material Contract or Permit related to the Business, allow the imposition of any fees or penalties or require the making of any payment, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets or the assets and properties of the Transferred Subsidiaries under the terms of any Material Contract or Permit related to the Business to which the Seller or any Transferred Subsidiary is a party or by which the Seller, any Transferred Subsidiary or any Purchased Asset or any assets or properties of any Transferred Subsidiary is bound or subject, except, in the case of Section 4.3(a)(ii) and Section 4.3(a)(iii), for any such conflicts, violations or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(b)          The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller do not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller and the consummation of the Transactions will not, require any consent, approval, authorization or permit of or filing with or notification to any Governmental Entity, except for (i) the filing with the SEC of the preliminary and definitive Information Statement relating to the approval of this Agreement and the Transactions by Written Consent, (ii) the mailing of the Information Statement and any notices required under Section 228 of the DGCL, Regulation 14C under the Exchange Act and the Seller Charter and Seller Bylaws, (iii) such reports under the Exchange Act as may be required to be filed by the Seller in connection with this Agreement, the sale of the Purchased Assets and the other Transactions and (iv) compliance with the HSR Act and other Antitrust Laws and FDI Laws.

Section 4.4            SEC Filings; Financial Statements.

(a)          Since February 1, 2024, the Seller has filed with or otherwise furnished to (as applicable) the SEC, on a timely basis, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed or otherwise furnished by the Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing (or in the case of Seller SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates) and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date each such document was filed with or furnished to the SEC. None of the Subsidiaries of the Seller is, or has at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Seller SEC Document, and none of the Seller SEC Documents is the subject of any ongoing SEC review, inquiry, investigation or other proceeding.

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(b)          The Seller Financial Statements (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act), (iii) were prepared from, and are consistent with, the books and records of the Seller and its consolidated Subsidiaries, and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of the Seller and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act).

(c)          The Seller maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed in accordance with the general or specific authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Seller’s properties or assets. Except as disclosed in the Seller SEC Documents, since February 1, 2024, neither the Seller nor, to the Knowledge of the Seller, the Seller’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 under the Exchange Act) in the Seller’s internal control over financial reporting that has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting.

(d)          The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Seller are reasonably designed to provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by the Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Seller to make the certifications required under the Exchange Act with respect to such reports.

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Section 4.5            No Undisclosed Liabilities; Indebtedness.

(a)          Neither the Seller nor any Transferred Subsidiary has any Liabilities of any type required to be recorded or reflected on a balance sheet, including the footnotes thereto, prepared in accordance with GAAP, consistently applied, except (i) those that are adequately reflected or reserved against in the most recent balance sheet in the Seller Financial Statements as of the date of such balance sheet, (ii) those that are specifically disclosed in the Disclosure Schedule, (iii) those that have been incurred in the ordinary course of the Business since the date of the most recent balance sheet in the Seller Financial Statements (none of which results from any breach of Contract, tort, infringement or misappropriation of any Intellectual Property Right or violation of Law), and (iv) those arising out of this Agreement or the Transactions. As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Seller, or (B) off-balance sheet arrangements to which the Seller or any of the Transferred Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Seller SEC Documents or any obligations of the Seller or any of the Transferred Subsidiaries to enter into any such arrangements.

(b)          Section 4.5(b) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all indebtedness for borrowed money of the Seller and each Transferred Subsidiary, specifying for each item the obligor, the holder, the outstanding principal amount, accrued and unpaid interest as of the date hereof, the maturity date, and the amount of any prepayment, make-whole, breakage, defeasance, termination or similar premiums, fees or penalties in connection with the prepayment or termination thereof at the Closing. Except as set forth in Section 4.5(b) of the Disclosure Schedule, (i) neither the Seller nor any Transferred Subsidiary is in default under, or in breach or violation of, any such indebtedness for borrowed money or any other Indebtedness, (ii) no event has occurred that (with or without notice, lapse of time or both) would constitute a default or event of default under, or give any holder of any such indebtedness for borrowed money or any other Indebtedness the right to accelerate, demand payment of, or exercise any other rights or remedies with respect to, any such Indebtedness, and (iii) neither the Seller nor any Transferred Subsidiary has received any written notice from any holder, lender or agent in respect of any such indebtedness for borrowed money or any other Indebtedness asserting any default, event of default, acceleration or right of acceleration thereunder.

Section 4.6            Material Contracts.

(a)          Section 4.6(a) of the Disclosure Schedule lists each of the following Contracts to which the Seller or a Transferred Subsidiary is a party as of the date hereof or by which they or their assets are otherwise bound, except for Contracts that are Excluded Assets, Benefit Plans or Reorganization Documents (the “Material Contracts”):

(i)	any Contract that involves, as parties thereto, the Seller or any Transferred Subsidiary, on the one hand, and any of the directors, officers or other Affiliates of the Seller or any Transferred Subsidiary (excluding any Transferred Subsidiary) or any Person that owns or controls more than ten percent (10%) of any class of capital stock or other equity interest of the Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;
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(ii)	any Contract that is in respect of the indemnification of a director or executive officer of the Seller;
(iii)	any Contract that establishes or relates to a joint venture, partnership or similar arrangement involving the Seller or any Transferred Subsidiary;
(iv)	any Contract that is a license of Owned Intellectual Property material to the Business as currently conducted granted by the Seller or any Transferred Subsidiary, but excluding (A) any nonexclusive license to Owned Intellectual Property granted in the ordinary course of business for the Business Products on Seller’s form of end customer agreement or standard terms of service (copies of which have been Made Available to Buyer); (B) any non-disclosure agreements of the Seller or any Transferred Subsidiary on Seller’s form of agreement (which form has been Made Available to Buyer) or otherwise entered into in the ordinary course of business on customary terms; (C) any employee or contractor agreements of the Seller or any Transferred Subsidiary on Seller’s form of agreement or a Contract with equivalent terms made in the ordinary course of business (copies of which have been Made Available to Buyer) solely for purposes of enabling such employee or contractor to perform services for the Seller or any Transferred Subsidiary; (D) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (E) licenses to a service provider granted in the ordinary course of business on customary terms solely for the purpose of allowing such service provider to provide services to the Seller or any Transferred Subsidiaries (collectively, the “Non-Scheduled Outbound Contracts”);
(v)	any Contract that is a license of a Seller Licensed Intellectual Property material to the Business as currently conducted granted to the Seller or any Transferred Subsidiary, but excluding (A) Seller Licensed Intellectual Property relating to “shrink wrap,” “click wrap,” “click-through,” or similar generally commercially available end-user licenses to Software that (1) has not been modified or customized for any of the Seller or any Transferred Subsidiary, (2) is licensed for an annual fee under $100,000 and (3) is not incorporated into or integrated with the Business Products or Developing Business Products; (B) any non-disclosure agreements of the Seller or any Transferred Subsidiary on Seller’s form of agreement (which form has been Made Available to Buyer) or otherwise entered into in the ordinary course of business on customary terms; (C) any employee or contractor agreements of the Seller or any Transferred Subsidiary on Seller’s form of agreement or a Contract with equivalent terms (copies of which have been Made Available to Buyer) entered into in the ordinary course of business solely for purposes of enabling such employee or contractor to perform services for the Seller or any Transferred Subsidiary; (D) licenses for Open Source Software; (E) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement; and (F) licenses to the Seller or any Transferred Subsidiary granted in the ordinary course of business on customary terms and solely for the purpose of enabling the Seller or applicable Transferred Subsidiary to provide services to the licensor (collectively, the “Non-Scheduled Inbound Contracts”);
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(vi)	any Contract that involves a sharing of profits, losses, costs or liabilities in an amount or of a value in excess of $500,000 with any Person (other than any (A) Transferred Subsidiary or (B) merchant that uses the Seller’s online platform);
(vii)	any Contract that relates to the lease of (A) each Leased Real Property or (B) personal property that requires the payment by the Seller or any Transferred Subsidiary of more than $500,000 per year;
(viii)	any Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets or properties of the Seller or any Transferred Subsidiary that have a value in excess of $500,000;
(ix)	any Contract relating to Indebtedness in an aggregate principal amount in excess of $500,000;
(x)	any guarantee of any obligation of another Person (other than any Transferred Subsidiary) in an amount or of a value in excess of $500,000;
(xi)	any Contract that (A) contains any express restrictions prohibiting the Seller or any Transferred Subsidiaries or, after the Closing, the Buyer or any of their respective Affiliates, from competing or engaging in any material respect in any line of business or geographic area or soliciting or hiring any Person or that otherwise limit the freedom of any of the Seller or its Affiliates to compete with any Person, restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the Business Products or Developing Business Products or limit the freedom of the Seller or its Subsidiaries to use any Owned Intellectual Property prior to the Closing Date or (B) containing a “most-favored nation” or exclusivity provision;
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(xii)	any Contract (A) relating to the disposition or acquisition of assets by the Seller or its Subsidiaries with a value or purchase price greater than $500,000 after the date hereof other than in the ordinary course of the Business or (B) pursuant to which the Seller or any Transferred Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Seller;
(xiii)	any Contract pursuant to which the Seller or any Transferred Subsidiary has, directly or indirectly, made any material loan, capital contribution to or other investment, in each case in an amount in excess of $500,000, in, any Person (other than the Seller or any Transferred Subsidiary and other than (x) extensions of credit or advancement of funds in the ordinary course of the Business consistent with past practice and (y) investments in marketable securities in the ordinary course of the Business);
(xiv)	any collective bargaining agreement or other Contract with any labor union, works council, employee representative body or other labor organization (collectively, “Union Contract”);
(xv)	any Contract providing for the settlement, release, waiver or other resolution of any Action, threatened Action, internal complaint or grievance involving any current or former applicant, Employee, Excluded Employee, officer, director, Individual Independent Contractor or other individual service provider, or otherwise relating to any labor or employment matter, in each case, that has any unsatisfied, ongoing or continuing obligations;
(xvi)	any Contract with any current employee, officer, or director, that (A) is not terminable at will in the United States or, (B) is not terminable with minimum statutory notice or severance outside the United States;
(xvii)	any Contract with any current Individual Independent Contractor or other individual non-employee service provider that is not terminable on less than thirty (30) days’ advance written notice;
(xviii)	any Contract with any professional employer organization (“PEO”), employer of record (“EOR”), or any similar staffing, leasing or personnel services agency or organization;
(xix)	any Contract with any current or former employee, officer, director, Individual Independent Contractor or other individual service provider that contains any deferred compensation, retention bonus, change of control payment or benefit, severance entitlement in the United States, severance entitlement outside the United States that is in excess of minimum statutory severance requirements, notice of termination or pay in lieu entitlements in the United States or notice of termination or pay in lieu entitlements outside the United States that are in excess of the minimum statutory notice requirements, gratuity, end of service, or other similar arrangement for the benefit of any Employee;
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(xx)	any Contract providing for the settlement or other resolution of any Action that has any continuing payment obligation in excess of $500,000 and pursuant to which the Seller or any Transferred Subsidiary has any material outstanding obligation;
(xxi)	any Contract with a Top Customer or a Top Supplier;
(xxii)	any Assumed Contract under which the Seller or a Transferred Subsidiary has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or other violation with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice;
(xxiii)	any Contract that contains “take or pay”, minimum purchase, minimum spend or requirements commitments, or that obligates the Seller or any Transferred Subsidiary to purchase its total requirements of any product or service from a third party, in each case involving payments in excess of $500,000 per year, including any non-cancelable commitments relating to cloud infrastructure, hosting or data center services;
(xxiv)	any Contract with any Governmental Entity;
(xxv)	any dealer, distributor, reseller, original equipment manufacturer, value-added reseller, channel, referral, sales representative or similar Contract relating to the marketing, distribution, resale or referral of the Business Products;
(xxvi)	any Contract relating to letters of credit, surety bonds, performance bonds, security deposits or similar credit support instruments issued by or for the benefit of the Seller or any Transferred Subsidiary;
(xxvii)	any power of attorney granted by the Seller or any Transferred Subsidiary that is currently in effect (other than powers of attorney granted in the ordinary course of business that do not materially impair the operations of the Business); and
(xxviii)	any other Contract material to the Business.
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(b)          The Seller has delivered or Made Available to the Buyer copies of each Material Contract (except for any purchase orders), each of which is correct and complete in all material respects.

(c)          Each Material Contract is a valid and binding obligation of the Seller or the applicable Transferred Subsidiary party thereto and, (i) to the Knowledge of the Seller, each Material Contract is a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law), and is in full force and effect; (ii) except as set forth in Section 4.6(c) of the Disclosure Schedule, the Seller or the applicable Transferred Subsidiary party thereto is not in material breach or default under any Material Contract; (iii) Seller has not been given notice of cancellation of a Material Contract and, to the Knowledge of the Seller, none of the Material Contracts has been validly canceled by the other party thereto; (iv) to the Knowledge of the Seller, no other party is in material breach of, violation of, or default under any Material Contract; (v) except as set forth in Section 4.6(c) of the Disclosure Schedule, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default by the Seller or any Transferred Subsidiary under, or would result in the termination of, or permit the acceleration of or other change to any material right or obligation or the loss of any material benefit under, any Material Contract, (vi) except as set forth in Section 4.6(c) of the Disclosure Schedule, the Seller has not received any written claim of breach or default, or to the Knowledge of the Seller, oral claim of breach or default, under any such Material Contract, and (vii) neither the Seller nor any Transferred Subsidiary has received any written notice or, to the Knowledge of the Seller, oral notice of the intention of any other party to terminate, fail to renew, renegotiate or materially modify any Material Contract. There are no pending material disputes regarding any Material Contracts.

Section 4.7           Sufficiency of Assets. Except for the Excluded Assets, the Purchased Assets, together with the assets, properties, rights, Contracts, Permits, Intellectual Property, Systems, Business Data, books and records of the Transferred Subsidiaries and Transferred Employees, constitute all of the assets, properties, rights, Contracts, Permits, Intellectual Property, Systems, Business Data, books and records and personnel necessary and sufficient to conduct the Business, on a standalone basis, in all material respects in the manner conducted by the Seller and its Subsidiaries during the twelve (12)-month period immediately prior to the Closing and as currently conducted. All items of Tangible Personal Property required or necessary for the operation of the Business in the manner presently conducted by the Seller are in good operating condition, normal wear and tear excepted. No Transferred Subsidiary conducts, or has at any time conducted, any business other than the Business. No Transferred Subsidiary owns, or has any obligation to acquire, any equity interest in any Person other than another Transferred Subsidiary.

Section 4.8            Real Property.

(a)          The Seller does not own any real property.

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(b)          Section 4.8(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of all of the real property leased, subleased or licensed to the Seller or any Transferred Subsidiary or any office space that the Seller or any Transferred Subsidiary has a right to occupy under a services or membership agreement (the “Leased Real Property”), including (i) the address for any such leased real property; (ii) the title and date of and the parties to each Contract evidencing the applicable lease or sublease of each such leased real property, and any and all amendments, modifications, and side letters relating thereto, if any (each a “Lease”); (iii) the remaining term of each Lease (other than the Excluded Leases) (including any renewal options and their terms); (iv) the amount of any security deposit or letter of credit held by the landlord; (v) whether any sublease, license or other occupancy agreement exists with respect to any portion of the premises (collectively, “Subleases”); and (vi) whether any subordination, non-disturbance and attornment agreement is in effect between the tenant and any mortgagee or ground lessor. The Seller has provided the Buyer with correct and complete copies of each Lease.

(c)          Except as set forth in Section 4.8(c) of the Disclosure Schedule, as of the date of this Agreement, (i) the Seller or a Transferred Subsidiary, as applicable, has valid leasehold interests in the Leased Real Property, in each case, free and clear of all Liens (other than Permitted Liens), (ii) each Lease is in full force and effect, (iii) all rent and other material sums and charges payable thereunder are current and (iv) neither the Seller nor the Transferred Subsidiary party to such Lease has received written notice that it is currently in default in any material respect with respect thereto. Neither the Seller nor any Transferred Subsidiary is in material breach or default under or has received any written notice of default by any landlord of a Lease that remains outstanding, and, to the Knowledge of the Seller, no such landlord is in default under its Lease beyond any applicable notice, grace or cure period thereunder.

(d)          Except as set forth in Section 4.8(d) of the Disclosure Schedule, there is no Person other than the Seller or a Transferred Subsidiary in possession of any portion of the Leased Real Property, and no Contract grants any Person (other than the Seller or any Transferred Subsidiary) the right of use or occupancy of any portion of the Leased Real Property.

(e)          The Seller’s and the Transferred Subsidiary’s, as applicable, use of the Leased Real Property complies in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. All material Permits (including certificates of use and occupancy) required in connection with the use, occupation and operation of the Leased Real Property, in each case to the extent required to be obtained by the Seller or a Transferred Subsidiary, as applicable, under each applicable Lease, have been obtained and are in effect.

(f)           There are no pending or, to the Knowledge of the Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory legal proceedings relating to any portion of the Leased Real Property that are reasonably expected to materially and adversely affect the current use, occupancy or value thereof. To the Knowledge of the Seller, no fact or condition exists that could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to water, sewer or other utility services presently serving the Leased Real Property to the extent such services are material to the use of the Leased Real Property.

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(g)          Except as set forth in Section 4.8(g) of the Disclosure Schedule, (i) no Lease (other than the Excluded Leases) requires the consent of the landlord to the assignment of such Lease to the Buyer or the consummation of the Transactions, (ii) no Lease (other than the Excluded Leases) contains any provision that would give the landlord thereunder any right of termination, recapture, acceleration or modification of any term or condition of such Lease or right to receive any transfer premium as a result of a change of control of any Transferred Subsidiary, and (iii) no Lease (other than the Excluded Leases) requires payment of any transfer, assignment or similar fee to the landlord in connection with the Transactions.

Section 4.9           Title to Purchased Assets. The Seller or a Transferred Subsidiary has good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use all of the Purchased Assets and assets and properties of the Transferred Subsidiaries, free and clear of all Liens (other than Permitted Liens). At the Closing, the Buyer will acquire from the Seller and good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use, all of the Purchased Assets and the assets and properties of the Transferred Subsidiaries, free and clear of all Liens (other than Permitted Liens). None of the Purchased Assets or assets or properties of the Transferred Subsidiaries is subject to any Lien securing Indebtedness that will not be released and discharged at or prior to Closing, other than Permitted Liens.

Section 4.10         Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no, and during the past six (6) years there have not been any, Actions pending and, to the Knowledge of the Seller there are no Actions pending, nor are there any unresolved disputes reasonably expected to give rise to any Action, by or against the Seller or any Transferred Subsidiary (including any of their respective assets, properties or rights or any of their respective officers or directors in their capacity as such), that (a) are material to the Business, the Purchased Assets, the assets, business or properties of any Transferred Subsidiary, or the Assumed Liabilities, (b) relate to or affect any current or former applicant, employee, officer, director, Individual Independent Contractor or other individual service provider of the Seller or any of its Subsidiaries (including any Excluded Employee) or any Top Customer or Top Supplier or (c) challenge or seek to prevent, enjoin, materially delay, make illegal or otherwise interfere with the Transactions. To the Knowledge of the Seller, no event has occurred and no circumstance exists that would reasonably be expected to give rise to, or serve as the basis for, any such Action. Neither the Seller nor any Transferred Subsidiary, nor the Business or any of the Purchased Assets or assets or properties of any Transferred Subsidiary, is subject to any outstanding Order, and neither the Seller nor any Transferred Subsidiary is subject to any continuing settlement agreement or similar agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Entity, in each case that would reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Orders binding upon the Seller or any Transferred Subsidiary that enjoin, prohibit, materially restrict or materially affect the Business, any of the Purchased Assets or any assets or properties of any Transferred Subsidiary. There are no Actions pending or threatened against any executive officer or director of the Seller or any Transferred Subsidiary in his or her capacity as such that would reasonably be expected to prohibit, materially restrict or materially affect the Business, any of the Purchased Assets or any assets or properties of any Transferred Subsidiary that are material to the Business.

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Section 4.11         Labor Matters.

(a)          Section 4.11(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all current Employees of the Seller and any Transferred Subsidiary as of the date hereof, including Employees on any leave of absence, whether paid or unpaid and whether authorized or unauthorized, setting forth for each such employees: (i) name; (ii) employing entity; (iii) work location by country, state and city, including remote work status; (iv) title or position and full-time or part-time status; (v) hire date or any longer recognized seniority date; (vi) current annual salary or hourly rate; (vii) target bonus, commission or other variable or incentive compensation for the current fiscal year and previously completed fiscal year; (viii) any accrued but unpaid bonus, commission or other variable compensation for the current and the most recently completed fiscal year; (ix) accrued and unused vacation and sick time for the current calendar year; (x) approximate average weekly hours; (xi) overtime exempt or non-exempt classification (if applicable); (xii) visa or work permit status, including type, status and expiration date, if applicable; and (xiii) whether the individual is presently on a leave of absence and, if so, the type of leave and anticipated return date if known.

(b)          Section 4.11(b) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all Persons who are currently providing services to the Seller or any Transferred Subsidiary and are compensated other than as Employees, including consultants, Individual Independent Contractors, officers, directors, leased employees and temporary employees, setting forth for each such Person: (i) name; (ii) engaging entity; (iii) brief description of services; (iv) location by country and state; (v) whether full-time or part-time (and, if part-time, approximate weekly hours); (vi) engagement dates; (vii) whether engaged directly or through a staffing agency; (viii) fees or benefits provided and (ix) whether services are required by Seller or any Transferred Subsidiary to be exclusive to the Seller or any Transferred Subsidiary.

(c)          The Seller has Made Available to Buyer (i) forms of offer letters and forms of employment agreements with all current Employees of the Seller or any Transferred Subsidiary (including Seller’s form confidentiality, non-disclosure, invention assignment and restrictive covenant agreements) and, to the extent any individual employment agreement with a current Employee or Excluded Employee materially deviates from such forms, a copy of such individual agreement; (ii) a description of any agreements related to any such Employees outside employment or engagement with any third party known to Seller or its Subsidiaries; and (iii) the Seller’s current written employment policies, current employee handbook and internal employment regulations applicable to employees.

(d)          The employment of the U.S.-based Employees and Excluded Employees who are currently employed by Seller or the Transferred Subsidiaries are terminable at will, and no Employee or Excluded Employee currently employed by the Seller or Transferred Subsidiaries is entitled to advance notice, severance or other termination entitlements upon termination, except for minimum statutory notice, severance or other termination entitlements for any non-US based Employees or Excluded Employees employed by Seller or the Transferred Subsidiaries. Except as set forth in Section 4.11(d) of the Disclosure Schedule, none of the current Employees, Individual Independent Contractors or other individual service providers of Seller or the Transferred Subsidiaries have terminated their employment or engagement nor, to the Knowledge of the Seller, have expressed an intention to terminate such employment or engagement, nor has the Seller or any Transferred Subsidiary given notice of termination to any of such Persons. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will or may (either alone or in conjunction with any other event) provide any Employee, Individual Independent Contractor or other individual service provider with a right to terminate their employment or engagement with the Seller or Transferred Subsidiaries. Section 4.11(d) of the Disclosure Schedule lists all Liabilities of Seller or the Transferred Subsidiaries to any employee that result from the termination by Buyer, Seller, or the Transferred Subsidiaries of such Person’s employment or provision of services, a change of control of Seller or the Transferred Subsidiaries, or a combination thereof.

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(e)          All current Employees and Excluded Employees of the Seller and Transferred Subsidiaries are legally authorized to work in the jurisdiction in which such Employee or Excluded Employee provides services to Seller or the Transferred Subsidiaries, as applicable. Seller and the Transferred Subsidiaries have not hired, recruited or referred for a fee any Employee or Excluded Employee who is not legally authorized to be employed or engaged in the jurisdiction in which such Person is providing services to Seller or Transferred Subsidiaries, as applicable, or knowingly employed or engaged any Person who is not legally authorized to be employed or engaged in the jurisdiction in which such Person is providing services to Seller or Transferred Subsidiaries or continued to employ or engage a person knowing the Person ceased to be legally authorized to be employed or engaged in the jurisdiction in which such Person is providing services to the Seller or Transferred Subsidiaries, as applicable. Seller and the Transferred Subsidiaries have properly completed all reporting and verification requirements pursuant to, have retained all documents required by, and have otherwise materially complied with, all applicable Laws relating to immigration control for all of the employees, including but not limited to the Form I-9 for individuals in the United States. Seller and the Transferred Subsidiaries have not received any notice from any Governmental Entity that the Seller or any Transferred Subsidiary is in violation of any applicable Law pertaining to immigration control or that any current Employee or Excluded Employee of the Seller or Transferred Subsidiaries is not legally authorized to be employed in the jurisdiction in which such Employee or Excluded Employee is or was providing services to the Seller or Transferred Subsidiaries (as applicable) or is or was using an invalid social security number or other governmental identifying number and there is no pending or to the Seller’s Knowledge, threatened Action, charge or complaint under the Immigration Reform and Control Act of 1986 or similar Law outside of the United States against Seller or any of the Transferred Subsidiaries.

(f)           Seller and the Transferred Subsidiaries are, and have been for the last four (4) years, in compliance in all material respects with all applicable Laws respecting employment, employment practices and terms and conditions of employment, including applicant and employee background checks, immigration laws, anti-discrimination, harassment and retaliation laws, the WARN Act, vacation and/or paid time off, employee privacy, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, classification of employees as overtime exempt and non-exempt (if applicable), classification of individuals leased from or otherwise engaged through a PEO, EOR, staffing agency or other third party, wage and hour laws, employee leasing and joint employment laws, profit-sharing, benefits-in-kind, remuneration for inventions, overtime work, occupational and safety and health laws, and termination of employment. There are, and have been for the last four (4) years, no Actions pending, reasonably expected to the Knowledge of the Seller, or threatened, against the Seller or any Transferred Subsidiary in connection with the employment or engagement of any current or former applicant, officer, director, Employee, Excluded Employee, Individual Independent Contractor or other individual service provider, including any claims for actual or alleged harassment, discrimination or retaliation based on race, national origin, age, sex, sexual orientation, religion, disability or other protected characteristics or activities, or tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, wage and hour, pay inequity, misclassification, interference with contract or interference with actual or prospective economic disadvantage, or other employment-related claims. There are no claims pending, reasonably expected or to the Knowledge of the Seller, threatened against the Seller or Transferred Subsidiaries under any workers’ compensation, short-term disability, or long-term disability plan or policy. Except as would not be expected to result in material liability to the Seller or any Transferred Subsidiary, the Seller and Transferred Subsidiaries (i) have provided all Employees, Excluded Employees and other service providers with all wages, salaries, fees, severance or termination pay, stock options, bonuses, commissions, other incentive pay, and all other compensation and benefits that are due to be paid to or on behalf of such employees or service providers, (ii) have withheld and reported all amounts required by Law to be withheld and reported with respect to wages, fees, and other payments or compensation to employees or other service providers, and (iii) are not liable for any payment or remittance required under applicable Law to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment insurance benefits, social security or other benefits or obligations for Employees, Excluded Employees or other service providers (other than routine payments or remittance to be made in the normal course of business and consistent with past practice).

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(g)          Except as would not be reasonably expected to result in material liability to the Seller or any Transferred Subsidiary, Seller and the Transferred Subsidiaries have correctly classified all Employees, Excluded Employees, and non-employee service providers (including the proper classification of workers as independent contractors and consultants and employees as overtime exempt or non-exempt) in the last four (4) years. To the Knowledge of Seller, no Employee, Excluded Employee or other service provider of Seller or the Transferred Subsidiaries is in material violation of any term of any employment or service agreement, non-disclosure agreement, invention assignment agreement, non-competition agreement or restrictive covenant to a former employer or other Person relating to the right of any such Person to be employed by or perform services for Seller or the Transferred Subsidiaries, as applicable.

(h)          Except as set forth in Section 4.11(h)(i) of the Disclosure Schedule, in the last four (4) years, no allegations of sexual harassment, sexual misconduct, harassment, discrimination, retaliation, violence or similar misconduct have been made internally to or threatened in writing or, to the Knowledge of the Seller, orally, against any Employee or any Excluded Employee, or any officer, director, Individual Independent Contractor or other individual service provider of Seller or the Transferred Subsidiaries in their capacity as such. There is no claim or formal investigation pending or threatened in writing or, to the Knowledge of the Sellers, orally, by any Governmental Entity or third party with respect to any Employee or any Excluded Employee, or any officer, director, Individual Independent Contractor or other individual service provider in connection with the foregoing. Except as set forth in Section 4.11(h)(ii) of the Disclosure Schedule, neither Seller nor the Transferred Subsidiaries have entered into any settlement agreement or conducted any formal investigation related to allegations of sexual harassment, sexual misconduct, harassment, discrimination, retaliation, violence or similar misconduct related to any Employee or any Excluded Employee, or any officer director, Individual Independent Contractor or other individual service provider of Seller or the Transferred Subsidiaries in their capacity as such. To the Knowledge of the Seller, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, sexual misconduct, harassment, discrimination, retaliation, violence or similar misconduct against or involving Seller, the Transferred Subsidiaries, or any of their Employees or any Excluded Employees, or any officers, directors, Individual Independent Contractors or other individual service providers acting in their capacity as such.

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(i)           In the last four (4) years, neither Seller nor any Transferred Subsidiaries have ever had any strike, slowdown, work stoppage, boycott, picketing, lockout, or labor dispute, or threat of any of the foregoing. To the Knowledge of the Seller, there are no, and for the past four (4) years have not been, any organizational efforts, or proceedings of any labor union, labor organization or other employee collective group (“Union”) to organize any Employees or other service providers of Seller or any Transferred Subsidiary. There are no Actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Seller, threatened relating to any labor matters involving any Employees or other service providers of Seller or any Transferred Subsidiary, including charges of unfair labor practices. Neither Seller nor the Transferred Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable state, local or foreign statutory legislation. Neither Seller nor the Transferred Subsidiaries are presently, nor have either been in the past four (4) years, a party to, or bound by, any Union Contract, nor is there any union or other employee representative body, nor a duty on the part of the Seller or Transferred Subsidiaries to bargain with any Union or other employee collective groups, and no Union Contract is being negotiated by Seller or the Transferred Subsidiaries.

(j)           Currently and in the last three (3) years, there has been no reductions in force, mass or collective dismissals, redundances, layoffs, plant closings or similar employment losses at the Seller or Transferred Subsidiaries which would trigger notice or other obligations under any federal, state, local or foreign mass layoff or collective dismissal law (collectively, the “WARN Act”). Currently and in the last three (3) years, neither Seller nor the Transferred Subsidiaries have incurred any liability or obligation under the WARN Act. Except as set forth in Section 4.11(j) of the Disclosure Schedule, there have been no “employment losses” as defined under WARN as to any Employees of the Seller or any of the Transferred Subsidiaries within the ninety (90) day period prior to the date hereof. Seller has made available to Buyer a list of the locations, dates and reasons for all involuntary terminations of employment as to any former Employees within the ninety (90) day period prior to the date hereof.

Section 4.12         Employee Benefit Plans.

(a)          Section 4.12(a) of the Disclosure Schedule lists all material Benefit Plans. “Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other compensation or benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, bonus, incentive, equity or equity-based compensation, deferred compensation, stock purchase, severance (excluding payment in lieu of notice), retention, change in control, vacation, fringe benefit, sick leave, paid time off, health, medical, disability, life insurance, tuition reimbursement, flexible spending account or similar plan, program, policy, arrangement or agreement, in each case (i) that is sponsored or maintained, or is required to be sponsored or maintained, by the Seller or any Transferred Subsidiary, (ii) in which present or former employees of the Seller or any Transferred Subsidiary participate, or (iii) or with respect to which the Seller or any Transferred Subsidiary is obligated to contribute or has or may have any (direct or contingent) Liability; provided, however, that the term “Benefit Plan” shall exclude any statutory benefits that are required to be maintained under applicable Law or that are sponsored in whole or part by any Governmental Entity. Neither the Seller nor any Transferred Subsidiary has any commitment (x) to create, incur material liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than as required by the terms of the Benefit Plans as in effect as of the date hereof, as required by applicable Law or any Governmental Entity, or (y) to materially modify, change or terminate any Benefit Plan, other than a modification, change or termination required by applicable Law. With respect to each Benefit Plan, the Seller has delivered or Made Available to the Buyer true, accurate and complete copies of each of the following: (A) the plan document together with all amendments thereto (or with respect to any unwritten Benefit Plan, a written summary thereof), (B) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (C) copies of any summary plan descriptions, (D) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter or opinion letter from the IRS, (E) in the case of any plan for which Forms 5500 are required to be filed, a copy of the most recently filed Form 5500, with schedules attached, (F) copies of all material, non-routine written correspondence with any Governmental Entity relating to a Benefit Plan within the last three years; and (G) written results of any required compliance and nondiscrimination testing for the most recent plan year. The Seller has delivered or Made Available to the Buyer true, accurate and complete copies of each of the following: (I) the standard agreements evidencing any stock option, restricted stock unit or other equity or equity-based award issued by Seller or any of its Subsidiaries, and (II) each agreement evidencing any such award that does not conform in all material respects to the standard agreement.

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(b)          (i) All Benefit Plans have been administered and maintained in all material respects in accordance with their terms and with ERISA, the Code and other applicable Laws, (ii) each Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been in documentary and operational compliance in all material respects with the applicable requirements of Section 409A of the Code, (iii) neither the Seller nor any Transferred Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such person, including under Section 409A or 4999 of the Code and (iv) each Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States (“Non-U.S. Benefit Plan”) has been registered and maintained in good standing with the appropriate regulatory authorities.

(c)          Each Benefit Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the IRS that remains current to the effect that the form of such Benefit Plan is so qualified, and there are no facts or circumstances that would reasonably be expected to cause such Benefit Plan to lose such qualification.

(d)          All required contributions to, and premium payments on account of, each Benefit Plan have been made (or reserves therefor have been provided on the books of the Seller or the applicable Transferred Subsidiary). With respect to any self-insured Benefit Plan maintained by any Transferred Subsidiary, the applicable Transferred Subsidiary maintains reserves that are adequate and sufficient to cover all incurred but not yet reported losses, damages, costs, fines, penalties, fees and expenses and all other anticipated Liabilities. Except as would not be expected to result in material Liability to the Buyer, all Non-U.S. Benefit Plans that are intended to be funded and/or book reserved are funded and/or book-reserved, as appropriate, to the extent required under the terms of such Non-U.S. Benefit Plan or applicable Law based upon the applicable actuarial assumptions.

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(e)          There is no Action (other than those relating to routine claims for benefits) pending or threatened (whether in writing or, to the Knowledge of Seller, otherwise) relating to a Benefit Plan (including administrative investigations, audits, proceedings by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the IRS).

(f)           Neither the Seller nor any of its ERISA Affiliates currently, or in the prior six (6) years, has sponsored, maintained, contributed to or had any obligation to contribute to (or had any liability in respect of) (i) any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) any plan that is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(g)          None of the Benefit Plans provides for welfare benefits (including medical and life insurance benefits) to any current or former employee, officer or director of the Seller or any Transferred Subsidiary after such Person terminates employment or service with the Seller or the applicable Transferred Subsidiary, other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof and set forth on Section 4.12(g) of the Disclosure Schedule.

(h)          Except as provided in Section 4.12(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i)  result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, or other service provider of the Seller or any Transferred Subsidiary; (ii) require the Seller or any Transferred Subsidiary to set aside any assets to fund any benefits under a Benefit Plan or result in the forgiveness in whole or in part of any outstanding loans made by the Seller or any Transferred Subsidiary to any Person, or (iii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(i)           Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without any liability to any Transferred Subsidiary or Buyer or any of its Subsidiaries (other than routine and ordinary administration expenses or liabilities in respect of claims incurred prior to such amendment, termination or discontinuance).

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Section 4.13         Intellectual Property.

(a)          Section 4.13(a) of the Disclosure Schedule contains a true, accurate and complete list of all registered Marks, Patents, Copyrights and Internet Domain Names, including any pending applications to register any of the foregoing, in each case that constitutes the Registered Intellectual Property, and all material common law Marks used by Seller or any Transferred Subsidiary in connection with the Business (including any Business Products). For each listed item, Section 4.13(a) of the Disclosure Schedule indicates, as applicable, the owner, serial, registration or application numbers, jurisdiction, filing and issuance dates. Except as set forth in Section 4.13(a) of the Disclosure Schedule, all items of Registered Intellectual Property are subsisting and are valid and enforceable (or, with respect to pending applications for Registered Intellectual Property, are validly applied for), except where the failure to be valid or enforceable would not have a Material Adverse Effect. Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date of this Agreement, all registrations, maintenance and renewal fees have been made and Section 4.13(a) of the Disclosure Schedule sets forth any actions, filings or fees that will be due within one hundred twenty (120) days following the Closing Date, and all necessary documents, assignments, recordations and certifications in connection with the Registered Intellectual Property have been filed with the relevant Governmental Entity in the United States and foreign jurisdictions, as the case may be, for the purpose of maintaining, prosecuting and perfecting such registrations, except where the failure to make such payment or filing has not been and would not reasonably be expected to be, material to the Business. There are no breaks in chain-of-title for Registered Intellectual Property that are material to the ownership of such Registered Intellectual Property by Seller or a Transferred Subsidiary. The Seller has Made Available to Buyer copies of all of the Seller’s and the Transferred Subsidiaries’ material pending patent applications. None of the material Registered Intellectual Property is involved in any proceedings regarding the ownership, use, validity, scope or enforceability thereof. To the Knowledge of Seller, there are no facts that could reasonably be expected to provide a valid basis to contest or challenge the Seller’s or the Transferred Subsidiaries’ ownership, right to use, the validity, scope or enforceability of the Registered Intellectual Property that is material or adversely affect, limit or restrict the ability of Buyer or its Affiliates to use and practice the Owned Intellectual Property (including any Registered Intellectual Property) post-Closing.

(b)          The Seller or a Transferred Subsidiary, as applicable, owns exclusively (including the sole right to enforce) each item of Owned Intellectual Property free and clear of any Liens (other than Permitted Liens) and otherwise has the valid and enforceable right to use all other Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted.

(c)          No material Owned Intellectual Property is jointly owned. The Owned Intellectual Property and the Seller Licensed Intellectual Property include all of the Intellectual Property necessary and sufficient to conduct the Business, on a standalone basis, in all material respects in the manner conducted by the Seller and its Subsidiaries immediately prior to the Closing and as currently conducted. Neither the Seller nor the Transferred Subsidiaries has agreed to transfer ownership of, or granted any exclusive rights in, any Owned Intellectual Property material to the Business to any third party. No third party has any ownership right, title, interest, claim in, lien on, or option on any of the material Owned Intellectual Property (other than Permitted Liens). Except as set forth in Section 4.13(c) of the Disclosure Schedule, to the Knowledge of Seller, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Owned Intellectual Property. No actions, claims or allegations that a Person is infringing, violating or misappropriating any Owned Intellectual Property are pending or threatened, nor have been brought against a third party that remain unresolved.

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(d)          Except as would not cause material liability, neither Seller nor any Transferred Subsidiary, or the conduct of the Business (including the development, use, sale, offering for sale, importation, distribution and other commercialization of the Business Products and the development of the Developing Business Products) as currently conducted by the Seller or any Transferred Subsidiary, as applicable, is infringing, misappropriating or otherwise violating any Third Party’s Intellectual Property, or has infringed, misappropriated or otherwise violated any Third Party’s Intellectual Property within the past six (6) years, and does not constitute, and has not constituted, unfair competition. Neither the Seller nor any Transferred Subsidiary is a party to any Action (other than any Action against the Seller or any Transferred Subsidiary that has been filed but not yet served and for which neither the Seller nor any Transferred Subsidiary has received any written or, to Seller’s Knowledge, oral notice) that includes a claim that any Transferred Subsidiary, or the conduct of the Business by the Seller or any Transferred Subsidiary, has infringed, misappropriated, diluted or violated any Third Party Intellectual Property, and except as set forth in Section 4.13(d) of the Disclosure Schedule, neither the Seller nor any Transferred Subsidiary has within the past three years received written or, to Seller’s Knowledge, oral notice of any pending or threatened Action of the foregoing and, to the Knowledge of Seller, there is no valid basis for such an Action. Neither the Seller nor any Transferred Subsidiary has received any written or oral notice challenging the Seller’s or any Transferred Subsidiary’s ownership of any Owned Intellectual Property or the validity or enforceability of any Owned Intellectual Property.

(e)          Except as set forth in Section 4.13(e) of the Disclosure Schedule, all Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted was developed by Persons who have executed appropriate written instruments of assignment in favor of the Seller or a Transferred Subsidiary as assignee that (i) have conveyed to the Seller or a Transferred Subsidiary ownership of all of such Person’s rights in any and all Intellectual Property created by such Person in connection with such work, (ii) to the extent permitted under applicable Law, waives such Person’s moral rights, and (iii)  provide reasonable protection for the Trade Secrets of the Seller and the Transferred Subsidiaries (the “Inventions Assignment Agreements”). No Contributor of the Seller or any Transferred Subsidiary who has developed any Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted is in default or breach of any term of any Inventions Assignment Agreement, except where the breach or default is not material. No present or former Contributor of the Seller or any Transferred Subsidiary has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any material Business Product or Owned Intellectual Property. No current or former Contributor of the Seller or any Transferred Subsidiary conceived or developed any material Owned Intellectual Property while serving as an employee of any Person besides the Seller or any Transferred Subsidiary. No funding, facilities or personnel of any R&D Sponsor were used to develop or create, in whole or in part, any material Owned Intellectual Property. No R&D Sponsor has any claim of right to, ownership of or other Lien on any material Owned Intellectual Property other than a non-exclusive license to use such Owned Intellectual Property solely for the benefit of Seller and the Transferred Subsidiaries on customary terms in the ordinary course of business.

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(f)           Each of the Seller and the Transferred Subsidiaries takes and has taken all reasonable steps and actions common in the industry to maintain and protect all of the material Owned Intellectual Property and to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all material Trade Secrets included in the Owned Intellectual Property. Neither the Seller nor the Transferred Subsidiaries have disclosed any confidential Owned Intellectual Property to any Person other than the Seller or the Transferred Subsidiaries other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information except where failure to do so would not be material. There has been no breach of such confidentiality agreements on the part of the Seller or by any third party with respect to Trade Secrets which has created any material liability.

(g)          Except as set forth in Section 4.13(g) of the Disclosure Schedule, the consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right to own, use, or hold for use any of the Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted as the same is owned, used, or held for use in conduct of the Business as currently conducted.

(h)          Except as would not reasonably be material to the Business, no proprietary Software included in the Purchased Assets uses or incorporates, or is derived from, any Open Source Software in a manner that requires: (i) the disclosure, delivery, licensing or distribution of any source code of proprietary Software included in the Purchased Assets; (ii) any proprietary Software included in the Purchased Assets to be made available to any Person; or (iii) otherwise imposes an obligation on the Seller or any Transferred Subsidiary to distribute any Software included in the Purchased Assets on a royalty-free basis or to grant any rights or immunities under any Owned Intellectual Property. Each of the Seller and the Transferred Subsidiaries is and has been in compliance with the terms and conditions of all licenses for Open Source Software used in connection with the Business, Business Products and Developing Business Products, including all obligations regarding attribution notices, copyright statements, disclaimers, license terms and source code availability requirements, except where failure to do so would not create material liability. Neither the Seller nor any Transferred Subsidiary has received a written notice or request from any Person to disclose, distribute or license Business Products or Developing Business Products pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license. Neither Seller nor the Transferred Subsidiaries have licensed any material, proprietary Software included in the Purchased Assets under the terms of an Open Source Software license.

(i)           No Seller or Affiliate of Seller has disclosed, licensed, delivered or otherwise made available, or obligated itself to disclose, deliver or license, to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any source code of any material Software included in the Purchased Assets, Business Products or Developing Business Products, other than disclosures to employees, contractors and consultants (i) involved in the development of Business Products and Developing Business Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Seller or any Affiliate of Seller, or any Person acting on the Seller’s or Affiliates’ behalf, of any such source code of material Software included in the Purchased Assets. Neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in a release from escrow or other delivery to a third party of any source code of material Software included in the Purchased Assets. The Seller and the Transferred Subsidiaries possess all material source code and other documentation and materials necessary or useful to compile and operate the Business Products and to develop the Developing Business Products, except where the failure to possess such source code or documentation would not be material to the Business.

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(j)           The Seller and the Transferred Subsidiaries use all Generative AI Tools in material compliance with the applicable license terms, consents, agreements and Laws.

(k)          The Seller and the Transferred Subsidiaries do not, and have not, developed, trained, fine-tuned, enhanced or improved any AI Technology or Business AI Product. Accordingly, neither the Seller nor the Transferred Subsidiaries has used, created, collected, scraped, generated or maintained any data intended to be used as Training Data, nor do any of them own, control, possess or have rights to use any data intended to be used as Training Data.

(l)           Neither Seller nor the Transferred Subsidiaries has included, and none of them include, any sensitive Personal Information, material Trade Secrets or material confidential or proprietary information of the Seller, the Transferred Subsidiaries or any third Person under an obligation of confidentiality by the Seller or the Transferred Subsidiaries in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools.

(m)         Neither Seller nor the Transferred Subsidiaries have used Generative AI Tools to develop any material Owned Intellectual Property that the Seller or any Transferred Subsidiary intended to maintain as proprietary in a manner that it believes would materially affect the Seller’s or its Transferred Subsidiaries’ ownership or rights therein.

(n)          The Seller and the Transferred Subsidiaries have implemented and maintained appropriate controls, policies, procedures, safeguards, measures and plans with respect to the Seller’s and the Transferred Subsidiaries’ use of AI Technology reasonably designed to mitigate risks of regurgitation, copyright infringement, trade secret misappropriation, or the production and use of output that is incorrect, inappropriate or otherwise harms or violates a Person’s rights.

(o)          There have been (i) no claims or allegations received by any of Seller or the Transferred Subsidiaries in writing or, to Seller’s Knowledge, made orally, challenging the Seller’s or the Transferred Subsidiaries’ ethical or responsible use of AI Technologies; and (ii)  no written request for information or testimony from regulators or legislators concerning any Business AI Product.

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(p)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the computer, information technology and data processing systems, facilities and services that are owned or controlled by the Seller and the Transferred Subsidiaries or otherwise used in the operation of the Business (collectively, the “Systems”), are sufficient for the conduct of the Business as currently conducted; (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business as currently conducted; (iii) the Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that: (A) enable or assist any Person to access without authorization such Systems; or (B) otherwise materially adversely affect the functionality of such Systems. There has been no material failure, malfunction, breakdown or other adverse event affecting any System, and where such effects on the Systems have not been materially cured, there has been no material actual or alleged unauthorized access, use, intrusion, disruption or breach of security affecting any System, or any other material loss, unauthorized access, use, disclosure, or theft of any Business Data, including any sensitive or confidential information (including Personal Information), in the possession or control of the Seller or any Transferred Subsidiary or, to the Knowledge of the Seller, in the possession or control of any subcontractor or service provider. The Seller and the Transferred Subsidiaries have not paid, nor have they directed the payment of, any ransomware demand payment to a third party.

(q)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Business Products and the Developing Business Products do not contain any harmful or malicious code, including any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” “worm” or any other computer code or any other mechanisms that causes, results in or permits any disruption, disablement, erasure or harm in any way to such Business Products’ operation, or causes such Business Products or Developing Business Products to damage or corrupt any data, hardware, storage media, programs, equipment or communications of any Person, or allows or permits any Person to access such software or any data, hardware, storage media, programs, equipment or communications without authorization (collectively, “Harmful Code”). The Seller and the Transferred Subsidiaries employ measures consistent with leading industry practice designed to ensure that all such software and systems contain no Harmful Code. The Business Products comply in all material respects with any applicable warranty or contractual commitment relating to the use, functionality or performance of such Business Product entered into by the Seller or any Transferred Subsidiary of Seller, and there are no pending or threatened claims alleging any such failure or any pending or threatened warranty or indemnification claims, except, in each case, where failure to do so would not be material or result in material liability.

(r)           The Seller or the Transferred Subsidiaries have not granted any options, licenses or agreements of any kind relating to any material Owned Intellectual Property outside of nonexclusive licenses substantially in the form of Seller’s then-current form of agreement which have been Made Available to Buyer and non-exclusive license agreements made in the ordinary course of business on terms that both are consistent with past practice and would not be expected to result in material liability to the Seller or any Transferred Subsidiary. Neither the Seller nor the Transferred Subsidiaries are obligated to pay any material royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Business Products or Owned Intellectual Property. None of the Seller’s Intellectual Property agreements grants any Person exclusive rights to or under any material Owned Intellectual Property or grants any third party the right to sublicense any material Owned Intellectual Property.

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(s)          The Seller has not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group or similar organization in relation to the Business and no Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization.

(t)           Except as would not be expected to result in material liability to the Seller or any Transferred Subsidiary, no Business Products or service related thereto is subject to any guaranty, warranty, right of return, right of credit or other indemnity. There have been no product liability claims relating to the Business, any Business Products or any services related thereto and, to Seller’s Knowledge, there is no particular reason to expect any is forthcoming.

(u)          Section 4.13(u)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts for all SaaS services and cloud services used (or retained for use) by any of the Seller or the Transferred Subsidiaries in connection with any of delivery, operation, provision, or hosting of any of the Business Products or Developing Business Products. Section 4.13(u)(ii) of the Disclosure Schedule contains a complete and accurate list of all Contracts used (or held for use) in or necessary for the Business to which Seller or any Transferred Subsidiary is a party, or by which Seller or any Transferred Subsidiary is otherwise bound, under which any Seller or any Transferred Subsidiary has granted to any other Person, any license, non-assert, covenant, release, immunity or other right under or with respect to any Owned Intellectual Property or Business Products (excluding Non-Scheduled Outbound Contracts). Section 4.13(u)(iii) of the Disclosure Schedule contains a complete and accurate list of all Contracts used (or held for use) in or necessary for the Business to which Seller or any Transferred Subsidiary is a party, or by which Seller or any Transferred Subsidiary is otherwise bound, under which any Person has granted to any of Seller or any Transferred Subsidiary, any license, non-assert, covenant, release, immunity or other right under or with respect to any Intellectual Property or Technology as currently conducted (excluding the Non-Scheduled Inbound Contracts). Each Contract set forth in Section 4.13(u) of the Disclosure Schedule, along with all other Contracts with any license, non-assert, covenant, release, immunity or other right to or under Intellectual Property, including the Non-Scheduled Inbound Contracts and the Non-Scheduled Outbound Contracts (collectively, the “IP Agreements”) is a valid and binding obligation of the Seller or the Transferred Subsidiary, as applicable, and, to the Knowledge of the Seller, the other party or parties thereto, and, in each case, is enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law), and is in full force and effect; (ii) the Seller or the applicable Transferred Subsidiary party thereto is not in material breach or default under any IP Agreement, except where a breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending material disputes regarding any IP Agreement.

(v)          None of the Business Products implements or accesses any portion of any proprietary protocols, application programming interfaces (APIs) or specifications developed or promulgated by any Person for which the Seller or any Transferred Subsidiary has not acquired a valid and enforceable right to access, implement and use, except where failure to do so would not be material. No Business Products obtain data or information through screen scraping, data scraping or other automated methods for which permission has not been obtained or that violate any applicable Law or Contract, except where doing so has not created any material liability.

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(w)         There are no Contracts pursuant to which Seller or any Transferred Subsidiary has granted or is required to grant to any prior, existing or future Affiliate of Seller (other than a Transferred Subsidiary) any license, covenant, release, immunity or other right with respect to or under the Owned Intellectual Property.

Section 4.14          Data Protection and Privacy.

(a)          Each of the Seller and the Transferred Subsidiaries has in place and at all times has had in place and complied with reasonable, written policies and procedures concerning the collection, use, disclosure, disposal, privacy, protection, security and other Processing of Personal Information and other confidential information and information protected by Privacy Requirements (the “Privacy and Information Security Policies”). The Seller has Made Available a true, correct and complete copy of each Privacy and Information Security Policy currently in effect.

(b)          Each of the Seller and the Transferred Subsidiaries complies and has, at all times, complied with (i) in all material respects, applicable Laws relating to the collection, use, disclosure, disposal, privacy, protection, security and other Processing of Personal Information, data security and cybersecurity, and marketing (“Privacy Laws”); (ii) all applicable industry guidelines and self-regulatory programs, in each case, binding on the Seller, including, as applicable, the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank (“PCI Requirements”); and (iii) all Contracts to which the Seller or a Transferred Subsidiary is a party that are applicable to Personal Information Processing, including, but not limited to, “business associate agreements” under HIPAA (collectively, “Privacy Agreements”).

(c)          The Seller and the Transferred Subsidiaries have provided notifications to, and have obtained consent from, Persons regarding their Processing activities where such notice or consent is required by Privacy Requirements. The Seller and the Transferred Subsidiaries have provided all notices and obtained all consents required under applicable Privacy Requirements in connection with any use of cookies, device, browser, cross-device, user, account or other tracking or similar technology. There has been no interception, disclosure of, provision of access to, or other processing of electronic communications or other information by or for the Seller or the Transferred Subsidiaries in violation of any Privacy Requirements. The Seller and the Transferred Subsidiaries are, and at all times have been, in compliance with all applicable laws and regulations pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(d)          Neither the Seller nor any Transferred Subsidiary has suffered a data breach of its customers’ Personal Information that would require notification to any Person under applicable Privacy Requirements. Except as set forth in Section 4.14(d) of the Disclosure Schedule, neither the Seller nor any Transferred Subsidiary is or has been subject to any Action, regulatory enforcement actions, or other claim, complaint, demand, audit or inquiry, from any Person alleging noncompliance with any applicable Privacy Requirements, and, to the Knowledge of Seller, no such Action or regulatory enforcement action is threatened against the Seller or any Transferred Subsidiary. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement will violate in any material respects any applicable Privacy Requirements by which Seller or any of the Transferred Subsidiaries is currently bound. The Seller and the Transferred Subsidiaries have all necessary right, title and interest in the Business Data, including Personal Information, Processed by or on behalf of the Seller or the Transferred Subsidiaries to permit the Seller and the Transferred Subsidiaries to use such information consistent with the Transactions and the Seller’s and the Transferred Subsidiaries’ current operations.

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(e)          The Seller and the Transferred Subsidiaries maintain and at all times have maintained a commercially reasonable information security program that includes safeguards designed to protect the security, confidentiality, and integrity of the Systems (including Personal Information in the Seller’s or any Transferred Subsidiary’s possession and control) and the Business Data. The Seller and each Transferred Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in material compliance with all of the Seller’s and the Transferred Subsidiaries’ policies related to the foregoing. The Seller and the Transferred Subsidiaries are not subject to Executive Order 14117 (Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons) and its implementing regulations found at 28 C.F.R Sec. 202.

(f)           The Seller and the Transferred Subsidiaries contractually require all third parties, including vendors, affiliates and other Persons providing services to the Seller and the Transferred Subsidiaries that have access to or receive Personal Information from or on behalf of the Seller or the Transferred Subsidiaries to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Information in such third parties’ possession or control is protected against damage, loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(g)          Where required by HIPAA, Seller and the Transferred Subsidiaries have each entered into contracts that address the provisions for “business associate contracts,” in each instance where (i) Seller or a Transferred Subsidiary acts as a business associate (as defined in 45 C.F.R. § 160.103) to a third party or (ii) a third party otherwise acts as a business associate or business associate subcontractor to Seller or a Transferred Subsidiary. The Seller and the Transferred Subsidiaries have had in place, at all times, policies and procedures that comply in all material respects with HIPAA (“HIPAA Policies and Procedures”). The Seller, the Transferred Subsidiaries, and their respective direct and indirect owners, shareholders, members, partners, managers, officers, employees, agents and independent contractors are, and have been, in material compliance with HIPAA and the HIPAA Policies and Procedures. Seller and each Transferred Subsidiary have provided its respective “workforce” (as defined under HIPAA) training with respect to HIPAA upon hire and at least annually thereafter. There have not been any Actions conducted, or claims asserted by any Person against the Seller or a Transferred Subsidiary regarding the Seller or a Transferred Subsidiary’s non-compliance with HIPAA, including, but not limited to, any claim regarding improper collection, maintenance, storage, use, loss, destruction, compromise, disclosure or transfer of protected health information by any Person in connection with the Seller or Transferred Subsidiaries operations (including any request that the Seller or Transferred Subsidiaries make available to the Secretary of the Department of Health and Human Services or any other Governmental Entity the Seller’s internal practices, books and records relating to the use and disclosure of protected health information). Seller and the Transferred Subsidiaries have each undertaken efforts to assess risks and vulnerabilities to its systems that maintain Protected Health Information, including conducting a HIPAA Security Risk Analysis, penetration testing, and phishing tests pursuant to the standards set forth at 45 C.F.R. §§ 164.306 and 164.308(a)(1)(ii)(A), taking into account the factors set forth in 45 C.F.R. § 164.306(b)(2)(i)-(iv), have created and maintained documentation in accordance with 45 C.F.R. § 164.316, and have addressed any high or critical vulnerabilities identified on such security risk assessments. Neither Seller nor any of the Transferred Subsidiaries de-identify any “protected health information” for their own purposes.

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(h)          Other than the matters set forth on Section 2.4(o) of the Disclosure Schedule, to the Knowledge of the Seller, there has not been any actual or alleged data privacy or data security breach or incident, security failure or non-compliance with any data privacy or data security requirement under applicable Law or Contract that has resulted in, or would reasonably be expected to result in, any material Liability to the Seller, any Transferred Subsidiary or the Business.

Section 4.15         Taxes.

(a)          All Income Tax and other material Tax Returns that are required to be filed by or with respect to each Transferred Subsidiary and/or the Transferred Business have been timely filed (taking into account any valid extensions of time in which to file) and such Tax Returns are true, correct and complete in all material respects. All Income Taxes and all other material Taxes (whether or not shown to be due on such Tax Returns) that are due and payable by or with respect to each Transferred Subsidiary and/or the Transferred Business have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Seller or applicable Transferred Subsidiary. Other than Liens described in clause (a) of the definition of Permitted Liens, there are no Liens with respect to Taxes upon any of the Purchased Assets or any assets or equity interests of a Transferred Subsidiary.

(b)          The Seller, with respect to the Transferred Business, and each Transferred Subsidiary (i) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including all record retention, information reporting and backup withholding requirements in respect of payments made by the Seller or the Transferred Subsidiaries or sales or services provided by (or to) the Seller or the Transferred Subsidiaries) and (ii) has withheld and paid over to the appropriate Governmental Entities all material amounts required to be so withheld and paid over under all applicable Laws.

(c)          There are (i) no outstanding federal, state, local or foreign audits, examinations or other administrative proceedings that have been commenced or are pending (or which have been threatened in writing), and (ii) no claims, assessments or deficiencies against any Seller or any Transferred Subsidiary for any Taxes that have been asserted, proposed or threatened in writing by any Tax authority which has not been fully and finally resolved, in each case of clauses (i) and (ii), with regard to any Tax Returns or Taxes of or with respect to each Transferred Subsidiary or the Transferred Business.

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(d)          Neither the Seller, in respect of Taxes of or with respect to the Transferred Business, nor any Transferred Subsidiary has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case where such waiver or extension agreement remains in effect, (ii) made or entered into any consent or agreement as to Taxes that will remain in effect following the Closing Date, (iii) participated in, been a party to or been a promoter of any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or (iv) received or applied for a private letter ruling, administrative relief, technical advice or any analogous request relating to Taxes that will remain in effect following the Closing Date.

(e)          Neither the Seller, in respect of Taxes of or with respect to the Transferred Business or the Purchased Assets, nor any Transferred Subsidiary is a party to any Tax sharing, Tax allocation or Tax indemnity Contract or similar agreement (other than an agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes) with any Person, and, after the Closing Date, no such agreement or similar arrangement entered into prior to the Closing Date will be binding nor will there be any unsatisfied Liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(f)           Section 4.15(f) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Transferred Subsidiaries as of the date hereof, and indicates all entities for which an election has been made under Treasury Regulations Section 301.7701-3 and the effective date of such election.

(g)          No Transferred Subsidiary (i) has been a member of an affiliated group of corporations that filed Tax Returns on a combined, consolidated or unitary basis (other than a group of which the Seller or another Transferred Subsidiary is or was the ultimate parent) or (ii) has any Liability for Taxes of any Person (other than the members of a combined, consolidated or unitary group of which the Seller or another Transferred Subsidiary is or was the ultimate parent), whether under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or by operation of applicable Law.

(h)          No claim has been made in writing by a Tax authority in a jurisdiction where any of the Transferred Subsidiaries or, in respect of the Transferred Business, the Seller does not file Tax Returns or pay Taxes to the effect that any Transferred Subsidiary or the Seller, as applicable, is required to file Tax Returns in, or may be subject to taxation by, that jurisdiction, which claim has not since been resolved.

(i)           No Purchased Asset and no Transferred Subsidiary is or has ever been a party to any joint venture, partnership or other arrangement or Contract that is treated (or could reasonably be expected to be treated) as a partnership for U.S. federal income Tax purposes.

(j)           Seller, in respect of the Transferred Business, and each Transferred Subsidiary have complied in all respects with their obligations to (i) collect all sales, use, ad valorem, value added and similar Taxes required to be collected, including without limitation, value added tax for services provided by third parties, and remit such amounts to the appropriate Tax authorities or (ii) for all sales made without charging or remitting sales or similar Taxes, obtain and retain any appropriate Tax exemption certificates and other documentation qualifying such sales as exempt.

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(k)          No Transferred Subsidiary (nor Buyer, in respect of any Transferred Subsidiary) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in, or use of improper, method of accounting for any Pre-Closing Tax Period, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1.1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction prior to the Closing, (D) any installment sale, open transaction disposition or other transaction made on or prior to the Closing Date, (E) any prepaid amount, advance payment or deferred revenue accrued or received on or prior to the Closing Date, (F) any gain recognition agreement to which any Transferred Subsidiary is a party under Section 367 of the Code (or any corresponding or similar provision of income Tax Law), or (G) any income inclusion pursuant to Sections 951 or 951A attributable to a Pre-Closing Period with respect to any interest held by any Transferred Subsidiary in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date. No Transferred Subsidiary will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(l)           No Transferred Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a transaction (or series of transactions) in the past three (3) years intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(m)         Each Transferred Subsidiary is in compliance in all material respects with all applicable (i) transfer pricing laws and regulations, and (ii) escheat and unclaimed property laws and regulations.

(n)          No Transferred Subsidiary (i) has claimed the “employee retention credit” within the meaning of Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116-136 (2020)), as enacted March 27, 2020 and amended from time to time or any Tax credit under the Families First Coronavirus Response Act of 2020, (ii) is or has ever been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (iii) has, nor has it ever had, a permanent establishment, an office or fixed place of business, or has engaged in a trade or business, in any country other than its country of formation and residence that subjected it to Tax in such country, (iv) is, owns, or has ever owned, directly or indirectly, an interest in any entity that is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (v) to the extent such Transferred Subsidiary is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, owns (directly or indirectly) an “investment in United States property” for purposes of Section 956 of the Code, and/or (vi) to the extent such Transferred Subsidiary was organized in a jurisdiction other than the United States, is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

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Section 4.16          Environmental Matters.

(a)          Except as described in Section 4.16(a) of the Disclosure Schedule, each of the Seller and the Transferred Subsidiaries is, and has been in the previous five (5) years, in compliance with all applicable Environmental Laws in all material respects.

(b)          Except as set forth in Section 4.16(b) of the Disclosure Schedule, (i) during the last three years, neither the Seller nor any Transferred Subsidiary has received any written, or to the Knowledge of the Seller, oral, notice from any Governmental Entity or other Person asserting that any condition exists at any Leased Real Property that constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against the Seller or any Transferred Subsidiary by reason of any such violation; (ii) there are no material Environmental Claims pending, or, to the Knowledge of the Seller, threatened, against the Seller or any Transferred Subsidiary; (iii) no Hazardous Substances generated, stored, used, owned or controlled by the Seller, any Transferred Subsidiary or their agents or Representatives (or by any previous owner or operator of any Leased Real Property) have been Released into the environment at any Leased Real Property in excess of a reportable quantity under Environmental Law that has not been remediated to the extent required by Environmental Law or Governmental Entity; (iv) no Lien (other than Permitted Liens) has been recorded under any Environmental Law against the Seller’s or any Transferred Subsidiary’s, as applicable, interest in any Leased Real Property; and (v) none of the Leased Real Property is listed or is proposed for listing on any national or state list of sites promulgated under any Environmental Law and requiring removal, remedial response or corrective action pursuant to any Environmental Law by the Seller, any Transferred Subsidiary or Governmental Entity.

(c)          The Seller has delivered or Made Available to the Buyer all material environmental assessments, reports, data, results of investigations and audits created in the past three (3) years regarding the compliance (or noncompliance) by the Seller or any Transferred Subsidiary with any Environmental Laws.

Section 4.17         Insurance. The Seller has Made Available to the Buyer true and complete copies of all insurance policies and bonds held by or for the benefit of the Seller, the Transferred Subsidiaries and the Business (the “Insurance Policies”). With respect to all such Insurance Policies, (a) all such Insurance Policies are valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles), (b) all premiums owing in respect thereof have been timely paid, and (c) the Seller and the Transferred Subsidiaries have not received any written notice of premium increase, material change or cancellation of any of its Insurance Policies as to which the Seller and the Transferred Subsidiaries have not obtained replacement insurance of similar scope and amount. As of the date of this Agreement, there is no claim by the Seller or any Transferred Subsidiary pending under any of the Insurance Policies and no such pending claim has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which there is an outstanding reservation of rights or where available insurance coverage (inclusive of defense costs) will be exceeded, except for those listed on Section 4.17 of the Disclosure Schedules. All claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy. The Seller has Made Available to the Buyer reasonably in advance of the date of this Agreement complete and accurate copies of five (5) years of loss runs of the Insurance Policies. The Seller, Transferred Subsidiaries, and the Business are in compliance with the terms and conditions of all the Insurance Policies. The Insurance Policies comply in all material respects with all contractual and statutory obligations of the Seller, the Transferred Subsidiaries, and the Business and provide all insurance coverage required to be maintained by the Seller, Transferred Subsidiaries, and the Business under the terms of any Contracts to which the Seller, the Transferred Subsidiaries, and the Business are a party or otherwise bound. No Insurance Policies are written on a retrospective, audited or similar premium basis. No Insurance Policies are on a fronting or captive basis in whole or in part. The Insurance Policies are of the type and in the amounts as are customary for companies of similar size, in their geographic regions and in the respective businesses in which the Seller, Transferred Subsidiaries, and the Business (as applicable) operate.

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Section 4.18         Brokers. Except as set forth in Section 4.18 of the Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fees, commissions, finders’ fees, financial advisor fees or other similar commission or fee in connection with the Transactions by reason of any action taken or arrangement made by or on behalf of the Seller, any Transferred Subsidiary or any of its Representatives.

Section 4.19         Customers. Section 4.19 of the Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest customers of the Seller and the Transferred Subsidiaries, taken as a whole, by revenue during the fiscal year ended January 31, 2026 (as determined based on revenue recognized during the applicable time period) (collectively, the “Top Customers”), showing the total dollar amount of revenue recognized from each such Top Customer during such period. As of the date of this Agreement, none of the Seller or any of the Transferred Subsidiaries has any outstanding material disputes with a Top Customer and there are no pending or threatened disputes between the Seller or any Transferred Subsidiary, on the one hand, and any Top Customer, on the other hand, that would reasonably be expected to materially and adversely affect the relationship with such Top Customer or the Business. The Seller and the Transferred Subsidiaries have not received any written notice or, to the Knowledge of the Seller, oral notice, that any Top Customer intends to stop, or materially reduce the rate or amount of, or fail to renew, downgrade, terminate, cancel or materially delay, its purchases from or business with the Seller or any Transferred Subsidiary, or to otherwise materially and adversely change the terms of its relationship with the Business.

Section 4.20         Suppliers. Section 4.20 of the Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest suppliers of the Seller and the Transferred Subsidiaries, taken as a whole, by aggregate annual expenditures during the fiscal year ended January 31, 2026 (collectively, the “Top Suppliers”), showing the total dollar amount of such expenditures to each such Top Supplier during such period. As of the date of this Agreement, none of the Seller or any of the Transferred Subsidiaries has any outstanding material disputes with a Top Supplier, and there are no pending or threatened disputes between the Seller or any Transferred Subsidiary, on the one hand, and any Top Supplier, on the other hand, that would reasonably be expected to materially and adversely affect the relationship with such Top Supplier or the Business. The Seller and the Transferred Subsidiaries have not received any written notice or, to the Knowledge of the Seller, oral notice, that any Top Supplier has ceased or intends to cease, or to materially reduce, fail to renew, terminate, cancel or materially delay, the supply of products or services to the Seller or any Transferred Subsidiary, or to otherwise materially and adversely change the terms of its relationship with the Business.

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Section 4.21         Compliance with Laws.

(a)          The Business is currently conducted, and during the past four (4) years has been conducted, in compliance in all material respects with all applicable Laws applicable to the Seller’s or any Transferred Subsidiary’s conduct of the Business. Neither the Seller nor any Transferred Subsidiary has received any written notice or, to the Knowledge of the Seller, oral notice, from any Governmental Entity alleging any violation of, or any failure to comply with, any applicable Law in the conduct of the Business in each case that has not been fully resolved and that, individually or in the aggregate, would be expected to have a Material Adverse Effect.

(b)          Section 4.21(b) of the Disclosure Schedule lists all permits, concessions, grants, franchises, licenses, certifications and other authorizations and approvals of Governmental Entities that are material to and necessary for the conduct of the Business (collectively, “Permits”). Each Permit is in full force and effect and the Seller or Transferred Subsidiary, as applicable, is in compliance with each Permit, except in each of the foregoing cases, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of the Seller, threatened that would result in the revocation, cancellation, suspension, modification or non-renewal of any Permit and no event or condition exists that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, cancellation, suspension, modification or non-renewal of any Permit.

Section 4.22         Transactions with Affiliates or Related Persons.

(a)          Section 4.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of all existing Contracts or other business relationships between the Seller or any Transferred Subsidiary, on one hand, and any Affiliate, director or officer of the Seller or any Transferred Subsidiary, any Person that owns or controls more than five percent (5%) of any class of capital stock or other equity interest of the Seller, or, to the Knowledge of the Seller, any such Person’s spouse, parents, children or siblings, whether related by blood, marriage or adoption, or any entity in which any such individual or entity owns any beneficial interest (each of the foregoing, a “Related Person”), on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)          Section 4.22(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Contract, arrangement, understanding, obligation, balance, account or claim between the Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and the Business or any Transferred Subsidiary, on the other hand, including any intercompany loans, payables, receivables, cash-pooling or shared-services or corporate overhead arrangements.

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(c)          Except as set forth on Section 4.22(c) of the Disclosure Schedule, no Related Person (i) owns or has any interest in any Purchased Asset or any asset, right or property used in or necessary for the conduct of the Business, (ii) has any claim or cause of action against, or owes any amount to, or is owed any amount by, the Business, the Seller (in respect of the Business) or any Transferred Subsidiary, (iii) is a party to any Contract with, or has any other business relationship (as lessor, lessee, supplier, customer, licensor, licensee, consultant or otherwise) with, the Business or any Transferred Subsidiary, or (iv) is a guarantor of, or otherwise liable for, any Liability or Indebtedness of the Business or any Transferred Subsidiary.

Section 4.23         Certain Business Practices.

(a)          No Transferred Subsidiary nor any of their respective directors or officers or, to the Knowledge of the Seller, any of their respective employees acting at the direction of the Seller or any Transferred Subsidiaries have in the past five (5) years engaged, directly or indirectly, in any activity in material violation of (a) the FCPA, or (b) any local anti-corruption and anti-bribery Laws, in each case, in jurisdictions in which any Transferred Subsidiary is operating (collectively, “Anti-Bribery Laws”). The Seller has not received any written or, to the Knowledge of the Seller, oral notice that alleges that any Transferred Subsidiary or any of its or their directors, officers, agents, representatives, distributors, advisers, contractors, consultants or employees, acting at the direction of the Seller or any Transferred Subsidiary, is in material violation of the Anti-Bribery Laws.

(b)          Since April 24, 2019, the Transferred Subsidiaries have complied with applicable laws and regulations pertaining to trade sanctions and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”).

(c)          During the past five (5) years, the Transferred Subsidiaries have conducted transactions in material compliance with applicable Laws and regulations relating to the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, (i) the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies, (ii) the Export Control Reform Act of 2018, (iii) the Export Administration Regulations (15 C.F.R. Parts 730-774), including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce’s Denied Persons List or Entity List, (iv) the Arms Export Control Act, (v) the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), including related restrictions with regard to transactions involving persons and entities on the U.S. Department of State’s Debarred List, (vi) the International Emergency Economic Powers Act and (vii) the antiboycott regulations administered by the U.S. Department of Commerce (collectively, “Trade Laws”). The Seller and each Transferred Subsidiary has obtained, and acted in material compliance with, all registrations, licenses, agreements, permits and all other consents, authorizations, waivers, approvals and orders required or issued under applicable Trade Laws and Sanctions and made, filed or caused to be filed all notices, registrations, declarations and filings with any Governmental Entity required by applicable Trade Laws and Sanctions.

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(d)          None of the Seller, the Transferred Subsidiaries, or their respective directors, officers, employees, or, to the Knowledge of the Seller, the Seller’s or the Transferred Subsidiaries’ agents is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement consist of Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine (“Restricted Countries”)); (ii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled by the government of, or any individual or entity resident or ordinarily located in, a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions (collectively, “Sanctioned Parties”).

(e)          None of the Transferred Subsidiaries, or their respective directors, officers, employees or the Transferred Subsidiaries’ agents, has, since April 24, 2019, directly or indirectly without the required approval from the applicable Governmental Entity, provided, sold or otherwise transferred products, software, technology or services to, or otherwise engaged in any business or other dealings with or for the benefit of, a Sanctioned Party, an instrumentality, agent, entity or individual acting directly or indirectly on behalf of a Sanctioned Party, or a party located, organized or resident in a Restricted Country, in each case of the foregoing in material violation of applicable Trade Laws or Sanctions, or otherwise acted in material violation of Trade Laws, nor shall use any amounts payable under this Agreement or related transactional document for the purposes of financing the activities of a Sanctioned Party an instrumentality, agent, entity, or individual acting directly or indirectly on behalf of a Sanctioned Party, or a party located, organized or resident in a Restricted Country, in each case in material violation of Trade Laws, or otherwise in material violation of Trade Laws.

(f)           Since April 24, 2019, none of the Transferred Subsidiaries or any of their respective officers, directors, or employees: (i) has been the target of any threatened or, to the Knowledge of the Seller, pending, government investigation, prosecution, other enforcement action or written government inquiry related to Sanctions violations or violations of Trade Laws; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions or Trade Law violations.

(g)          The Seller has implemented and maintains in effect policies and procedures (including, but not limited to, third-party screening tools) designed to ensure compliance by the Transferred Subsidiaries with applicable Sanctions and Trade Laws.

Section 4.24         Absence of Certain Developments. Since January 31, 2026 to the date hereof, (a) the Seller and the Transferred Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice in all material respects and, except as set forth in Section 4.24 of the Disclosure Schedule, has not taken any actions, which if taken after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof would constitute a breach of Section 6.1(b) and (b) no event has occurred that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

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Section 4.25         Continued Solvency. The Seller is (a) able to pay its debts as they become due and (b) solvent and will be solvent immediately following the Closing. The Seller is not engaged in business or a transaction, and has no legally binding obligation to engage in business or a transaction, for which its remaining assets (including the Excluded Assets) and capital are or will be insufficient to pay its debts as they become due following the Closing. The Seller has not entered into this Agreement or any other Transaction Document, and is not consummating the Transactions, with the intent or purpose of hindering, delaying or defrauding any present or future creditor of the Seller or any other Person.

Section 4.26         Information Supplied. None of the information supplied or to be supplied by or on behalf of the Seller or its Subsidiaries or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is filed with the SEC, at any time the Information Statement is amended or supplemented, and at the time the Information Statement is first mailed, sent or given to the holders of shares of Seller Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27         Bank Accounts. Section 4.27 of the Disclosure Schedule sets forth a true, correct and complete list of each bank, trust company, savings institution, brokerage firm, payment processor, merchant account provider or other financial institution with which the Seller or any Transferred Subsidiary maintains an account, safe deposit box or lock box that is included in the Purchased Assets or held by any Transferred Subsidiary, together with the account or box number and the names of all Persons authorized to draw on, administer or access each such account or box.

Section 4.28          Government Contracts.

(a)           All of the Government Contracts were legally awarded, are in full force and effect and are binding on the other parties thereto in accordance with their terms. Neither the Seller nor any Transferred Subsidiary has received notice that any such Government Contracts (or, where applicable, the prime contracts or higher-tier subcontracts under which such Government Contracts were awarded) are the subject of bid or award protest proceedings or that the counterparty to any such Government Contracts intends to make a material modification to, reduce future expenditures under or refrain from exercising any options under such Government Contracts, and, to the Knowledge of the Seller, no such Government Contracts (or, where applicable, the prime contracts or higher-tier subcontracts under which such Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings, a material modification, a reduction in future expenditures or the failure to exercise an option.

(b)          With respect to each and every Government Contract or outstanding Government Bid: (i) the Seller and each Transferred Subsidiary have complied with all terms and conditions of such Government Contract or Government Bid, including clauses, provisions, conditions of eligibility for award, and requirements incorporated expressly, by reference, or by operation of applicable Law therein; (ii) the Seller and each Transferred Subsidiary have complied with all applicable statutory requirements, rules, regulations, Orders or agreements pertaining to such Government Contract or Government Bid, including any Federal Acquisition Regulation (“FAR”), any applicable agency-specific FAR supplement or acquisition regulation and related cost principles and the Cost Accounting Standards; (iii) all representations, certifications, assertions of eligibility for award, cost or pricing data (as defined in FAR 2.101), and warranties executed, acknowledged or set forth in, submitted with, or pertaining to, such Government Contract or Government Bid were current, accurate and complete as of their effective date, and the Seller and each Transferred Subsidiary have complied with all such representations, certifications, and warranties; (iv) no Governmental Entity, prime contractor, subcontractor or any other Person has notified the Seller or any Transferred Subsidiary of an alleged breach or violation of any requirement, representation, certification, disclosure obligation, Contract term, condition, clause, provision, specification or applicable Law pertaining to such Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice or show cause notice has been received by the Seller or any Transferred Subsidiary; (vi) no substantially adverse or negative past performance evaluation or rating has been received that could reasonably be expected to adversely affect the potential award of a Government Contract to the Seller or any Transferred Subsidiary; (vii) no negative determination of responsibility has been issued with respect to any quotation, bid or proposal for any Government Contract; and (viii) no money due to the Seller or any Transferred Subsidiary pertaining to such Government Contract has been withheld or offset nor has any claim been made to withhold or offset money.

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(c)          In the last six (6) years: (i) neither the Seller nor any Transferred Subsidiary has undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts or Government Bids of the Seller or any Transferred Subsidiary, other than in the ordinary course of business, and, to the Knowledge of the Seller, there is no basis for any such audit, review, inspection, investigation, survey or examination of records, other than in the ordinary course of business; (ii) neither the Seller nor any Transferred Subsidiary has received any document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information from the Seller or any Transferred Subsidiary or any of their officers, managers or employees with respect to any Government Contracts or Government Bids of the Seller or any Transferred Subsidiary; (iii) neither the Seller nor any Transferred Subsidiary, nor any of their officers, managers, directors or, to the Knowledge of the Seller, employees, has been under, nor, to the Knowledge of the Seller, is there pending or threatened, any administrative, civil or criminal investigation or indictment or any audit (other than routine audits in the ordinary course of business) involving alleged false statements, false claims or other improprieties relating to any Government Contracts or Government Bids of the Seller or any Transferred Subsidiary; (iv) neither the Seller nor any Transferred Subsidiary has conducted or initiated any audit, review, or inquiry with respect to any suspected, alleged, or possible violation of any Contract requirement or applicable Law, or inaccuracy in any representation or certification, with respect to any Government Contract or Government Bid; (v) neither the Seller nor any Transferred Subsidiary has made or been required to make any voluntary or mandatory disclosure to any Governmental Entity with respect to evidence or existence of any alleged, suspected, or possible breach, violation, irregularity, mischarging, misstatement, or other act or omission; (vi) there have been no facts and circumstances that would require a mandatory disclosure pursuant to FAR 52.203-13; (vii) neither the Seller nor any Transferred Subsidiary has been or is now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to any Government Contracts or Government Bids of the Seller or any Transferred Subsidiary; and (viii) neither the Seller nor any Transferred Subsidiary has made any payment, directly or indirectly, to any Person in violation of applicable Law relating to procurement by a Governmental Entity, including those relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(d)          At all times within the past six (6) years, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any cost, notified the Seller or any Transferred Subsidiary of any intent to disallow any costs, or withheld or set off, or attempted to withhold or set off, monies due to the Seller or any Transferred Subsidiary under any Government Contract.

(e)           (i) There are no existing or threatened claims against the Seller or any Transferred Subsidiary, asserted by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person relating to any Government Contract (excluding claims for payments due in the ordinary course of performance of any such Government Contract); (ii) no outstanding disputes exist between the Seller or any Transferred Subsidiary and any Governmental Entity, under the Contract Disputes Act or any other applicable Law, or between the Seller or any Transferred Subsidiary and any prime contractor, subcontractor or vendor, relating to any Government Contract; and (iii) neither the Seller nor any Transferred Subsidiary has asserted any claim or initiated any dispute proceedings, directly or indirectly, against any Governmental Entity, prime contractor, subcontractor or vendor concerning any Government Contract.

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(f)           There are no events or omissions that could reasonably be expected to result in (i) a claim against the Seller or any Transferred Subsidiary by a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (ii) a dispute between the Seller or any Transferred Subsidiary and a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (iii) liability under the False Claims Act; (iv) a claim for price adjustment; or (v) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing. Neither the Seller nor any Transferred Subsidiary has taken any action that could reasonably be expected to give any Person a right to make a claim under any warranty or guarantee contained in any Government Contract.

(g)         To the extent applicable, the Seller and each Transferred Subsidiary have taken all reasonable steps designed to comply with all data security, cybersecurity, and physical security terms and conditions and procedures required by their Government Contracts and by Law. Any data breach related to any Government Contract has been reported to the Governmental Entity or higher-tier contractor, as required by the terms of the Government Contract.

(h)         Neither the Seller nor any Transferred Subsidiary, or, to the Knowledge of the Seller, any of their managers, directors, officers, Representatives, agents, consultants, or employees, is (or at any time during the last three (3) years has been) suspended or debarred from doing business with any Governmental Entity, or proposed for suspension or debarment or declared not responsible or ineligible to receive a Government Contract. No debarment, suspension or exclusion proceeding has been initiated against the Seller or any Transferred Subsidiary, or, to the Knowledge of the Seller, any of their managers, directors, officers, Representatives, agents, consultants, or employees. No circumstances exist that may lead to the institution of suspension or debarment proceedings against the Seller or any Transferred Subsidiary, or any of their managers, directors, officers, or, to the Knowledge of the Seller, any of their Representatives, agents, consultants, or employees. Neither the Seller nor any Transferred Subsidiary has been terminated for default under any Government Contract.

(i)           There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the ability of the Seller or any Transferred Subsidiary to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or Contract term. To the Knowledge of the Seller, no organizational conflicts of interest (“OCI”) will arise as a consequence of the consummation of the Transactions. In the past six (6) years, the Seller and each Transferred Subsidiary have complied in all material respects with all of their OCI mitigation plans and have not received any notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Bid.

(j)           No Government Contract has incurred or currently projects losses, nor will any Government Bid, if accepted or entered into, obligate the Seller or any Transferred Subsidiary to process, manufacture or deliver products or perform services that could reasonably be expected to incur, or currently project, losses.

(k)          Neither the Seller nor any Transferred Subsidiary has made any assignments of the Government Contracts or of any interests in such Government Contracts. Neither the Seller nor any Transferred Subsidiary has entered into any financing arrangements with respect to the performance of any Government Contract.

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(l)           Neither the Seller nor any Transferred Subsidiary, nor any manager, director, officer, Representative, agent or employee of the Seller or any Transferred Subsidiary (nor, to the Knowledge of the Seller, any Person acting for or on behalf of any of the foregoing), has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of any Governmental Entity.

(m)        The Seller and each Transferred Subsidiary have taken all steps required under any Government Contract and applicable Law to assert, protect and support their rights in technical data, computer software, computer software documentation, inventions, and other Intellectual Property Rights so that no more than the minimum rights or licenses required under Law and Government Contract terms will have been provided to the receiving party and/or the Governmental Entity. Without limiting the foregoing, the Seller and each Transferred Subsidiary have timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property Rights delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Entity, prime contractor, or higher-tier subcontractor has challenged or, to the Knowledge of the Seller, has any basis for challenging, the markings and rights asserted by the Seller or any Transferred Subsidiary, as applicable.

(n)          Within the last three (3) years, no Governmental Entity has assigned the Seller or any Transferred Subsidiary a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance.

Section 4.29         No Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS ARTICLE IV AND ANY CERTIFICATE DELIVERED BY THE SELLER HERETO ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT IN THE CASE OF FRAUD, THE SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS ARTICLE IV OR THE CERTIFICATE DELIVERED BY THE SELLER HERETO, WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OF THE FOREGOING, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE SELLER OR ITS AFFILIATES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSETS OF THE TRANSFERRED SUBSIDIARIES OR THE ASSUMED LIABILITIES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 4.29 SHALL LIMIT BUYER’S RELIANCE ON, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS ARTICLE IV, ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED HERETO, OR BE DEEMED TO RELEASE ANY CLAIM FOR FRAUD.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.

Section 5.1           Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Buyer has requisite corporate or other legal entity, as applicable, power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

Section 5.2           Authority. The Buyer has the requisite corporate or other legal entity power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Buyer is a party and to consummate the Transactions. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party, the consummation by the Buyer of the Transactions and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other legal entity action on the part of the Buyer, and no other corporate or other legal entity action is, or proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party or the Transactions. No vote or consent of the holders of shares of capital stock or other equity interests of the Buyer is necessary to approve this Agreement or any other Transaction Document to which the Buyer is a party or the Transactions. The Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by principles of equity. Neither Buyer nor any of its Subsidiaries nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof is, or has been at any time during the period commencing three years prior to the date of this Agreement, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Seller.

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Section 5.3           No Conflict; Required Filings and Consents.

(a)          Neither the execution nor delivery of this Agreement (or any other Transaction Documents to which the Buyer is a party) does, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not, (i) conflict with or violate the Organizational Documents of the Buyer, (ii) conflict with or violate (whether after giving notice, lapse of time or both) any Law applicable to the Buyer, or (iii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Contract to which the Buyer is a party or subject or by which the Buyer is bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform any of its obligations under this Agreement.

(b)          Neither the execution or delivery of this Agreement (or any other Transaction Documents to which the Buyer is a party) does, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any Person under any Contract to which the Buyer is a party or subject or by which the Buyer is bound, except as required for compliance with the HSR Act and other Antitrust Laws and FDI Laws.

Section 5.4           Litigation. There is no Action pending (except for any Action against the Buyer that has been filed but not yet served and for which the Buyer has not received any written, or to the knowledge of the Buyer, oral notice) or, to the knowledge of the Buyer, threatened against the Buyer or any Subsidiary of the Buyer before any Governmental Entity that challenges or seeks to prevent, enjoin or otherwise delay, or could have the effect of preventing, enjoining, delaying, making illegal or otherwise interfering with, the consummation of the Transactions contemplated hereby. The Buyer is not subject to any Order that would prevent or materially delay consummation of the Transactions.

Section 5.5           Brokers. There are no brokerage commissions, finder’s fees or similar compensation payable in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement made by or on behalf of Buyer for which Seller or any Excluded Subsidiary may become liable or obligated.

Section 5.6           Funds. The Buyer will have at the Closing readily available funds sufficient to enable the Buyer to consummate the Transactions, including payment of the Purchase Price and the payment of expenses payable by the Buyer relating to the Transactions. The Buyer acknowledges that its obligations to consummate the Transactions under this Agreement are not contingent on the obtaining of any financing.

Section 5.7           Solvency. Assuming that (a) the conditions to the obligation of the Buyer to consummate the Transactions have been satisfied or waived, (b) any estimates, projections or forecasts prepared by the Seller, any Transferred Subsidiary or any Representative thereof that have been provided to the Buyer or their Representatives have been prepared in good faith based upon reasonable assumptions as of the date of preparation thereof, (c) the Seller Financial Statements present fairly in all material respects that consolidated financial condition of the Seller and its consolidated Subsidiaries at the end of the periods covered thereby and the consolidated results of operations of the Seller and its consolidated Subsidiaries for the periods covered there, and (d) the representations and warranties of the Seller set forth in Article IV are accurate, then, immediately following the Closing and after giving effect to all of the Transactions, any alternative financing incurred in accordance with this Agreement and the payment of the Purchase Price and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, the Buyer will be solvent. The Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors.

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Section 5.8           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Buyer or any of its Affiliates expressly for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is filed with the SEC, at any time the Information Statement is amended or supplemented, and at the time the Information Statement is first mailed, sent or given to the holders of shares of Seller Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Buyer with respect to any information supplied by or on behalf of the Seller, any Transferred Subsidiary or any of their respective Affiliates for inclusion or incorporation by reference in the Information Statement.

Section 5.9           Acknowledgement of No Other Representations or Warranties. THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND ANY CERTIFICATE DELIVERED BY THE SELLER HERETO, NONE OF THE SELLER, ANY TRANSFERRED SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE ASSUMED LIABILITIES OR THE TRANSACTIONS, AND THE BUYER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE IV OR ANY CERTIFICATE DELIVERED BY THE SELLER HERETO. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.9 SHALL LIMIT OR MODIFY ANY CLAIM IN RESPECT OF FRAUD OR THE BUYER’S RIGHT TO RELY ON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN ARTICLE IV OR PURSUANT TO ANY CERTIFICATE DELIVERED BY THE SELLER HEREUNDER.

ARTICLE VI

COVENANTS AND ADDITIONAL AGREEMENTS

Section 6.1            Conduct of Business Pending the Closing.

(a)          From the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with Section 9.1, except as expressly permitted, contemplated or required by this Agreement, any other Transaction Document or Section 6.1(a) of the Disclosure Schedule, or as required by applicable Law or Order, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall, and shall cause each Transferred Subsidiary to (i) conduct activities with respect to the Business in the ordinary course of business and (ii) use its reasonable best efforts to (x) maintain and preserve intact its business organization and operations and the Purchased Assets and (y) preserve the present relationships and goodwill of the Business with those customers, suppliers, vendors, licensors, distributors, employees, Governmental Entities and other Persons that have material business relationships with the Business.

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(b)          Except as otherwise expressly permitted, contemplated or required by this Agreement, any other Transaction Document or Section 6.1(b) of the Disclosure Schedule, or as required by applicable Law or Order, or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing or the earlier termination of this Agreement, the Seller shall not, and shall cause the Transferred Subsidiaries not to:

(i)	adopt any change or amendment to, or amend, the Organizational Documents of any Transferred Subsidiaries (including, but not limited to, by merger, consolidation or otherwise);
(ii)	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, winding down, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Seller or any Transferred Subsidiary;
(iii)	establish a record date for, declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Seller or any Transferred Subsidiary, whether payable in cash, stock, property or a combination thereof, or make any return of capital to, or repurchase or redeem any equity interests from, any equityholder of the Seller or any Transferred Subsidiary;
(iv)	(A) sell, lease, transfer or otherwise dispose of, or incur, create, assume or permit the incurrence, creation or assumption of any Lien (other than Permitted Liens) on any Purchased Assets (including the equity of any Transferred Subsidiary) or any assets of any Transferred Subsidiary, other than in the ordinary course of business or (B) waive, release, assign, impair, fail to maintain, allow to lapse, abandon, license or transfer any right, title or interest in or to any Purchased Asset or any asset of any Transferred Subsidiary other than in the ordinary course of business;
(v)	acquire any business or capital stock of any Person or division thereof, whether in whole or in part (whether by merger, consolidation or acquisition of stock or assets or otherwise);
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(vi)	issue, sell or grant any shares of capital stock or equity interests in any Transferred Subsidiary;
(vii)	(A) (x) modify or amend in any material respect, or (y) waive, release or assign any material rights or claims with respect to, any Material Contract or Permit (other than Permitted Liens), (B) other than as permitted under clause (x) below, enter into any Contract that, if entered into prior to the date hereof, would qualify as a Material Contract, or (C) enter into, materially amend or modify, or waive any right under, any Contract or transaction between the Seller and any Transferred Subsidiary, on the one hand, and any Related Person, on the other hand, other than the settlement, elimination or termination of intercompany arrangements contemplated by this Agreement;
(viii)	make any material change to (A) the accounting methods, principles or practices of the Seller or any Transferred Subsidiary, other than any change required by applicable Law or change in GAAP or (B) any of the cash management, pricing, discount, billing or collection practices or policies of the Seller, the Transferred Subsidiaries or the Business, including procedures with respect to the recognition, incurrence and payment of accounts payable and other current liabilities and the billing and collection of accounts receivable;
(ix)	(A) create, incur, assume, guarantee or otherwise become liable or responsible for any Indebtedness for borrowed money except Indebtedness under the Credit Agreement on the date hereof, (B) amend, modify, restate, refinance, replace or extend the Credit Agreement or Forbearance Agreement, (C) incur, draw or request any additional borrowings, advances or other extensions of credit under the Credit Agreement, (D) waive, consent to or agree to any amendment of, or take any action that would increase, the principal, interest, fees, premiums or other amounts payable under, or modify the prepayment, payoff, release or termination terms of, the Credit Agreement or the Forbearance Agreement, or (E) make any capital investment in, any loan to, any Person (other than loans or capital investments by the Seller to any direct or indirect wholly owned Subsidiary of the Company, in each case, in the ordinary course of business consistent with past practice);
(x)	make any capital expenditures or incur any obligations or liabilities thereof, except not to exceed $500,000 individually or $1,000,000 in the aggregate;
(xi)	settle or knowingly waive or compromise any Action that is an Assumed Liability involving payments by the Seller or any Transferred Subsidiary in excess of $500,000 individually or $1,000,000 in the aggregate;
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(xii)	enter into any new line of business, or abandon or discontinue any existing line of business, of the Seller, the Business or any Transferred Subsidiary;
(xiii)	cancel, compromise, waive or release any material right or claim (including any material account receivable or any material Indebtedness owed to the Seller or any Transferred Subsidiary) of the Seller or any Transferred Subsidiary, in each case relating to the Business, the Purchased Assets or the Transferred Subsidiaries, other than in the ordinary course of business consistent with past practice (in each case, other than in respect to the Credit Agreement);
(xiv)	(x) make (inconsistent with the past practices of the Seller) or change any income or other material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns, enter into any closing agreement, settle any Tax claim, audit or assessment, extend the statute of limitations period for the assessment or collection of any Tax, enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclose information to a Governmental Entity with respect to Taxes, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each case, (i) with respect to any Purchased Asset (including, for the avoidance of doubt, any Transferred Subsidiary), and/or (ii) to the extent such action would reasonably be expected to affect Tax liabilities in respect of any Transferred Subsidiary;
(xv)	except (x) to the extent required by applicable Law, or (y) as required by the terms of any Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any employee, other than annual increases in base salary or base wage rates for the 2026 calendar year made in the ordinary course of business consistent with past practice with respect to employees whose annual base salary or wage rate is less than $250,000; provided that such base salary or wage rate increases may not exceed 2% in the aggregate with respect to such employees; (B) grant or promise to grant any employee any equity or equity-based award, equity purchase rights, compensation, bonus, commission, incentive, retention, transaction, change in control, severance or termination payment or benefit or accelerate the payment, funding, or vesting of any compensation or benefit, (C) enter into, amend, renew, waive or terminate any employment, consulting, independent contractor, retention, change in control, severance or termination agreement or arrangement with any employee or other service provider or (D) establish, amend, adopt, enter into or terminate any Union Contract or Benefit Plan; (E) hire, engage, terminate, furlough, lay off, or materially reduce the hours of any employee or other service provider, other than terminations for cause after prior written notice to the Buyer, (F) implement any plant closing, mass layoff, collective redundancy, employment losses, group termination or similar action that could implicate the WARN Act, (G) recognize or certify any Union, (H) settle, release, waive or compromise any Action, threatened Action, internal complaint, grievance involving any current or former applicant, employee or other service provider or any labor or employment matter where the amount paid or to be paid by Seller or any Transferred Subsidiary exceeds $50,000 or that would impose any non-monetary obligations or restrictions on Seller, any Transferred Subsidiary or the Business following the Closing Date;
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(xvi)	sell, assign, transfer, exclusively license, abandon, allow to lapse, fail to maintain or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Owned Intellectual Property that is material to the Business;
(xvii)	renew, extend or exercise (or fail to exercise any right that would result in the renewal or extension of), or amend, modify or waive any material right under, any Lease (other than the Excluded Leases);
(xviii)	prior to the delivery of the Written Consent, convert, exchange or reclassify, or permit, facilitate or take (or fail to take) any action that would permit or result in the conversion, exchange or reclassification of, or the pledge, hypothecation, transfer, foreclosure upon or other exercise of remedies with respect to, any shares of Class A Common Stock into shares of Class B Common Stock or any other shares of Seller Common Stock beneficially owned by the Majority Stockholders, or otherwise amend, modify or waive any provision of the Seller Charter, the Seller Bylaws or any other Organizational Document of the Seller relating to the conversion, exchange, reclassification or voting rights of any shares of Seller Common Stock, in each case in a manner that would or would reasonably be expected to adversely affect the voting power represented by the Majority Stockholders’ shares of Seller Common Stock or the validity or effectiveness of the Seller Stockholder Approval or the Written Consent;
(xix)	make any loans or advances to, or any investments in, any Person (other than the Seller or any Transferred Subsidiary), or transfer, sweep or otherwise distribute any Cash Equivalents to any Person (other than the Seller or any Transferred Subsidiary), in each case, other than in the ordinary course of business;
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(xx)	(A) accelerate the collection of, or offer discounts to accelerate the collection of, any accounts receivable, notes receivable or other receivables relating to the Business; (B) delay or postpone the payment of any accounts payable, expenses or other Liabilities relating to the Business beyond their respective due dates, or the dates on which such Liabilities would otherwise have been paid other than in the ordinary course of business; or (C) prepay any expenses, obligations or other Liabilities relating to the Business; or
(xxi)	enter into any legally binding agreement, or commitment (whether written or oral) with respect to any of the foregoing.

Section 6.2           Written Consent; Information Statement.

(a)          Immediately after the execution and delivery of this Agreement, the Seller shall take all actions reasonably necessary to submit to, and seek and obtain from, the Majority Stockholders a written consent approving and adopting this Agreement and approving the Transactions in the form attached hereto as Exhibit F (the “Written Consent”) promptly after, but in any event within one (1) hour of, the execution and delivery of this Agreement (the “Written Consent Delivery Time”). Upon receipt of the Written Consent, the Seller shall provide to the Buyer promptly (and in any event by the Written Consent Delivery Time) a copy of such Written Consent. In connection with the Written Consent, the Seller shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL, Regulation 14C under the Exchange Act and the Seller Charter and Seller Bylaws. Following delivery of the Written Consent, the Seller shall not solicit proxies or votes or call or convene any meeting of the Seller’s stockholders for purposes of approving this Agreement or the Transactions.

(b)          If the Written Consent is delivered to the Buyer by the Written Consent Delivery Time or is delivered to the Buyer after the Written Consent Delivery Time and the Buyer has not terminated this Agreement pursuant to Section 9.1(c)(i), the Seller shall, with the assistance of the Buyer, prepare and file with the SEC, as promptly as practicable after the date of this Agreement and, in any event, within fifteen (15) Business Days of the date of this Agreement, an information statement with respect to the approval of this Agreement and the Transactions by Written Consent (including any amendments or supplements thereto, the “Information Statement”). The Seller and the Buyer shall cooperate with one another in connection with the preparation of the Information Statement and in taking such actions or making any such filings and furnishing such information required in connection therewith. The Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Seller, and the Seller shall give reasonable and good faith consideration to any comments made by the Buyer and its counsel. The Seller shall promptly provide the Buyer and its counsel with (i) any comments or other communications, whether written or oral, between the Seller or its counsel and the SEC or its staff with respect to the Information Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Seller’s response to those comments and to provide comments on that response, to which reasonable and good faith consideration shall be given by the Seller. The Seller shall use reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof.

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(c)          The Seller shall cause the Information Statement to be mailed to the holders of Seller Common Stock as of the date the Written Consent is effective promptly (but in any event no more than five (5) Business Days) after the later of (i) the tenth (10th) day after the Information Statement is filed with the SEC if the SEC has not informed the Seller that it will review the Information Statement and (ii) confirmation by the SEC that the SEC has no further comments on the Information Statement. If, at any time prior to the Closing, any information relating to the Seller, the Buyer or any of their respective Affiliates should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement, the Party that discovers such information shall promptly notify the other Party, and the Seller shall prepare (with the assistance of the Buyer) and mail to its stockholders such amendment or supplement, in each case, to the extent required by applicable Law. Each of the Seller and the Buyer agrees to promptly (x) correct any information provided by it specifically for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect and (y) supplement the information provided by it specifically for use in the Information Statement to include any information that shall become necessary in order to make the statements in the Information Statement, in light of the circumstances under which they were made, not misleading. The Seller further agrees to cause the Information Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

Section 6.3           Access to Information; Customer Contacts; Confidentiality; Cooperation in Litigation.

(a)          From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, except as prohibited by applicable Law, the Seller shall, and shall cause the officers, directors, employees, auditors and agents of the Seller to, (i) afford the Representatives of the Buyer reasonable access during normal business hours on reasonable prior advance notice to the officers, employees, agents, properties, offices and other facilities and books and records, and Contracts and other documents and data relating to the Business of the Seller and Transferred Subsidiaries, (ii) furnish the Buyer and its Representatives with such financial, operating and other data and information relating to the Business as the Buyer or any of its Representatives may reasonably request and (iii) afford the Buyer the opportunity to conduct a non-invasive environmental assessment of the Leased Real Property at the Buyer’s sole cost and expense; provided, however, that the Seller may withhold (A) such portions of documents or information relating to pricing or other matters that are sensitive if the exchange of such documents (or portions thereof) or information would be reasonably likely to result in a violation of Antitrust Laws or FDI Laws, or (B) any documents (or portions thereof) or information that would reasonably result in the Seller’s loss of its right to assert any privilege, including the attorney-client privilege in respect of such documents or information. If any material is withheld by the Seller pursuant to this Section 6.3(a), to the extent possible, the Seller shall inform the Buyer as to the general nature of what is being withheld and shall use reasonable best efforts to supply the requested information in such a way as not to violate any Law or privilege. In connection with the access contemplated by this Section 6.3(a), the Buyer shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of the Seller or any Transferred Subsidiary.

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(b)          The Buyer agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the customers, service providers, vendors, independent contractors, partners and agents of the Seller or any Transferred Subsidiary other than (i) in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed by the Seller and the Buyer, including procedures and conditions in respect of compliance with Antitrust Laws or FDI Laws, or (ii) otherwise with the prior consultation with and written approval of the Seller (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that this Section 6.3(b) shall not prohibit any contacts by the Buyer or its Representatives with the customers, providers, service providers and vendors of the Buyer in the ordinary course of business unrelated to the Transactions. Notwithstanding the foregoing, with respect to Employees, the Buyer and the Seller shall cooperate in good faith regarding any written communications to be distributed to Employees relating to the Transactions or post-Closing terms of employment, and upon the reasonable written request of the Buyer, the Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with the Buyer (x) in developing a joint communications strategy to introduce the Buyer to the Employees and (y) in affording the Buyer and its Representatives reasonable access during regular business hours to the Employees in connection with such communications strategy and the planning for post-Closing integration of the Employees.

(c)          All information obtained by the Buyer pursuant to this Section 6.3 shall constitute Evaluation Material (as defined in the Confidentiality Agreement) of the Seller and be kept confidential by the Buyer in accordance with the Confidentiality Agreement. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.3 or information provided or received by any Party pursuant to this Agreement will enlarge any of the representations or warranties of the Parties contained in this Agreement. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Purchased Assets or the Assumed Liabilities (including all Trade Secrets necessary to provide the Business Products and any information that is or would have been Evaluation Material (as defined in the Confidentiality Agreement), if disclosed by Seller before the Closing Date) and to not, directly or indirectly, disclose, divulge or make any unauthorized use of, any such information. The foregoing applies, except to the extent that the Seller can show that such information (i) is generally available to and known by the public through no fault of the Seller or any of its Affiliates or their respective Representatives or (ii) is lawfully acquired by the Seller or any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information that the Seller is advised by its counsel in writing is legally required to be disclosed; provided that the Seller shall use reasonable best efforts to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information. The provisions of the Confidentiality Agreement will remain binding and in full force and effect until the Closing, except that the Confidentiality Agreement will not apply to any documents prepared in connection with any Action before or filed with, or other disclosure made to, a Governmental Entity to enforce any of the Buyer’s rights arising in connection with the termination of this Agreement. This Agreement and the information contained herein or delivered to the Buyer or its Representatives pursuant hereto will be subject to the Confidentiality Agreement as Evaluation Material (as defined in the Confidentiality Agreement) until the Closing, and will be thereafter treated as the Buyer’s Evaluation Material (as defined in the Confidentiality Agreement and subject to the exceptions contained therein, but exceptions due to the Seller and its Affiliates knowing the information already will not apply). All obligations of the Buyer and its Affiliates under the Confidentiality Agreement in respect hereof or the information contained herein and the information delivered to the Buyer or its Representatives pursuant hereto relating to the Business, the Purchased Assets or the Assumed Liabilities will terminate simultaneously with the Closing.

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(d)          Until the sixth (6th) anniversary of the Closing Date, the Buyer shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Purchased Assets or the assets of the Transferred Subsidiaries or that relate to Excluded Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Purchased Assets or the assets of the Transferred Subsidiaries; (ii) permit the Seller and its Representatives to access and make copies of such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access or making copies does not materially interfere with the Buyer’s operations and provided that such access or making copies is for the sole purpose of allowing the Seller and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns or filings with the SEC or any other Governmental Entity, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Seller, or (C) to access or make copies of information with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the Transactions; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access or making copies does not materially interfere with the Buyer’s operations, to assist the Seller in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, employees of the Buyer or any Affiliate thereof who are former employees of the Seller for consultation with the Seller in connection with matters associated with the continuing business of the Seller, including, with regard to SEC reporting, tax, employment and litigation matters. The Seller shall reimburse the Buyer for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), the time of the employees of the Buyer or any Affiliate thereof and any internal overhead associated therewith. Notwithstanding the foregoing, the Buyer shall not be required to provide access to, or copies of, any books, records, documents, information or personnel if doing so would, in the Buyer’s good faith determination, (x) result in the loss or waiver of any attorney-client privilege, work product protection or other similar privilege (unless pursuant to a joint defense or similar agreement), (y) violate any applicable Law, or (z) relate to any dispute, claim or Action between the Buyer or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand.

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(e)          Until the sixth (6th) anniversary of the Closing Date, the Seller shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Excluded Assets or that relate to the Purchased Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Excluded Assets; (ii) permit the Buyer and its Representatives to access and make copies of such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access or making copies does not materially interfere with the Seller’s operations and provided that such access or making copies is for the sole purpose of allowing the Buyer and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns or filings with any Governmental Entity, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Buyer, or (C) to access or make copies of information with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the Transactions; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access or making copies does not materially interfere with the Seller’s operations, to assist the Buyer in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access or making copies does not materially interfere with the Seller’s operations, any employees of the Seller or any Affiliate thereof who are Excluded Employees for consultation with the Buyer in connection with matters associated with the Business, including, with regard to tax, employment and litigation matters. The Buyer shall reimburse the Seller for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), the time of the employees of the Seller or any Affiliate thereof and any internal overhead associated therewith. Notwithstanding the foregoing, the Seller shall not be required to provide access to, or copies of, any books, records, documents, information or personnel if doing so would, in the Seller’s good faith determination, (x) result in the loss or waiver of any attorney-client privilege, work product protection or other similar privilege (unless pursuant to a joint defense or similar agreement), (y) violate any applicable Law, or (z) relate to any dispute, claim or Action between the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand. The Seller shall not destroy or dispose of any such books, records, documents, information or correspondence prior to the sixth (6th) anniversary of the Closing Date, and, prior to any destruction or disposition thereafter, or in connection with any dissolution, winding up or liquidation of the Seller, the Seller shall give the Buyer reasonable prior written notice and the opportunity to take possession of (or make copies of) such materials, at the Buyer’s expense, before they are destroyed or disposed of.

(f)           For a period of six (6) years after the Closing, the Buyer and the Seller will reasonably cooperate with one another in the defense or prosecution of any Action that has been or may be instituted hereafter against or by such Person relating to or arising out of the conduct of the Business or any Transferred Subsidiary prior to the Closing (other than Actions arising out of the consummation of the Transactions or other Actions among such Persons or their respective Affiliates or successors in interest), and the Person requesting such cooperation shall pay the reasonable out-of-pocket expenses (including reasonable legal fees and disbursements) of the Person providing such cooperation and of its Representatives reasonably incurred in connection with providing such cooperation. Such cooperation shall not be unreasonably distracting to the operation of the Seller or the Buyer, as applicable, or their respective Representatives who are involved in such cooperation. Notwithstanding the foregoing, no Person shall be required to provide cooperation under this Section 6.3(f) in connection with any dispute, claim or Action between the Buyer or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, or to the extent doing so would result in the loss or waiver of any attorney-client privilege, work product protection or other similar privilege (unless pursuant to a joint defense or similar agreement).

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(g)          Within five (5) Business Days after the date of this Agreement, the Seller shall deliver, or cause to be delivered, to the Buyer a complete copy (in electronic format) of the electronic data room maintained by or on behalf of the Seller in connection with the Transactions as of the date of this Agreement. From the date of this Agreement until the Closing, the Seller shall not remove or delete any documents or information from, or otherwise restrict the Buyer’s and its Representatives’ access to, such data room, and shall preserve all documents and information contained therein.

Section 6.4           Notification of Certain Matters; Transaction Litigation. The Seller shall give prompt written notice to the Buyer, and the Buyer shall give prompt written notice to the Seller, of (a) the occurrence or failure to occur of any event that would reasonably be expected to cause any representation or warranty made by the Seller or the Buyer, as the case may be, to become untrue or incorrect and (b) any breach by the Seller or the Buyer, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case to the extent that any such occurrence, failure to occur or breach has resulted in or would reasonably be expected to result in any of the conditions set forth in Article VIII to fail to be satisfied at Closing. Any notice provided, or disclosure made, by either the Seller or the Buyer pursuant to this Section 6.4 shall not be taken into account for purposes of determining whether the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, have been satisfied or affect a Party’s rights to indemnification under Article X. Furthermore, the Seller shall give prompt notice to the Buyer of (x) any written notice or other written communication received by the Seller or any Transferred Subsidiary from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of the Seller or such Transferred Subsidiary to obtain such consent would be material to the Business, taken as a whole, and (y) any Actions commenced or, to the Knowledge of the Seller, threatened against the Seller, the Transferred Subsidiaries and/or any of their respective directors or officers or other Representatives that relate to this Agreement, the other Transaction Documents or the Transactions and of any material developments with respect thereto (“Transaction Litigation”), and shall promptly furnish the Buyer with copies of all pleadings, demand letters, correspondence and other material filings or communications relating to any Transaction Litigation. The Seller shall keep the Buyer informed on a reasonably current basis with respect to the status of any such Transaction Litigation, shall give the Buyer the opportunity to participate in (at the Buyer’s expense), and to consult with respect to the defense and settlement of, any such Transaction Litigation, and shall give reasonable and good faith consideration to the Buyer’s advice with respect to such Transaction Litigation. The Seller shall not settle, offer to settle or compromise any Transaction Litigation without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent may be granted or withheld in the Buyer’s sole discretion with respect to any settlement that (i) involves any injunctive or other equitable relief, (ii) includes any admission of wrongdoing or Liability by anyone other than the Seller, (iii) imposes any obligation or restriction on the Buyer or any of its Affiliates, or (iv) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

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Section 6.5           Consents and Approvals.

(a)          From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, the Parties shall cooperate with each other and use their reasonable best efforts to promptly (i) submit any information or documents requested by any Governmental Entity in connection with this Agreement or the Transactions and (ii) obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Entities that are necessary, proper or advisable to consummate the Transactions and are necessary for the Buyer to operate the Business in accordance with past practice in all material respects immediately following the Closing. The Parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each Party will keep the other Parties apprised of the status of matters relating to completion of the Transactions. Each Party shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement and the other Transaction Documents or the Transactions. Neither Party shall extend, directly or indirectly, any waiting period under the HSR Act or under any other applicable Antitrust Law or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, the Agreement or the Transactions, except with the prior written consent of the other Party.

(b)          In furtherance of, and not in limitation of the foregoing, the Parties shall: (i) as promptly as practicable after the date of this Agreement and in any event, within ten (10) Business Days after the date hereof, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice all documents, notifications and reports required to be filed under the HSR Act with respect to the Agreement or the Transactions; (ii) respond as promptly as practicable to any request for additional information and documentary material relating thereto, and (iii) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain any required authorizations under such Antitrust Laws or FDI Laws as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act or other expedited treatment to the extent available under applicable Antitrust Laws or FDI Laws. Nothing in this Agreement, including this Section 6.5, requires Buyer to contest, defend or appeal, or otherwise formally oppose or litigate any threatened or pending Action or preliminary or permanent injunction or other Order or Law that would otherwise have the effect of materially delaying or preventing the consummation of the Agreement or the Transactions. Buyer and Seller shall each bear fifty percent (50%) of all filing fees in connection with any filings made by any of the parties under the HSR Act or any similar Antitrust Laws or FDI Laws or regulations of any other jurisdiction (collectively, the “HSR Fees”).

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(c)          The Parties shall promptly advise each other upon receiving, and shall provide a copy of (or, if such communication was oral, a detailed summary of the content of), any communication from any Governmental Entity in connection with this Agreement or the Transactions. The Parties agree, to the extent not prohibited by applicable Law and to the extent reasonably practicable, (i) to consult with and permit each other to review in advance any proposed filing and any substantive written communication or correspondence by such party to any Governmental Entity relating to the subject matter of this Section 6.5 or the Transactions contemplated by this Agreement, and shall take into account, in good faith, the reasonable views of such party in connection with any proposed filing and any substantive written communication or correspondence to any Governmental Entity, including the FTC or the DOJ relating to the subject matter of this Section 6.5 or the Transactions contemplated by this Agreement, and (ii) to permit authorized representatives of the other party to be present at each meeting or conference relating to such filing, request, inquiry, proceeding or any other matter contemplated by this Section 6.5 or the Transaction contemplated by this Agreement.

(d)          Buyer shall not enter into a definitive agreement providing for, or consummate, any transaction, including, without limitation, any acquisition, merger, purchase of assets or equity, licensing, collaboration, joint venture or any other activity involving a third party, where the consummation of such transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any waiting period pursuant to the HSR Act or any other applicable Antitrust Law or FDI Law or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or Order of a Governmental Entity necessary to consummate the Agreement and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Antitrust Law or FDI Law or (ii) materially increase the risk of any Governmental Entity entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Agreement and the Transactions.

(e)          From the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Seller shall use its commercially reasonable efforts to obtain subordination, non-disturbance and attornment agreements from each holder of a mortgage, deed of trust or ground lease affecting any of the Leased Real Property that is the subject of the Specified Leases, in form and substance reasonably acceptable to the Buyer (“SNDAs”); provided, however, that the Seller shall not be required to pay any fee or other consideration (other than de minimis administrative fees) to obtain any such SNDA.

Section 6.6           Further Assurances. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, each of the Parties shall use its reasonable best efforts to effect the Transactions in accordance with the terms set forth in this Agreement. Following the Closing, each of the Parties, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting the consummation of the Transactions and the aiding and assisting in collecting and reducing to possession any or all of the Purchased Assets.

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Section 6.7          Public Announcements. Each of Buyer and Seller shall provide and issue a press release announcing the execution of this Agreement (each, a “Press Release”); provided, however, that each Party shall deliver, or cause to be delivered, a draft of such Party’s Press Release to the other Party and shall consider the other Party’s reasonable comments to such Press Release prior to the issuance thereof. Thereafter, neither Party nor any of its Affiliates shall issue any press release or otherwise make any public announcement, statement or disclosure concerning this Agreement or the Transactions without the prior written consent of the other Party, except to the extent (a) such release, announcement, statement or disclosure is consistent in all material respects with the Press Releases or with any other public disclosure previously made in accordance with this Section 6.7 or (b) such release, announcement, statement or disclosure is required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange (including a Party’s filing of a Current Report on Form 8-K upon or following execution of this Agreement, the Information Statement and any other filings required under the Exchange Act), in each case such Party shall (i) use its reasonable best efforts to consult with the other Party, and to provide the other Party a reasonable opportunity to review and comment on, such release, announcement, statement or disclosure in advance of its issuance or filing, (ii) give reasonable and good faith consideration to the other Party’s comments and (iii) and, in the case of any disclosure made pursuant to clause (b) hereof, limit such disclosure to that portion which such Party is advised by counsel is legally required to be disclosed. For the avoidance of doubt, nothing in this Section 6.7 shall restrict Seller or any of its Affiliates from making any press release, public announcement, statement or disclosure concerning the contemplated business and operations of Seller following the Closing and which press release, public announcement, statement or disclosure does not include any information regarding the Transactions that are inconsistent with any other public disclosure previously made in accordance with this Section 6.7.

Section 6.8           Employees and Employee Benefits.

(a)          Subject to Section 6.3(b), from and after the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, the Seller shall cooperate regarding, and facilitate the transmission of, any written communications requested by Buyer to be distributed to any Employees or Excluded Employees relating to the Transactions or post-Closing terms of employment, and Buyer shall consider any reasonable comments of Seller to such written communications prior to such communications being sent. Seller shall not, and shall cause its Subsidiaries and their respective Representatives not to, distribute or permit to be distributed any written or oral communication to any Employees or Excluded Employees relating to the Transactions, the Buyer or post-Closing terms of employment without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing, nothing herein shall restrict ordinary course communications to Employees or Excluded Employees that do not relate to the Transactions, the Buyer or post-Closing terms of employment with Buyer.

(b)          The Buyer shall employ or cause to be employed with one of its Affiliates, effective immediately following the Closing, all Employees (which, for the avoidance of doubt, will not include any Excluded Employees), including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, and such Employees shall become Transferred Employees immediately following the Closing. The employment of the Transferred Employees shall be on terms and conditions consistent with applicable Law and this Section 6.8. Seller shall terminate the employment of the Excluded Employees on a date mutually agreed upon by Seller and Buyer but in any event no later than the Closing. For the avoidance of doubt, Seller shall be responsible for any Liabilities associated with the termination of the Excluded Employees. Notwithstanding the foregoing, Buyer and its Affiliates shall not be required to commence or continue the active employment or service of any Employee unless and until such individual is legally authorized to work for Buyer or one of its Affiliates in the applicable jurisdiction, and nothing in this Section 6.8(b) shall limit Buyer’s rights under Section 6.8(g) or require Buyer to take any action inconsistent with applicable immigration Law.

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(c)          For a period of twelve (12) months immediately following the Closing Date (or if earlier, the date of the Transferred Employee’s termination of employment), the Buyer shall, or shall cause an Affiliate of the Buyer to, provide each Transferred Employee with (i) base salary or wage rate that is no less than the base salary or wage rate received by such Transferred Employee from Seller or the applicable Transferred Subsidiary immediately prior to the Closing, (ii) annual cash bonus opportunities (excluding any transaction-related bonuses or retention bonuses) that are substantially comparable, in the aggregate, to the lesser of (A) the annual cash bonus opportunities (excluding any transaction-related bonuses or retention bonuses) provided by Buyer to its similarly situated employees, and (B) the annual cash bonus opportunities (excluding any transaction-related bonuses or retention bonuses) as provided to such Transferred Employee by the applicable Transferred Subsidiary immediately prior to the Closing, (iii) employee benefits (other than any change of control or similar transaction-related payment or benefit, long-term incentives, severance, equity or equity-based incentives, defined benefit pension plan, retiree health or retiree life insurance benefits, or nonqualified deferred compensation benefits (together, the “Excluded Benefits”) that are substantially comparable, in the aggregate, to the lesser of (A) the employee benefits provided to similarly situated employees of Buyer (other than the Excluded Benefits), and (B) the employee benefits provided to such Transferred Employee by the applicable Transferred Subsidiary immediately prior to the Closing (other than the Excluded Benefits), and (iv) severance benefits that are substantially comparable to the severance benefits provided to similarly situated employees of Buyer; provided that in no event shall such severance benefits be less favorable than the severance benefits set forth on Section 6.8(c) of the Disclosure Schedule.

(d)          For purposes of eligibility, and with respect to severance and paid-time off plans, level of benefits, under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Transferred Employees after the Closing (the “New Benefit Plans”), Buyer and its Affiliates shall, subject to applicable Law, use commercially reasonable efforts to cause each Transferred Employee to be credited with his or her years of service with the Seller or the applicable Transferred Subsidiary prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller or the applicable Transferred Subsidiary has given credit for prior service), to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under the corresponding Benefit Plan in which such Transferred Employee participated immediately prior to the Closing (such Benefit Plans, collectively, the “Legacy Benefit Plans”), except (i) for purposes of benefit accrual under any New Benefit Plan that is a defined benefit plan, (ii) for any purpose where service credit for the applicable period is not provided to participants generally, (iii) with respect to any long-term incentive or equity or equity-based plan, or (iv) to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Buyer will use commercially reasonable efforts to cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all New Benefit Plans to the extent coverage under such New Benefit Plan replaces coverage under a similar or comparable Legacy Benefit Plan. The Buyer shall use commercially reasonable efforts to waive or cause to be waived any actively-at-work requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Transferred Employees and their eligible dependents under the New Benefit Plans.

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(e)          From and after the Closing Date, the Buyer shall be solely responsible for providing continuation coverage (and giving any required notices related thereto) under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA to those individuals working or residing in the United States who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the Transactions.

(f)           The Seller and the Transferred Subsidiaries shall not, at any time ninety (90) calendar days prior to the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate a plant closing or mass layoff, in each case as defined by the WARN Act and affecting any Employees. On or as soon as practicable following the Closing, the Seller shall provide the Buyer with a list of “employment losses,” as such term is defined in the WARN Act, occurring in the period ninety (90) days immediately prior to the Closing Date. The Buyer shall be responsible for any Liabilities arising under the WARN Act from any actions taken by Buyer or its Affiliates after the Closing, with the exception of Liabilities arising from Seller’s failure to disclose “employment losses” pursuant to Section 4.11(j) hereof or this Section 6.8(f).

(g)          If any Transferred Employee requires a work permit, employment pass, visa, petition approval, labor condition application, labor certification, employment authorization document, or other legal or regulatory approval for employment with Buyer or any of its Affiliates, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts, subject to the cooperation of Seller and the applicable Transferred Employee and the timing and determinations of applicable Governmental Entities, to prepare, file or cause to be filed any petitions, applications, notices, attestations or similar submissions required or reasonably necessary for such Transferred Employee to be authorized to work for Buyer or its applicable Affiliate as of the Closing Date or as soon as reasonably practicable thereafter in accordance with applicable Law. With respect to U.S. immigration-related filings submitted by Seller or its Affiliates on behalf of any Transferred Employee who remains employed by Buyer or any of its Affiliates after the Closing, Buyer shall, to the extent permitted and required by applicable Law, use commercially reasonable efforts to rely on, assume or establish successor-in-interest treatment for such filings only where Buyer determines, after consultation with immigration counsel, that a valid successor-in-interest relationship exists or can be established and that such treatment is legally effective. Buyer may instead file, or cause to be filed, new or amended petitions, labor condition applications, labor certifications, immigrant petitions or other applications or notices if required or advisable because of any material change in job duties, geographic work location, wage rate, employer, qualifying corporate relationship, ownership or control or other eligibility facts. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to maintain through the Closing Date all existing work authorization and immigration filings for Employees, to avoid taking any action that would reasonably be expected to impair such authorization or filings, and to provide Buyer, promptly upon request, copies of immigration-related files and records for Transferred Employees, including petitions, applications, approvals, certified labor condition applications, public access files, labor certifications, PERM audit files, ability-to-pay documentation, Form I-9 records for U.S. employees, E-Verify records if applicable, work permit records, and related correspondence with any Governmental Entity, in each case to the extent permitted by applicable Law. With respect to any non-U.S. work permit, employment pass, visa, or similar authorization, the Parties shall cooperate in good faith, subject to applicable local Law, employee consent and cooperation, and advice of local immigration counsel, to take such commercially reasonable actions as are required to support continued work authorization for Transferred Employees who remain employed by Buyer or its Affiliates after Closing. Nothing in this Section 6.8(g) shall obligate Buyer or any of its Affiliates to hire, retain, continue the employment of any Employee or Transferred Employee, or sponsor, continue to sponsor, initiate, support or maintain any immigration petition, application, labor certification, work permit, visa or other immigration-related filing for any Employee or Transferred Employee for any period following the termination of such individual’s employment; provided that Buyer and its Affiliates shall comply with any applicable immigration-Law obligations arising from the employment or termination of any such individual and shall be responsible for immigration-Law obligations arising from Buyer’s or its Affiliates’ post-Closing acts or omissions, except to the extent such obligations arise out of or relate to Seller’s or its Affiliates’ pre-Closing acts or omissions, inaccurate or incomplete records or filings, or failure to cooperate as required by this Section 6.8(g). No Party shall be deemed to represent, warrant or guarantee that any Governmental Entity will approve, extend, amend, transfer or recognize any work authorization, visa, petition, labor certification, or other immigration-related filing.

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(h)          The provisions of this Section 6.8 are for the sole benefit of the parties to this Agreement, and nothing in this Section 6.8, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Employee, Transferred Employee, Excluded Employee or other current or former employee or independent contractor of the Seller or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any third-party beneficiary rights). Nothing contained in this Section 6.8 shall (i) constitute or be deemed to constitute the establishment, adoption, amendment, modification or termination of any Benefit Plan or any other benefit or compensation plan, program, policy, agreement or other arrangement or (ii) obligate the Seller, the Buyer or any of their respective Affiliates to (A) maintain any particular Benefit Plan or any other benefit or compensation plan, program, policy, agreement or other arrangement, except as required by the terms of such plan or applicable Law or (B) retain the employment of any employee or the services of any independent contractor.

Section 6.9           Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; provided that any Liabilities arising from or attributable to such noncompliance (“Bulk Sales Liabilities”) shall be treated as Excluded Liabilities.

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Section 6.10         Non-Solicitation.

(a)          From and after the date of this Agreement, the Seller shall, and shall cause the Seller’s Subsidiaries and its and their respective officers and directors to, and will use its reasonable best efforts to cause their respective Representatives to, immediately cease, and cause to be terminated, any solicitations, encouragement, discussions or negotiations with any Person conducted heretofore by the Seller or any of its Subsidiaries or any of its or their respective Representatives with respect to any inquiry, proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a Competing Proposal. The Seller shall promptly (and in any event within two (2) Business Days after the date of this Agreement) deliver a written notice to each Person that has received non-public information regarding the Seller within the twenty-four (24) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Seller for purposes of evaluating any transaction that could be a Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction (as provided in the terms of the applicable confidentiality agreement) of all confidential information concerning the Seller and any of its Subsidiaries heretofore furnished to such Person. The Seller will immediately terminate any physical and electronic data access previously granted to any such Person to diligence or other information regarding the Seller or any of its Subsidiaries for purposes of evaluating any transaction that could be a Competing Proposal. The Seller shall use its reasonable best efforts to secure, and shall promptly confirm to the Buyer the receipt of, all certifications of such return or destruction from each such Person as promptly as practicable after such receipt.

(b)          From and after the date of this Agreement, the Seller shall not, and shall cause its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:

(i)	initiate, solicit, propose or knowingly encourage or knowingly facilitate the submission of any inquiry or the making of any proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a Competing Proposal;
(ii)	engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Competing Proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a Competing Proposal;
(iii)	furnish any non-public information regarding the Seller or its Subsidiaries, or access to the properties, assets, books, records or employees of the Seller or its Subsidiaries, to any Person in connection with or in response to any Competing Proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a Competing Proposal;
(iv)	approve, adopt or enter into any letter of intent or agreement in principle or other agreement providing for or relating to a Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.10(e)(ii));
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(v)	take any action to make the provisions of any Takeover Law or any similar provision in the Seller’s Organizational Documents inapplicable to any transactions contemplated by a Competing Proposal (and, to the extent permitted thereunder, the Seller shall promptly take all steps necessary to terminate any revocable or terminable waiver that may have been heretofore granted to any Person other than the Buyer under any such provisions);
(vi)	submit any Competing Proposal to a vote or consent of the stockholders of the Seller; or
(vii)	propose or recommend publicly or agree or otherwise resolve to do any of the foregoing;

provided, however, that notwithstanding anything to the contrary in this Agreement, the Seller or any of its Representatives may, (x) in response to an unsolicited inquiry or proposal that did not result from a breach of Section 6.10(b), request information reasonably necessary to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal and (y) in response to an inquiry or proposal from a third party, inform a third party or its Representatives of the restrictions imposed by the provisions of this Section 6.10 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c)          In the event that on or after the date of this Agreement, the Seller, any of its Subsidiaries or any of their respective Representatives receives a Competing Proposal or any request for information relating to the Seller or any Subsidiary of the Seller or for access to the properties, assets, books, records or employees of the Seller in connection with or response to a Competing Proposal or any request for discussions or negotiations with the Seller or a Representative of the Seller relating to a Competing Proposal, the Seller will (i) promptly (and in no event later than twenty-four (24) hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall set forth the material terms and conditions thereof, including the identity of the Person making such Competing Proposal or request) the Buyer thereof, (ii) keep the Buyer reasonably and promptly (and in no event later than twenty-four (24) hours) informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Competing Proposal or request and (iii) as promptly as practicable (but in no event later than twenty-four (24) hours after receipt) provide to the Buyer unredacted copies of all written materials (regardless of whether electronic) sent or provided to the Seller or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), and any amendments or modifications thereto, as well as written summaries of any material oral communications relating to the terms and conditions thereof.

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(d)          Except as permitted by Section 6.10(e), the Seller Board, including any committee thereof, agrees it shall not:

(i)	withhold, withdraw, qualify, amend or modify, or publicly propose or announce any intention to withhold, withdraw, qualify, amend or modify, the Board Recommendation;
(ii)	fail to make or include the Board Recommendation in the Information Statement (including when filed with the SEC or disseminated to the Seller’s stockholders);
(iii)	adopt, approve, endorse or recommend, or publicly propose or announce any intention to adopt, approve, endorse or recommend, any Competing Proposal;
(iv)	publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.10(e)(ii)) relating to a Competing Proposal (an “Alternative Acquisition Agreement”);
(v)	in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for shares of Seller Common Stock (other than by the Buyer or an Affiliate of the Buyer), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders within ten (10) business days (as such term is used in Rule 14d-9 under the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)	if a Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing subparagraph (v)) and has not been withdrawn, fail to publicly reaffirm the Board Recommendation within five (5) Business Days after the Buyer so requests; or
(vii)	authorize, cause or permit the Seller or any of its Subsidiaries to enter into an Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing subparagraphs (i) through (vi), a “Change in Recommendation”).
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(e)          Notwithstanding anything in this Agreement to the contrary:

(i)	the Seller Board may, after consultation with the Seller’s outside legal counsel, make such disclosures as the Seller Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and such other public disclosures as the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Seller Board under applicable Law; provided, however, that (x) any such disclosure that relates to a Competing Proposal shall be deemed to be a Change in Recommendation unless the Seller Board reaffirms the Board Recommendation in such disclosure and (y) this Section 6.10(e)(i) shall not be deemed to permit the Seller Board to make a Change in Recommendation other than in accordance with Section 6.10(e)(iii)
(ii)	at any time prior to, but not after, the receipt of the Seller Stockholder Approval, the Seller and its Representatives may engage in the activities prohibited by Section 6.10(b)(ii) or Section 6.10(b)(iii) (and may solicit, propose, encourage, or facilitate any inquiry or the making of any proposal or offer with respect to such Competing Proposal or any modification thereto) with any Person if the Seller receives a bona fide written Competing Proposal from such Person that was not solicited in breach of the obligations set forth in Section 6.10(b); provided, however, that (w) no information that is prohibited from being furnished pursuant to Section 6.10(b) may be furnished until the Seller receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Seller that are no less favorable to the Seller than the terms of the Confidentiality Agreement (and that does not contain any exclusivity provision or any “standstill” relief provision in favor of such Person, or any term more favorable to such Person than the corresponding terms of the Confidentiality Agreement are to the Buyer) and that does not prohibit compliance by the Seller with its obligations under this Agreement, in each case as determined in good faith by the Seller Board, (x) any such non-public information (including any information made available to such Person’s financing sources) has previously been Made Available to, or is Made Available to, the Buyer prior to or concurrently with (or in the case of oral non-public information only, promptly after (and in any event within 24 hours after)) the time such information is Made Available to such Person, (y) prior to taking any such actions, the Seller Board determines in good faith, after consultation with the Seller’s financial advisors and outside legal counsel, that such Competing Proposal is, or is reasonably likely to lead to or result in, a Superior Proposal, and (z) prior to taking any such actions, the Seller Board determines in good faith after consultation with the Seller’s outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law.
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(iii)	at any time prior to, but not after, the receipt of the Seller Stockholder Approval, in response to a bona fide written Competing Proposal from a third party that was not solicited in breach of the obligations set forth in Section 6.10(b), the Seller Board may effect a Change in Recommendation or may terminate this Agreement pursuant to Section 9.1(d)(i); provided, however, that such Change in Recommendation or termination may not be made unless and until:
(A)	the Seller Board determines in good faith after consultation with the Seller’s financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;
(B)	the Seller Board determines in good faith, after consultation with the Seller’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law;
(C)	the Seller provides the Buyer written notice of such proposed action and the basis thereof at least four (4) Business Days in advance, which notice shall set forth in writing that the Seller Board intends to consider whether to take such action and include the identity of the offeror(s) and an unredacted copy of the relevant documents relating to the Competing Proposal (including any proposed transaction agreements and any financing commitments related thereto);
(D)	after giving such notice and prior to effecting such Change in Recommendation or termination, the Seller negotiates (and directs its officers, employees, financial advisor, outside legal counsel and other Representatives to negotiate) in good faith with the Buyer (to the extent the Buyer wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Seller Board to effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i) in response thereto; and
(E)	at the end of the four (4) Business Day period, prior to taking action to effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i), the Seller Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Buyer in writing and determines in good faith after consultation with the Seller’s financial advisors and outside legal counsel that the Competing Proposal remains a Superior Proposal and, after consultation with outside legal counsel, that the failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law; provided, however, that in the event of any material amendment or material modification to any Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Superior Proposal, such as terms with respect to price or financing, shall be deemed material), the Seller shall be required to deliver a new written notice to the Buyer and to comply with the requirements of this Section 6.10(e)(iii) with respect to such new written notice, and the advance written notice obligation set forth in this Section 6.10(e)(iii) shall in each case remain four (4) Business Days.
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(f)           The Seller shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Seller or any of its Subsidiaries is a party and shall enforce the provisions of any such agreement; provided, however, that, notwithstanding any other provision in this Section 6.10, at any time prior to, but not after, the receipt of the Seller Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Seller Board determines in good faith, after consultation with the Seller’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law, the Seller may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Competing Proposal, on a confidential basis, solely to the Seller Board and communicate such waiver to the applicable third party; provided, further, that (x) the Seller must promptly provide the Buyer with written notice at least two Business Days prior to taking such action and (y) concurrently with and automatically upon taking such action, the Buyer and its Affiliates shall be released from any standstill provisions applicable to the Buyer and its Affiliates (including under Section 7 of the Confidentiality Agreement), all of which standstill provisions shall terminate and be of no further force and effect as of such time.

(g)          Notwithstanding anything to the contrary in this Section 6.10, any action, or failure to take action, that is taken by a director, officer or other Representative of the Seller or any of its Subsidiaries in violation of this Section 6.10 shall be deemed to be a breach of this Section 6.10 by the Seller.

Section 6.11         Name Changes.

(a)          Prior to Closing, the Seller shall take any and all actions or cause to be taken such actions to amend its ticker symbol to remove any reference to “Domo” and any and all derivations thereof, including making any and all required filings with Governmental Entities.

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(b)          Prior to the Closing, the Seller shall establish a new email domain (which shall not use, incorporate or otherwise be associated with the “domo.com” domain or any other domain name or Mark included in the Transferred Intellectual Property) and shall migrate the Seller’s legal department alias, the email address of the Chief Legal Officer and Corporate Secretary of Seller and all Excluded Employees who will remain employed by the Seller following the Closing to email addresses using such new domain, effective no later than the Closing Date. From and after the Closing, neither the Seller nor any of its Affiliates or Representatives shall use the “domo.com” domain or any email address associated therewith for any purpose.

Section 6.12         Further Agreements.

(a)          The Seller authorizes and empowers the Buyer from and after the Closing Date to receive and to open all mail or other communications addressed to the Seller and received by the Buyer, in order to determine whether or not such mail relates to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities. The Buyer shall deal with the contents of all such communications in accordance with the provisions of this Section 6.12. The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date that relates solely to Excluded Assets or Excluded Liabilities and/or that does not relate to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities (or copies thereof, to the extent it relates to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities, but also relates to Excluded Assets or Excluded Liabilities). Without limiting the foregoing, for a period of two (2) years after the Closing, Buyer will cooperate with Seller’s need to access all emails sent to the @domo.com email address of the Founder and Chief Executive Officer of the Seller, any other Excluded Employee who is a member of Seller’s legal department, the Seller’s legal department alias and the Chief Legal Officer and Corporate Secretary of Seller by automatically forwarding such emails without prior review by Buyer to new email addresses provided to such Excluded Employees, legal department alias and the Chief Legal Officer and Corporate Secretary of Seller by Seller (“Forwarded Emails”). On or before the Closing (or, with respect to any Excluded Employee whose new email address is not available as of the Closing, promptly thereafter), Seller shall provide the applicable new email addresses to Buyer. To the extent Forwarded Emails pertain to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities, Seller will promptly, but no later than seven (7) days after receipt, return such Forwarded Emails to Buyer at an email address that Buyer shall designate and provide to Seller on or before the Closing. If, after (x) the two (2)-year period following the Closing and prior to the sixth (6th) anniversary of the Closing (in the case of any Excluded Employee who is a member of Seller’s legal department and the Seller’s legal department alias) or (y) the Closing and prior to the sixth (6th) anniversary of the Closing (in the case of any other Excluded Employee), the Buyer or any of its Affiliates receives any email or other electronic communication directed to any account, mailbox, alias or other electronic address formerly used by such Excluded Employee or by the Seller’s legal department that does not relate to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities, the Buyer shall use commercially reasonable efforts to promptly forward such communication to the Seller at an address designated by the Seller from time to time. Buyer shall establish an automatic email response for all emails sent to the @domo.com email address of the Founder and Chief Executive Officer of the Seller that indicates such email address is no longer in use and directs recipients to transmit all notices, requests and other communications relating to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities to an email address designated by the Buyer, and all other notices, requests and other communications to the new email address of the Founder and Chief Executive Officer of the Seller in accordance with this Section 6.12(b). The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of Indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish such evidence of this authority as the Buyer may reasonably request; provided, however, that the foregoing authority is without prejudice to any rights the Seller may have with respect to any check or other evidence of Indebtedness, to the extent it does not relate to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities. Cash payments addressed to the Seller, or checks payable to the Seller, in each case, that do not constitute or do not relate to a Purchased Asset, any Transferred Subsidiaries, any asset of any Transferred Subsidiary or an Assumed Liability, shall promptly be forwarded to the Seller by the Buyer.

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(b)          To the extent that the Seller receives any Cash Equivalent, check, electronic credit or deposit that constitutes a Purchased Asset or any asset of any Transferred Subsidiary, the Seller shall receive and hold such cash, check, electronic credit or deposit (and any proceeds thereof) in trust for the benefit of the Buyer, shall segregate the same from its own funds to the extent practicable and shall not commingle the same with any of its other funds, and shall promptly, and in any event within five (5) Business Days, wire transfer the appropriate amount in immediately available funds to the Buyer.

(c)          The Buyer shall promptly deliver to the Seller any mail or other communication addressed to the Buyer and received by it after the Closing Date that relates to the Excluded Assets or the Excluded Liabilities. In addition, to the extent that the Buyer receives any cash, check, electronic credit or deposit that constitutes an Excluded Asset, the Buyer shall promptly, and in any event within ten Business Days, wire transfer the appropriate amount in immediately available funds to the Seller. Without limiting the foregoing, if, after the Closing, the Seller or any of its Affiliates receives any email or other electronic communication that relates to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities, the Seller shall use commercially reasonable efforts to promptly forward such communication to the Buyer at an address designated by the Buyer from time to time.

(d)          From and after the Closing Date, the Seller shall refer all inquiries with respect to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries and the Assumed Liabilities to the Buyer, and the Buyer shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Seller.

(e)          Subject to Section 2.7, if, following the Closing, any right, property or asset that would constitute an Excluded Asset (or any related Liability that is an Excluded Liability) is found to have been transferred to the Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries) in error, either directly or indirectly, the Buyer shall transfer, or shall cause its Affiliates to transfer, at no cost and without further consideration, such right, property or asset (and any related Liabilities that are Excluded Liabilities) as soon as practicable to the Seller, as indicated by the Seller in writing. If, following the Closing, any right, property or asset that would constitute a Purchased Asset (or any related Liability that is an Assumed Liability) is found to have been retained by the Seller or any of its Affiliates in error, either directly or indirectly, the Seller shall transfer, or shall cause its Affiliates to transfer, at no cost and without further consideration, such right, property or asset (and any related Liabilities that are Assumed Liabilities) as soon as practicable to the Buyer or its Affiliates, as indicated by the Buyer in writing. Without limiting the foregoing, if, from and after the Closing, any Contract is found that relates to the Business or the Purchased Assets and that should have been included as a Purchased Asset (including as an Assumed Contract) but was not transferred, conveyed or assigned to the Buyer at the Closing, then, in Buyer’s sole discretion, such Contract shall be deemed a Purchased Asset and the Seller shall, and shall cause its Affiliates to, transfer, convey and assign such Contract (together with all of the Seller’s rights thereunder) to the Buyer or its designated Affiliate, at no cost and without further consideration, as soon as practicable, and, until such transfer, convey and assignment is effected, the Seller shall hold such Contract and all rights and benefits thereunder in trust for the benefit of the Buyer and shall promptly pay or deliver to the Buyer any monies, benefits or other proceeds received thereunder.

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Section 6.13         Insurance.

(a)          The Buyer agrees to arrange for its own insurance policies with respect to the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries and the Assumed Liabilities as of and after the Closing. Without prejudice to any right of indemnification pursuant to this Agreement, other than as set forth in Section 6.13(b), the Buyer agrees not to make any claim under any of the Seller’s or the Seller’s Affiliates’ insurance policies that provide or may provide coverage for claims relating in any way to the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities.

(b)          From and after the Closing, with respect to all Insurance Policies and bonds maintained by the Seller or any Affiliate of the Seller that provide coverage for the Business, the Purchased Assets, the Transferred Subsidiaries, or the assets of the Transferred Subsidiaries (such policies, the “Available Insurance Policies”), to the extent a claim or occurrence relating to the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities arising prior to the Closing is covered by the Available Insurance Policies, and not by the Buyer’s insurance policies, the Buyer or its Affiliates may access, submit claims, retain claims made prior to the Closing, and seek coverage for such claims under the Available Insurance Policies (the “Available Claims”), subject to the terms and conditions of such Available Insurance Policies and Seller shall, and shall cause its Affiliates to, at the sole expense of Buyer, use commercially reasonable efforts to assist Buyer and the Transferred Subsidiaries, upon written request by Buyer, in submitting and pursuing Available Claims; provided, however, that the Seller is not representing that the Available Insurance Policies will cover any particular Available Claim. With respect to any Available Claim, the Seller shall pay over to the Buyer or assign any related proceeds of any insurance recovery for such Available Claim actually received by the Seller and any Affiliates of the Seller following the Closing. If the terms of the Available Insurance Policies do not allow the Buyer to directly access, submit claims, retain claims, and seek coverage for such Available Claims, the Seller shall make reasonable efforts to act on behalf of the Buyer in engaging in the foregoing and, in connection therewith, shall use its reasonable best efforts to follow any reasonable direction of the Buyer with respect to such Available Insurance Policy; provided, however, that (i) the Seller shall not be obligated to violate any Law or term of any Available Insurance Policy or initiate any dispute proceeding with the insurers of any Available Insurance Policy; (ii) the Buyer shall exclusively bear the amount of any “deductibles” and “retentions” to the extent applied to such claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, except to the extent that any Available Claim constitutes an Excluded Liability; and (iii) the Buyer shall not, without the written consent of the Seller, amend, modify or waive any rights of the Seller or other insureds under any such insurance policies and programs in any manner that would be adverse to the Seller or an Affiliate of the Seller; provided that, with respect to any Available Insurance Policies under which the Business or a Transferred Subsidiary is the sole named insured, the Seller acknowledges and agrees, on behalf of itself and its Affiliates, that the Buyer may, or may cause, the applicable Transferred Subsidiary or the Business to cancel, replace, elect not to renew or otherwise modify in any manner such policies from and after the Closing. Notwithstanding anything to the contrary contained herein, (A) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of the Seller or any Affiliate of the Seller to insurance coverage for any matter and (B) subject to the Buyer’s rights in this Section 6.13, the Seller shall retain the exclusive right to control all of its insurance policies and programs, including the right to settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and, except as otherwise expressly set forth herein, to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided, however, that the Seller shall not, and shall not have the right to, amend, modify, terminate, waive or take or omit to take any action to alter coverage under, any Available Insurance Policies in a manner that negatively affects the Buyer’s or its current or future Affiliates’ (including, after the Closing, the Transferred Subsidiaries) rights or ability to recover under the Available Insurance Policies as provided in this paragraph. With respect to any Available Insurance Policies that are claims-made policies, the Seller (x) shall not take any action to alter coverage available to the Business for pre-Closing claims made or circumstances reported and (y) shall report or provide notice to the applicable insurers prior to the Closing of all claims (as defined in such policies) and circumstances that could lead to such claims, to the extent allowed by such policies. The Buyer shall use its reasonable best efforts to cooperate with the Seller with respect to any Available Claim and requests for benefits and sharing such information as is reasonably necessary in order to permit the Seller to manage and conduct its insurance matters.

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(c)          The Seller shall use its reasonable best efforts to maintain in full force and effect all material insurance coverage covering the Business (or comparable replacement coverage), and shall pay all premiums, taxes, and fees relating to pre-Closing time periods.

(d)          To the extent the Seller or any of its Affiliates, or their insurance brokers, receive any notice or other communication with respect to any (i) Insurance Policies or bonds where the Business or a Transferred Subsidiary is the sole named insured, or (ii) any other Available Insurance Policy (but only with regard to the Business or any Transferred Subsidiary), such Person shall promptly notify the Buyer in writing.

(e)          The Seller shall (i) maintain, or cause to be maintained, for a period of not less than six (6) years from the Closing, all of its Insurance Policies relating to directors’ and officers’ liability, employment practices liability and fiduciary liability insurance, and (ii) obtain, or cause to be obtained, at or prior to the Closing, directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance “tail” coverage, with coverage limits and other terms and conditions no less favorable than those in effect immediately prior to the Closing, and covering each Person covered under such policies immediately prior to Closing (the “D&O Tail Policy”) for the benefit of (A) Dawn Utah, each Transferred Subsidiary and the Business, including in respect of any Assumed Liability, and (B) Seller or any Affiliate of Seller, including in respect of any Excluded Liability. The D&O Tail Policy shall provide coverage for a period of not less than six (6) years from the Closing and Seller shall bear all of the premiums and related costs of the D&O Tail Policy. During such six (6)-year period, Seller shall not amend, modify, terminate or otherwise impair the D&O Tail Policy in any manner adverse to any Person covered thereunder.

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Section 6.14         Credit Support Cooperation. From the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Seller will, and will cause its Affiliates and its and their respective Representatives to, provide to the Buyer such cooperation as is reasonably requested by the Buyer in connection with seeking replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to the letters of credit, guarantees, surety agreements, bonds and other credit support instruments issued by or on behalf of the Seller or any Transferred Subsidiary to any third party or Governmental Entity (the “Credit Support Obligations”). All costs and expenses incurred in connection with providing replacement credit support or the release or substitution of any Credit Support Obligation to the extent relating to the Purchased Assets or the Assumed Liabilities shall be borne by the Buyer, and all other costs and expenses incurred in connection with the release or substitution of the Credit Support Obligations shall be borne by the Seller.

Section 6.15         Restrictive Covenants.

(a)          Acknowledgment. The Seller acknowledges and agrees that: (i) the agreements and covenants contained in this Section 6.15 are reasonable, proper and valid in geographic scope, temporal scope and all other respects, and do not impose any undue burden upon the Seller or any of its Affiliates; (ii) such agreements and covenants are reasonable, essential and required to protect the Buyer’s legitimate interests in the goodwill, customer and supplier relationships, workforce stability, confidential information, trade secrets and other value of the Business, the Purchased Assets and the Transferred Subsidiaries; (iii) the Seller and its Affiliates are familiar with the confidential and proprietary information, trade secrets, technology, customers, prospective customers, suppliers, employees, service providers and other business relationships of the Business; (iv) the Buyer and its Affiliates would be irreparably damaged if the Seller or any of its Affiliates were to compete with the Business or interfere with the employees, customers, prospective customers, suppliers or other business relationships of the Business following the Closing; and (v) the covenants and agreements set forth in this Section 6.15 are a material inducement to the Buyer’s entry into this Agreement and the Buyer would not obtain the benefit of the bargain specifically negotiated by the Parties if the Seller or any of its Affiliates breached this Section 6.15.

(b)          Non-Compete. In further consideration of the amounts to be paid hereunder in exchange for the Business and the Purchased Assets, including the goodwill of the Business sold in connection therewith, during the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, whether for itself or through any other Person, and whether individually, jointly or in any capacity, in each case, unless Buyer provides prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned): (i) engage in any Competitive Activities anywhere in the world (the “Restricted Area”); (ii) own any interest in, manage, operate, control, finance, render services to, provide assistance to, consult for, participate in, or otherwise become associated with any Person that engages in, or is actively planning to engage in, Competitive Activities within the Restricted Area; (iii) derive revenue from, or enter into any Contract or arrangement to derive revenue from, any horizontal product line involving ETL, ELT, connectors, dashboards, business intelligence, data visualization, data integration or data connectivity products or services, or any other product or services, that compete with the Business; (iv) provide consulting, implementation, system integration, advisory or other similar professional services to Buyer’s customers, including as a Buyer partner with respect to the products and services provided by the Business; or (v) assist, enable, encourage or facilitate any Person in doing any of the foregoing. Notwithstanding the foregoing, nothing in this Section 6.15 shall prohibit the Seller or any of its Affiliates from: (u) acquiring or holding, solely as a passive investment, not more than two percent (2%) of the outstanding voting securities of any Person whose securities are listed on a national securities exchange; (v) acquiring, owning or operating a Permitted Business; (w) developing, for internal use only, vertical software platforms, AI agents or AI-enabled applications or platforms that are or intended to be used as analytics, business intelligence or data integration platform but not commercializing any such items in any way that would be competitive with the Business; (x) developing AI agents, copilots, automation systems, knowledge systems or decision-support applications that operate upon enterprise data for internal use purposes but not commercializing any such items in any way that would be competitive with the Business, or (y) complying with its express obligations under this Agreement or any other Transaction Document.

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(c)          Employee Non-Solicit; No-Hire. During the Restricted Period, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, whether for itself or through any other Person: (i) solicit, recruit, knowingly encourage, induce or attempt to solicit, recruit, encourage or induce any Restricted Employee to terminate, reduce or alter such Restricted Employee’s employment, engagement or other service relationship with the Buyer, any Transferred Subsidiary or any of their respective Affiliates; (ii) hire, employ, engage, retain or otherwise enter into any employment, consulting, independent contractor or other service relationship with any Restricted Employee; or (iii) assist, encourage or facilitate any Person in doing any of the foregoing. Notwithstanding the foregoing, this Section 6.15(c) shall not prohibit the Seller or its Affiliates from: (A) conducting general solicitations, general advertisements or generalized searches through search firms that are not targeted, directly or indirectly, at Restricted Employees; or (B) soliciting, hiring, employing, engaging or retaining any Restricted Employee (x) whose employment or engagement with the Buyer, any Transferred Subsidiary or any of their respective Affiliates ceased as a result of (1) such Restricted Employee’s voluntary resignation or (2) a termination by the Buyer, any Transferred Subsidiary or any of their respective Affiliates for cause, in each case, at least six (6) months prior to such solicitation, hiring, employment, engagement or retention, as applicable, or (y) whose employment or engagement with the Buyer, any Transferred Subsidiary or any of their respective Affiliates was terminated by the Buyer, any Transferred Subsidiary or any of their respective Affiliates without cause.

(d)          Customer Non-Solicit; No Competitive Business. During the Restricted Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, whether for itself or through any other Person: (i) solicit, market to, sell to, license to, provide services to, accept business from, or do business with, or enter into any Contract or other arrangement with, any Restricted Customer or Supplier for or with respect to any Competitive Activities; (ii) knowingly encourage, induce or attempt to encourage or induce any Restricted Customer or Supplier to terminate, reduce, impair or adversely modify or alter such Restricted Customer or Supplier’s relationship or business with the Buyer, any Transferred Subsidiary, any of their respective Affiliates or the Business; (iii) use any confidential information, trade secrets, customer information, pricing information, pipeline information or goodwill of the Business to compete for, solicit, divert or accept business from any Restricted Customer or Supplier; or (iv) assist, enable, knowingly encourage or facilitate any Person in doing any of the foregoing. Notwithstanding the foregoing, this Section 6.15(d) shall not prohibit the Seller or its Affiliates from making general solicitations or general advertisements that are not targeted, directly or indirectly, at any Restricted Customer or Supplier; provided that such general solicitations or advertisements shall not permit the Seller or any of its Affiliates to sell, license, provide or accept any products or services constituting Competitive Activities from or with any Restricted Customer or Supplier.

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(e)          Non-Disparagement. During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, neither Party shall, nor cause its respective Affiliates to, directly or indirectly, whether for itself or through any other Person, make (or cause to be made) any disparaging, derogatory or other negative statement about the Business, the other Party, or any of the other Party’s officers, directors or employees (or any of their respective products or services); provided that nothing herein is intended to limit any rights under the National Labor Relations Act or compliance with any applicable Law or a valid Order of a court of competent jurisdiction or an authorized Governmental Entity. This provision is not applicable to truthful testimony obtained through subpoena or pursuant to investigation by any Governmental Entity.

(f)           Tolling. If a Party or any of its Affiliates violates any covenant in this Section 6.15, the applicable restricted period shall be tolled and extended with respect to such violation for the period beginning on the date of the first violation and ending on the date such violation has been fully cured.

(g)          Severability; Reformation. If any court of competent jurisdiction determines that the duration, geographic scope, subject matter or other restriction contained in this Section 6.15, including any defined terms used therein, is unenforceable, the Parties intend that such court modify and reform the restriction to the maximum duration, geographic scope, subject matter or other restriction that such court determines to be enforceable under applicable Law, and the remaining provisions of this Section 6.15 shall remain in full force and effect. If such modification or reformation is not permitted in any jurisdiction, the unenforceable provision shall be deemed severed solely as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect.

(h)          Equitable Relief. Without limiting any other rights or remedies available to the Buyer or its Affiliates, the Seller acknowledges and agrees that any breach or threatened breach of this Section 6.15 would result in irreparable harm to the Buyer, its Affiliates, the Business, the Purchased Assets and the Transferred Subsidiaries for which monetary damages would not be an adequate remedy. Accordingly, in the event of any breach of this Section 6.15, the Buyer and its Affiliates shall be entitled to seek temporary, preliminary and permanent injunctive relief, specific performance and any other equitable relief in addition to any other remedy available at law or in equity.

Section 6.16         Software Code. As soon as reasonably practicable, and in no event more than ten (10) days after the Closing Date (but in no event before transferring all of its Software included in the Purchased Assets (including Software of the Transferred Subsidiaries) to Buyer), Seller will (a) destroy, and cause its Affiliates to destroy, all copies of source code of Software that constitute Purchase Assets (including Software of the Transferred Subsidiaries) which are retained in electronic form on any electronic media or other items of tangible personal property in Seller’s or its Affiliates’ custody, possession or control; and (b) cause an officer of Seller to certify to Buyer in writing that such delivery and destruction has occurred by executing a document in the form reasonably acceptable to Buyer.

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Section 6.17         Post-Closing Deliveries.

(a)          On or prior to the date that is two (2) Business Days after the Closing Date, Seller shall make available for pick-up by Buyer or its designees, all tangible property, copies of all Assumed Contracts and all other tangible Purchased Assets which may be physically or electronically delivered. All Software will be delivered via load and leave measures or other electronic delivery as mutually agreed upon by the parties.

(b)          Seller agrees that, if Seller’s participation is necessary for enforcement and Seller’s involvement is reasonably requested by Buyer, it will cooperate with Buyer, at Buyer’s expense, in enforcing the terms of any Contract between Seller or its Affiliate and any third party involving the activities associated with the Purchased Assets, including, without limitation, terms in Contracts or otherwise relating to confidentiality and the protection of any and all rights related to any of the Intellectual Property included in the Purchased Assets, including prohibitions on reverse engineering. In the event that Buyer is unable to enforce any Contract or other rights related to such Intellectual Property against a third party, whether due to a lack of standing or otherwise, Seller agrees to reasonably cooperate with Buyer to enable Buyer to enforce its Intellectual Property Rights in its own name, including by joining Buyer as a party in litigation.

(c)          Seller agrees further that, if reasonably requested by Buyer, Seller will cooperate fully with Buyer to provide reasonable access to records and personnel of Seller to the extent Buyer finds such access necessary in order to transition the Purchased Assets into service of Buyer.

Section 6.18         Termination of Affiliate Arrangements; Contracts.

(a)          At or prior to the Closing, the Seller shall, and shall cause its Affiliates and the Transferred Subsidiaries to, cause all Contracts, arrangements, understandings, obligations, balances, accounts and claims set forth on (or required to be set forth on) Section 4.22(a) or Section 4.22(b) of the Disclosure Schedule to be settled, paid off, eliminated or terminated in their entirety, effective no later than the Closing, without any continuing Liability to the Buyer, the Business or any Transferred Subsidiary (the “Affiliate Contracts”); provided that, for the avoidance of doubt, this Section 6.18(a) shall not apply to (i) this Agreement, any other Transaction Document or any arrangement expressly contemplated hereby or thereby, or (ii) any Contract or arrangement solely between or among the Transferred Subsidiaries.

(b)          Without limiting Section 6.18(a), at or prior to the Closing, the Seller shall, and shall cause each Excluded Subsidiary to dividend, distribute or otherwise transfer to Dawn Utah all Cash Equivalents held by Seller or any such Excluded Subsidiary, other than such Cash Equivalents as are reasonably necessary to satisfy (i) the outstanding Liabilities of Seller or any such Excluded Subsidiary as of the Closing and (ii) Liabilities of Seller or any such Excluded Subsidiary reasonably expected to become due and payable in the ordinary course following the Closing. Seller shall also cause any intercompany account or balance owed by an Excluded Subsidiary to the Seller or any Transferred Subsidiary to be settled in cash prior to the Closing.

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(c)          Prior to the Closing, the Seller shall deliver any required termination notices and take all actions necessary to cause that certain Master Cash Flow Purchase Agreement, dated as of July 22, 2024, between Capchase Inc. and the Seller (the “Capchase Agreement”) to be terminated effective no later than the Closing. Seller shall obtain and deliver to Buyer evidence reasonably satisfactory to Buyer that (i) the Capchase Agreement has been terminated, (ii) all obligations of the Seller and its Affiliates thereunder have been satisfied or discharged, and (iii) any and all Liens arising under the Capchase Agreement on the Purchased Assets or the assets of any Transferred Subsidiary have been fully released and discharged, in each case without any continuing Liability, obligation or commitment of the Buyer, any Transferred Subsidiary or the Business.

Section 6.19         Release.

(a)          Effective as of the Closing, the Seller, on behalf of itself and its Affiliates and each of its and their respective officers, directors, managers and equityholders (collectively, the “Seller Releasors”), hereby unconditionally, irrevocably and forever releases and discharges the Buyer, its Affiliates (including, after the Closing, the Transferred Subsidiaries) and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of any of the foregoing (each, a “Buyer Released Party”), from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Seller Releasor ever had, now has or hereafter may have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising from events occurring prior to the Closing and in respect of the ownership, management or operation of the Business, the Purchased Assets, the Assumed Liabilities or the Transferred Subsidiaries; provided, however, that the foregoing release and waiver shall not release, waive, discharge, impair or otherwise affect any right, claim, obligation or Liability (i) arising under, or in respect of any breach of, this Agreement or any other Transaction Document, including, but not limited to, any right to indemnification, payment or other remedy under Article X or any purchase price adjustment or payment obligation under Article II, (ii) in respect of Fraud, (iii) that may not be released as a matter of applicable Law, or (iv) to the extent any Seller Releasor is or was an employee or individual service provider of the Seller or any Transferred Subsidiary, any claim by such Seller Releasor for (A) accrued but unpaid wages, salary, bonuses or other compensation earned prior to the Closing, (B) unreimbursed business expenses, (C) accrued but unused vacation or paid time off, in each case to the extent payable under applicable Law or the terms of any written employment agreement, or (D) rights expressly provided to such Seller Releasor under any written employment agreement with the Seller or any Transferred Subsidiary. The Seller, on behalf of itself and each of the Seller Releasors, expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims. The Seller, on behalf of itself and each of the Seller Releasors, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement and that the Buyer is relying on the release and waiver provided in this Section 6.19(a) in connection with entering into this Agreement.

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(b)          Effective as of the Closing, the Buyer, on behalf of itself and its Affiliates and each of its and their respective officers, directors, managers and equityholders (including, after the Closing, the Transferred Subsidiaries) (collectively, the “Buyer Releasors”), hereby unconditionally, irrevocably and forever releases and discharges the Seller and its Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of any of the foregoing (each, a “Seller Released Party”), from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever arising from events occurring prior to the Closing and, whether known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Buyer Releasor ever had, now has or hereafter may have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever in respect of the ownership, management or operation of the Business, the Purchased Assets, the Assumed Liabilities or the Transferred Subsidiaries; provided, however, that the foregoing release and waiver shall not release, waive, discharge, impair or otherwise affect any right, claim, obligation or Liability (i) arising under, or in respect of any breach of, this Agreement or any other Transaction Document, including but not limited to any right to indemnification, payment or other remedy under Article X or any purchase price adjustment or payment obligation under Article II, (ii) in respect of Fraud, or (iii) that may not be released as a matter of applicable Law. The Buyer, on behalf of itself and each of the Buyer Releasors, expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims. The Buyer, on behalf of itself and each of the Buyer Releasors, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement and that the Seller is relying on the release and waiver provided in this Section 6.19(b) in connection with entering into this Agreement.

Section 6.20         Financial Statement Preparation; Scope of Delivery.

(a)          From and after the date hereof but prior to the Closing Date, the Seller shall, and shall cause its Representatives to, at the Buyer’s sole cost and expense, use reasonable best efforts to (i) collaborate with the Buyer and its Representatives in connection with the preparation of the Acquired Business Financial Statements and (ii) provide to the Buyer and its Representatives with (A) substantially completed drafts of the Acquired Business Financial Statements and (B) prompt and reasonable access to the Seller’s Representatives during such Representatives’ regular business hours given reasonable notice and the information, financial statements and underlying documentation, in each instance, with respect to the Transferred Business as reasonably necessary for the Buyer to review and validate the Acquired Business Financial Statements and for the Seller to cause its independent certified public accountants to begin and conduct the audit of the Acquired Business Financial Statements in connection therewith.

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(b)          From and after the Closing and continuing until the end of the Financial Cooperation Period, the Seller shall, and shall cause its Representatives to, at the Buyer’s sole cost and expense, use reasonable best efforts to provide to the Buyer and its Representatives (x) reasonable support in the finalization and filing of the Acquired Business Financial Statements, and (y) prompt access to the Seller’s Representatives and the information (including, but not limited to, general ledgers, sub-ledgers, trial balances, supporting schedules, working papers, books, records ledger files, reports, accounts, data and operating records, whether in hard copy, electronic format or other media), financial statements and underlying documentation, in each instance, with respect to the Transferred Business reasonably necessary for the Seller to cause its independent certified public accountants to conduct, or have conducted, the audit of the Acquired Business Financial Statements and for the Buyer’s independent auditors to review such audit, such that the Buyer can publicly file the Acquired Business Financial Statements and pro forma financial information with the SEC in accordance with Rule 3-05 of Regulation S-X and the rules and regulations promulgated thereunder.

(c)          Without limiting the generality of Section 6.20(b), the Seller’s obligations thereunder shall include using reasonable best efforts to:

(i)	provide to the Buyer and its Representatives such detailed financial information and supporting data relating to the Transferred Business as is reasonably necessary for the Buyer to prepare the pro forma financial information required to be included in the Buyer’s Current Report on Form 8-K (or any amendment thereto) filed with the SEC in connection with the Transaction, as contemplated by the Exchange Act and the rules and regulations promulgated thereunder, including information necessary to prepare pro forma adjustments reflecting the acquisition of the Purchased Assets and the assumption of the Assumed Liabilities;
(ii)	make the Seller’s finance and accounting personnel reasonably available during the Financial Cooperation Period for calls, meetings, and responses to inquiries from the Buyer and its Representatives (including the Buyer’s independent auditors), with the Seller using reasonable best efforts to respond to such inquiries as promptly as practicable and to make relevant personnel available for scheduled calls as promptly as practicable;
(iii)	cause the Seller’s independent certified public accountants to conduct the audit of the Acquired Business Financial Statements and to provide the Buyer’s independent auditors with reasonable access to participate in and review such audit (at Buyer’s cost), including by making available workpapers and other relevant records to the extent permitted by applicable professional standards;
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(iv)	obtain a consent from the Seller’s independent certified public accountants to the inclusion of any audit report with respect to the Acquired Business Financial Statements in any filing by the Buyer with the SEC, to the extent such consent is required pursuant to Rule 3-05 of Regulation S-X or Form 8-K, and otherwise cooperate with the Buyer in connection with any reasonable requests from the Buyer to the Seller’s independent certified public accountants in connection with any required use of the Acquired Business Financial Statements; and
(v)	execute and deliver, or cause to be executed and delivered, such customary management representation letters as may be reasonably requested by the Seller’s or the Buyer’s independent auditors in connection with the audit or review of the Acquired Business Financial Statements, in each case covering the pre-Closing periods.

(d)          With respect to the preparation of the materials described in Section 6.20(b) and Section 6.20(c), the Buyer will reimburse the Seller, within ten (10) Business Days after demand in writing therefor, for any reasonable, documented out-of-pocket costs, fees and expenses actually incurred by the Seller in complying with the applicable provisions of this Section 6.20.

Section 6.21         Landlord Consent. The Seller shall use reasonable best efforts to obtain and deliver to the Buyer landlord consents to assignment or, in the case of any Transferred Subsidiary that is the tenant under a Lease (other than an Excluded Lease), landlord consents, acknowledgments or waivers with respect to any change of control provision contained in such Lease, in each case with respect to each Lease (other than an Excluded Lease) for which such consent, acknowledgment or waiver is required thereunder and in a form reasonably acceptable to the Buyer (collectively, the “Landlord Consents”).

ARTICLE VII

TAX MATTERS

Section 7.1           Section 338 Elections.

(a)          The Seller and Buyer shall jointly and timely make an election under Section 338(h)(10) of the Code and the Treasury Regulations thereunder (and any comparable election under state or local Law) with respect to the acquisition of Dawn Utah (such election, the “Section 338(h)(10) Election”). The Buyer shall prepare and deliver to the Seller an IRS Form 8023 (or any successor form) and any similar forms required in connection with the Section 338(h)(10) Election (the “Section 338(h)(10) Form”) within sixty (60) days of the Closing Date. The Seller shall cooperate with the Buyer in the preparation and execution of the Section 338(h)(10) Form and shall execute such Section 338(10) Form within five (5) Business Days of its receipt thereof. The Seller shall further execute (or cause to be executed) and deliver to the Buyer any additional or substitute documents or forms as are reasonably requested by the Buyer to complete the Section 338(h)(10) Election at least five days prior to the date such documents or forms are required to be filed. The Seller and the Buyer shall cooperate with each other to take or cause to be taken all commercially reasonable actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to timely effect the Section 338(h)(10) Election.

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(b)          Buyer shall make an election under Section 338(g) of the Code (and any corresponding election under state, local, and foreign Tax Law) with respect to the direct or indirect acquisition of any Transferred Subsidiary that is a non-U.S. Subsidiary (such subsidiaries, the “Section 338(g) Subsidiaries” and such election, the “Section 338(g) Election”). The Seller, as and to the extent applicable, shall cooperate with Buyer to take or cause to be taken all commercially reasonable actions necessary and appropriate to timely effect the Section 338(g) Election.

Section 7.2          Transfer Taxes. Each of the Buyer and the Seller shall bear fifty percent (50%) of any stamp, documentary, registration, sales, use, transfer, value added or other analogous non-Income Tax imposed under applicable Law on the sale of the Purchased Assets (a “Transfer Tax”). The Party that is required by applicable Law to pay any Transfer Taxes and/or file any Tax Returns relating to Transfer Taxes shall timely pay such Transfer Taxes or file such Tax Returns, and the non-filing Party shall reasonably cooperate with respect thereto.

Section 7.3          Cooperation. After the Closing, each of the Seller and the Buyer shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to:

(a)          assist the other Party in preparing any Tax Returns (including those described in Section 2.6 and Section 7.1) that relate to the Transferred Subsidiaries, the Purchased Assets, the Assumed Liabilities or the Business that such other Party is responsible for preparing and filing;

(b)          cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns that relate to the Transferred Subsidiaries, the Purchased Assets, the Assumed Liabilities or the Business;

(c)          maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes imposed with respect to the Transferred Subsidiaries, the Purchased Assets, the Assumed Liabilities or the Business and make employees available to the other Party as reasonably requested during business hours to supplement or explain such information, records and documents;

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(d)          furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request that relate to the Transferred Subsidiaries, the Purchased Assets, the Assumed Liabilities or the Business with respect to any Tax for which such other Party may be liable; and

(e)          timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.

In no event shall the Seller or the Buyer (or any of their respective Affiliates) be required to provide to the other Party any Tax Return for a consolidated, combined, unitary or other similar Tax group of which the Seller or the Buyer, respectively, is a member.

Section 7.4           Tax Returns; Tax Contests and Tax Covenants.

(a)          The Seller shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for a combined, consolidated, unitary or other similar Tax group of which the Seller or any of its Affiliates (other than the Transferred Subsidiaries) is the common parent (including any such Tax Returns that are due after the Closing Date), and shall pay all Taxes shown as due and owing on such Tax Returns. The Parties agree that, to the extent applicable, all items accruing on the Closing Date shall be allocated to the taxable period of the Transferred Subsidiaries ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).

(b)          The Buyer shall prepare or cause to be prepared all Tax Returns not described in Section 7.4(a) with respect to the Purchased Assets (including all Tax Returns of the Transferred Subsidiaries) that are first due (taking into account extension) after the Closing Date.

(c)          After the Closing, the Seller shall give prompt written notice to the Buyer upon receipt of any notice of the commencement of any examination, audit, demand, claim, notice of commencement of a claim, proposed adjustment, assessment or other Action that would reasonably be expected to give rise to a Liability described in Section 2.3(d) (a “Tax Contest” and, such notice, the “Tax Contest Notice”).

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(i)	The Buyer may elect to assume and control the defense of any Tax Contest by providing written notice to the Seller within fifteen (15) days after delivery by the Seller to the Buyer of the Tax Contest Notice. The Seller agrees to cooperate with the Buyer in pursuing any Tax Contest that the Buyer elects to assume and control (including taking any necessary actions to permit the Buyer to control any such Tax Contest). If the Buyer elects to assume and control the defense of a Tax Contest, the Buyer shall (A) bear its own costs and expenses in connection with such Tax Contest, (B) be entitled to engage its own counsel, (C) keep the Seller reasonably informed of all material developments and events relating to such Tax Contest and (D) if such Tax Contest is reasonably expected to give rise to a Liability described in Section 2.4(k), (1) consult with the Seller in connection with the defense or prosecution of any such Tax Contest, (2) provide such cooperation and information as the Seller shall reasonably request, (3) promptly forward copies to the Seller of any related correspondence (and shall provide the Seller with an opportunity to review and comment on any material correspondence related to the Tax Contest before the Buyer sends such correspondence to any Governmental Entity), (4) permit the Seller to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Entities regarding such Tax Contest) at the Seller’s sole expense and (5) not settle or compromise any such Tax Contest without first obtaining the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, unless and until the Buyer timely notifies the Seller in writing that the Buyer has decided to exercise control of a Tax Contest, such Tax Contest shall be controlled pursuant to Section 7.4(c)(ii).
(ii)	Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Contest that the Buyer does not elect to assume and control pursuant to Section 7.4(c)(i), the Seller shall (A) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence related to the Tax Contest before the Seller sends such correspondence to any Governmental Entity), (B) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest, (C) provide such cooperation and information as the Buyer reasonably requests, (D) permit the Buyer to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Entities regarding such Tax Contest) at the Buyer’s sole expense and (E) not settle or compromise any Tax Contest without first obtaining the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).
(iii)	Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.4(c).
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(d)          Following the Closing, except (A)  as otherwise required by applicable Law or a taxing authority following a Tax Contest described in Section 7.4, or (B) as otherwise expressly contemplated by this Agreement (including as described in Section 7.1), the Buyer shall not, and shall not cause or permit any of its Affiliates, including any Transferred Subsidiary, to (i) amend, re-file or otherwise modify any Tax Return of any of the Transferred Subsidiaries for any taxable period ending on or before the Closing Date, (ii) make (inconsistent with past practice), change or revoke a Tax election relating in whole or in part to any of the Transferred Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date, (iii) agree to the waiver or any extension of the statute of limitations with respect to any claim or assessment in respect of a Tax Return of a Transferred Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date (other than an extension arising as a result of a Transferred Subsidiary obtaining an automatic extension of time to file a Tax Return), or (iv) initiate any Action or voluntary disclosure agreement or similar program for Taxes with any Governmental Entity with respect to a Tax Return of a Transferred Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date, in each case of clauses (i) through (iv), to the extent that such action would reasonably be expected to result in an increase in the Liability of the Seller, or any combined, consolidated, unitary or other similar group of which the Seller is a member, for Taxes payable by a Transferred Subsidiary described in Section 2.4(k) (other than a Liability for Taxes described in Section 2.3(d)), without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1           Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (by the Party entitled to the benefits of such conditions and to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)          no Order issued by any Governmental Entity of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Transactions shall be in effect and shall have become final and non-appealable; and

(b)          all filings required by any Antitrust Law and FDI Law as set forth on Section 8.1(b) of the Disclosure Schedule for the consummation of the Transactions contemplated hereby shall have been made, all waiting periods relating thereto shall have expired or been terminated, and all permits, authorizations, consents, clearances, actions or non-actions required thereunder from any Governmental Entity shall have been obtained or given; and

(c)          the Seller shall have obtained the Seller Stockholder Approval by delivery of the Written Consent, which shall be valid and in full force and effect and shall not have been withdrawn, rescinded, challenged, invalidated or superseded, and the definitive Information Statement shall have been filed with the SEC and mailed to the holders of Seller Common Stock in compliance with Regulation 14C under the Exchange Act and Section 228(e) of the DGCL at least twenty (20) calendar days prior to the Closing.

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Section 8.2          Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions are further subject to the satisfaction or waiver (by the Buyer) at or prior to the Closing of the following conditions:

(a)          (i) each of the Seller Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of the Seller set forth in the second sentence of Section 4.1(a), Section 4.1(f)(i), Section 4.1(f)(iii), Section 4.1(f)(v), the third and fourth sentences of Section 4.1(f), Section 4.1(g), Section 4.2 and Section 4.3(a)(i) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such earlier date), and (iii) the other representations and warranties of the Seller in this Agreement shall be true and correct as of the Closing as though made at the Closing, except (x) to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct as of such earlier date) and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties);

(b)          the Seller shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Seller is a party at or prior to the Closing;

(c)          the deliveries required under Section 3.2(b), Section 3.2(c) and Section 3.2(d) shall have been made;

(d)          since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(e)          no conversion, exchange, redemption, transfer, pledge, hypothecation, foreclosure upon or other exercise of remedies with respect to any pledged or encumbered shares of Seller Common Stock (including any conversion of Class A Common Stock into shares of Class B Common Stock) or the equity interests of the Majority Stockholders shall have occurred resulting in the shares of Seller Common Stock beneficially owned by the Majority Stockholders and subject to the Written Consent ceasing to represent voting power sufficient to constitute the Seller Stockholder Approval; and

(f)           the Seller shall have effected, including by the making of any and all required filings with Governmental Entities, the change of its name and ticker symbol as contemplated by Section 6.11(a).

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Section 8.3           Conditions to Obligations of the Seller. The obligations of the Seller to effect the Transactions are further subject to the satisfaction or waiver (by the Seller) at or prior to the Closing of the following conditions:

(a)          the representations and warranties of the Buyer in this Agreement shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in those representations and warranties) as of the date hereof and as of the Closing as though made at and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct (without giving effect to any “materiality or similar qualifications) as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the Transactions;

(b)          the Buyer shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Buyer is a party at or prior to the Closing; and

(c)          the deliveries required under Section 3.2(d) shall have been made.

ARTICLE IX

TERMINATION

Section 9.1           Termination. This Agreement may be terminated prior to the Closing:

(a)          by mutual written consent of the Seller and the Buyer; or

(b)          by either the Seller or the Buyer:

(i)	if the Closing has not yet occurred by November 30, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or
(ii)	if there shall be adopted any Law enacted by any Governmental Entity having jurisdiction over any Party or the Buyer that permanently makes the consummation of the Transactions illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree issued by any Governmental Entity having jurisdiction over any Party or the Buyer permanently enjoining or prohibiting the Seller or the Buyer from consummating the Transactions is entered, and such judgment, injunction, order or decree shall become final and non-appealable (any such Law, judgment, injunction, order or decree, a “Legal Restraint”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose breach of any representation and warranty or whose failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted; or
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(c)          by the Buyer:

(i)	if a copy of the Written Consent shall not have been delivered to the Buyer by the Written Consent Delivery Time;
(ii)	if, prior to receipt of the Written Consent, there shall have been a Change in Recommendation, regardless of whether permitted by this Agreement;
(iii)	if there shall have been a breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would, individually or in the aggregate, result in a failure to satisfy a condition set forth in Section 8.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) thirty (30) days after the giving of written notice to the Seller of such breach and (B) three (3) Business Days prior to the Outside Date (a “Seller Terminable Breach”); provided, however, that no cure period shall apply to any breach by the Seller of its obligations with respect to the Written Consent; provided, further, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) if the Buyer is then in Buyer Terminable Breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(iv)	if (A) the Forbearance Agreement shall have been terminated, expired or otherwise ceased to be in full force and effect (without a replacement or extension on terms reasonably acceptable to the Buyer then in effect), or any forbearance or waiver granted thereunder shall cease to apply; (B) the administrative agent, the collateral agent or any lender under the Credit Agreement shall have accelerated, or declared due and payable prior to its stated maturity, any Indebtedness under the Credit Agreement and shall have commenced the exercise of any enforcement or other remedies (including foreclosure upon or taking possession of any collateral) against the Seller, any Transferred Subsidiary, any Purchased Asset or any asset of any Transferred Subsidiary; or (C) any Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing that is not subject to forbearance under the Forbearance Agreement;
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(v)	if, at any time following delivery of the Written Consent, the Seller Stockholder Approval (or the Written Consent evidencing the same) shall have been amended, modified, rescinded, revoked, withdrawn, invalidated or otherwise cease to be valid and in full force and effect for any reason or shall no longer constitute sufficient approval from the stockholders of the Seller in order to permit the consummation of the Transactions, including, without limitation, by reason of any conversion, exchange, redemption, transfer, pledge, hypothecation, foreclosure upon or other exercise of remedies with respect to any pledged or encumbered shares, or other change with respect to any shares of Seller Common Stock (including any conversion of shares of Class A Common Stock into shares of Class B Common Stock) or the equity interests of the Majority Stockholders such that the Majority Stockholders’ shares of Seller Common Stock no longer represent voting power sufficient to constitute the Seller Stockholder Approval;
(vi)	if a Material Adverse Effect shall have occurred; or

(d)          by the Seller:

(i)	if, at any time prior to receipt of the Seller Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal, but only if:
(A)	the Seller has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 6.10;
(B)	the Seller has complied in all respects with Section 6.10 with respect to such Superior Proposal;
(C)	the Seller Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Competing Proposal constitutes a Superior Proposal and that a failure to terminate this Agreement and enter into such definitive written agreement would be inconsistent with the fiduciary duties owed by the Seller Board under applicable Law;
(D)	concurrently with, and as a condition to, any such termination, the Seller pays or causes to be paid to the Buyer (or its designee) the Termination Fee pursuant to Section 9.3(d); and
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(E)	the Seller Board (or any committee thereof) has authorized the Seller to enter into, and the Seller concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Seller may enter into such definitive written agreement concurrently with any such termination); or
(ii)	if there shall have been a breach by the Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would, individually or in the aggregate, result in a failure to satisfy a condition set forth in Section 8.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) thirty (30) days after the giving of written notice to the Buyer of such breach and (B) three (3) Business Days prior to the Outside Date (a “Buyer Terminable Breach”); provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Seller is then in Seller Terminable Breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The Party desiring to terminate this Agreement pursuant to subparagraph (b), (c) or (d) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 11.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected.

Section 9.2           Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no effect with no Liability on the part of any Party hereto, except that (a) this Section 9.2, Section 9.3, Article I and Article XI of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms; provided that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall not restrict or prohibit either Party from using or disclosing any information (including any documents prepared in connection with, or filed with or otherwise disclosed to, any Governmental Entity in connection with any Action) to the extent necessary or advisable to enforce or exercise any of their rights or remedies under this Agreement, and (b) no such termination shall relieve any Party of any Liability or damages (including the benefit of the bargain lost by the non-breaching Party) resulting from any Willful and Material Breach by that Party of this Agreement, Fraud by that Party or any failure by the Seller to pay the Termination Fee when due, in each case, prior to such termination.

Section 9.3           Expenses and Other Payments.

(a)          Except as otherwise provided in this Agreement or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Transactions shall be consummated; provided, however, that notwithstanding the foregoing, if the Closing occurs, the Buyer shall pay, and be solely responsible for, the Assumed Seller Transaction Expenses.

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(b)          If this Agreement is terminated under circumstances that satisfy subparagraphs (i), (ii) and (iii) below, then the Seller shall pay the Buyer (or its designee) the Termination Fee within two (2) Business Days of any event specified in subparagraph (iii) below taking place, in cash by wire transfer of immediately available funds to an account designated by the Buyer:

(i)	if the Seller terminates this Agreement pursuant to Section 9.1(b)(i) at a time when the Buyer could have terminated this Agreement pursuant to Section 9.1(c)(iii);
(ii)	after the date of this Agreement but on or before the date of any such termination, a Competing Proposal shall have been announced or disclosed (publicly or to the Seller or the Seller Board or a committee thereof) that was not withdrawn (with such withdrawal having been publicly disclosed if such Competing Proposal itself was publicly disclosed); and
(iii)	within eighteen (18) months after the date of such termination, the Seller enters into a definitive agreement with respect to such Competing Proposal (or publicly approves or recommends to the stockholders of the Seller or otherwise does not oppose, in the case of a tender or exchange offer, such Competing Proposal) or the Seller consummates such Competing Proposal.

For purposes of this Section 9.3(b), (A) except with respect to the immediately succeeding clause (B), any reference in the definition of Competing Proposal to “15% or more” shall be deemed to be a reference to “more than 50%,” and (B) in the event that the Seller or one or more of its Subsidiaries enters into a definitive agreement with respect to multiple Competing Proposals (or publicly approves or recommends to the stockholders of the Seller or otherwise does not oppose, in the case of a tender or exchange offer, multiple Competing Proposals) or the Seller consummates multiple Competing Proposals, for purposes of subparagraph (iii) above, such Competing Proposals shall, without duplication, be aggregated and deemed one Competing Proposal.

(c)          If the Buyer terminates this Agreement pursuant to (i) Section 9.1(c)(i), Section 9.1(c)(ii), Section 9.1(c)(iv) or Section 9.1(c)(v) or (ii)  Section 9.1(c)(iii) and at such time a Material Adverse Effect shall have occurred and be continuing, then, in any such instance, the Seller shall pay the Buyer (or its designee) the Termination Fee by wire transfer of immediately available funds to an account designated by the Buyer no later than two (2) Business Days after notice of termination of this Agreement.

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(d)          If the Seller terminates this Agreement pursuant to Section 9.1(d)(i), then the Seller shall pay the Buyer (or its designee) the Termination Fee by wire transfer of immediately available funds to an account designated by the Buyer contemporaneously with such termination of this Agreement.

(e)          The Parties acknowledge (i) that the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate the Buyer in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Seller fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Buyer commences a proceeding that results in a judgment against the Seller, the Seller shall pay the Buyer its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f)           Subject in all cases to Section 9.2, Section 11.6 and payment by the Seller of any costs, expenses and interest pursuant to Section 9.3, in circumstances where the Termination Fee is paid in accordance with this Section 9.3, the Buyer’s receipt of the Termination Fee from or on behalf of the Seller shall be the Buyer’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the Seller and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further Liability relating to or arising out of this Agreement or the Transactions; provided, however, that, notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.3(f) shall limit or relieve the Seller of any Liability resulting from any Willful and Material Breach of this Agreement or Fraud, and the Buyer’s receipt of the Termination Fee shall not be the Buyer’s exclusive remedy in respect of any Willful and Material Breach of this Agreement or Fraud.

ARTICLE X

INDEMNIFICATION

Section 10.1         Survival. None of the representations and warranties contained in this Agreement or in any other Transaction Document shall survive the Closing. Except for any covenant or agreement of any Party contained in this Agreement that by its terms contemplates performance after the Closing, which shall survive until such covenant or agreement is performed in accordance with its terms, none of the covenants or agreements of any Party contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Section 10.1 shall limit any Action or claim for Fraud or, solely with respect to a claim relating to the termination of this Agreement and not in the instance in which Closing occurs, any claim arising out of any Willful and Material Breach of this Agreement.

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Section 10.2          Indemnification.

(a)          Following the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) for any and all Losses to the extent attributable to (i) any breach in any material respect by the Buyer of any post-Closing covenant or agreement of the Buyer in this Agreement, or any (ii) Assumed Liability (collectively, the claims made under this section, “Seller Indemnification Claims”).

(b)          Following the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties” and together with the Seller Indemnified Parties, the “Indemnified Parties”) for any and all Losses to the extent attributable to (i) any breach in any material respect by the Seller of any post-Closing covenant or agreement of the Seller in this Agreement, or (ii) any Excluded Liability (collectively, the claims made under this section, “Buyer Indemnification Claims” and, together with the Seller Indemnification Claims, the “Indemnification Claims”).

(c)          The Parties intend that the indemnification provisions of this Article X shall apply whether or not the Losses giving rise to a claim for indemnification arise out of or result from a Third Party Claim, and no provision of this Article X shall be construed to require the existence of a Third Party Claim as a condition to indemnification for any Losses hereunder.

Section 10.3         Claims Procedures. Except with respect to Third Party Claims covered by Section 10.4, if an Indemnified Party wishes to make an Indemnification Claim for Losses pursuant to this Article X, such Indemnified Party shall give written notice to the Buyer or the Seller, as applicable (the “Indemnitor”), promptly after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Losses, but the failure of any Indemnified Party to give notice as provided in this Section 10.3 shall not relieve the Indemnitor of its obligations under this Article X, except to the extent that the Indemnitor is materially prejudiced by such failure to give notice. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof and contain a reference to the provision of this Agreement in respect of which such claim arises. As soon as reasonably practicable after written notice of a claim has been provided as set forth above, the Indemnified Party shall supply the Indemnitor with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Losses that it asserts it has sustained or incurred, and will permit the Indemnitor to inspect such other records and books in the possession of the Indemnified Party, and will allow reasonable access, to relevant personnel, auditors and other Representatives (in each case, subject to customary exceptions for legal privilege), in each case relating to the claim and asserted Losses as the Indemnitor shall reasonably request. The Indemnitor shall have a period of thirty (30) days after receipt by the Indemnitor of such notice and such evidence to either (i) agree to the payment of the Losses to the Indemnified Party or (ii) contest the payment of the Losses. If the Indemnitor does not respond to the payment of the Losses (by either agreeing to or contesting such payment) within such thirty (30)-day period, then the Indemnitor shall be deemed to have accepted the Losses and shall, within ten (10) Business Days thereafter, pay to the Indemnified Party the amount of such Losses in accordance with Section 10.7. If the Indemnitor agrees to the payment of the Losses within such thirty (30)-day period in accordance with the preceding sentence, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnified Party the amount of the Losses that is payable pursuant to, and subject to the limitations set forth in, this Article X.

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Section 10.4         Third Party Claims.

(a)          If any claim or action at law or suit in equity is instituted by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification for any Losses under Section 10.2, then such Indemnified Party shall give written notice to the Indemnitor, promptly, and in any event no later than 30 days after it has knowledge of a written assertion of liability from the Third Party, and shall not make any admissions or acceptances, but the failure of any Indemnified Party to give notice as provided in this Section 10.4 shall not relieve the Indemnitor of its obligations under Section 10.2, except to the extent that the Indemnitor is materially prejudiced by such failure to give notice; provided, however, that, for the avoidance of doubt, a written notice of all Assumed Third Party Claims shall be deemed to have been given pursuant to this Section 10.4(a) on the Closing Date. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, and contain a reference to the provision of this Agreement in respect of which such claim arises. The Indemnified Party shall supply the Indemnitor with such information and documents as it has in its possession regarding such claim as the Indemnitor shall reasonably request, and will allow reasonable access to relevant personnel, auditors and other Representatives of the Indemnified Party together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred (in each case, subject to customary exceptions for legal privilege), and will permit the Indemnitor (as well as the Indemnitor’s Representatives, agents, or assigns) to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Loss as the Indemnitor shall reasonably request, and the Indemnified Party shall cooperate with the Indemnitor with respect to matters relating to any Third Party Claims.

(b)          The Indemnitor shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the (i) Indemnitor notifies the Indemnified Party that it has agreed to indemnify the Indemnified Party (subject to the limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within fifteen (15) Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so in good faith; and (ii) there is no actual or potential conflict of interest between the Indemnitor and the Indemnified Party in connection with the Third Party Claim that would make it inappropriate, at any time during the defense of such Third Party Claim, under applicable standards of professional responsibility, for the same counsel to represent both the Indemnitor and the Indemnified Party (and in the event any such conflict arises, the Indemnified Party shall be entitled to retain separate counsel of its choosing at the Indemnitor’s reasonable expense); provided that for other Third Party Claims, the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third-party action or suit although such action or suit shall be controlled by the Indemnitor; provided, further, if the Indemnified Party requests, and the Indemnitor fails to provide to the Indemnified Party, evidence reasonably acceptable to the Indemnified Party that the Indemnitor has sufficient resources to defend such third-party action or suit and fulfill its indemnity obligations hereunder, the Indemnitor shall no longer be entitled to conduct and control the defense of said third-party action or suit. The party defending such action or suit shall in any event defend any such matters vigorously and in good faith.

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(c)          The Indemnified Party and the Indemnitor shall in each case cooperate with each other to the fullest extent possible in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, and access to the books and records of the Indemnified Party and its Subsidiaries, in each case subject to customary exceptions for legal privilege and contractual confidentiality obligations.

(d)          Neither the Indemnified Party nor the Indemnitor shall settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if such settlement (i) involves only the payment of money that is fully and unconditionally paid by the Indemnitor, (ii) includes an unconditional and irrevocable full release of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim, (iii) does not involve any finding or admission of any violation of Law or wrongdoing by, and does not impose any injunctive or other equitable or non-monetary relief or any other obligation or restriction on, the Indemnified Party or any of its Affiliates or the Business, and (iv) would not reasonably be expected to be adverse to the Business, the Purchased Assets or any Transferred Subsidiary, and the Indemnified Party nonetheless refuses to consent to such settlement, then the Indemnitor shall cease to be obligated for such Third Party Claim. Any compromise or settlement of the Third Party Claim under this Section 10.4 shall include as an unconditional and irrevocable term thereof the giving by the claimant in question to the Indemnitor and the Indemnified Party a full and final release of all liabilities in respect of such claims.

Section 10.5         Tax Treatment of Indemnity Payment. For all Tax purposes, the Buyer and the Seller agree to treat any indemnity payment made by an Indemnitor pursuant to this Article X as an adjustment to the Purchase Price, unless otherwise required by Law.

Section 10.6         Determination of Losses.

(a)          In calculating the amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (i) amounts actually paid to the Indemnified Party under any insurance policy with respect to such Losses; and (ii) any prior recovery actually received by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any Third Party), in each case net of the costs and expenses of recovery or collection thereof.

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(b)          In respect of any Loss for which indemnification may be sought pursuant to this Article X, the Indemnified Party shall (i) take reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto to the extent that such Losses can be mitigated; and (ii) use reasonable efforts to pursue all legal rights and remedies available (including insurance recoveries and third-party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement, except the Indemnified Party shall not be required to commence legal action against an insurer. Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent the Indemnified Party has failed to comply with its obligations under this Section 10.6(b).

Section 10.7         Payments. Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article X, the Indemnitor shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Indemnitor agrees that should the Indemnitor not make full payment of any such obligations within such fifteen (15) Business Day period, the amount payable shall accrue interest from and including the date of agreement of the Indemnitor or a final, non-appealable adjudication to but not including the date such payment has been made at a monthly compounded rate equal to the prime rate published by The Wall Street Journal on such date of agreement or final, non-appealable adjudication plus two percent (2%) per annum.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1         Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Seller and the Buyer (provided, however, that, after receipt of the Seller Stockholder Approval, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval) and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.2        Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person; (b) when transmitted, if transmitted by electronic mail (“e-mail”), except that, if such e-mail is transmitted after 5:00 p.m. local time at the place of receipt on a Business Day, or a day that is not a Business Day, such notice shall be deemed to have been duly given on the next Business Day (provided no “bounce back” or other notice of non-delivery is received by the sender); or (c) one (1) Business Day after deposit with a national overnight courier providing proof of delivery, in each case as addressed as follows:

if to the Buyer:

Progress Software Corporation
15 Wayside Road, Suite 400
Burlington, Massachusetts 01803

Attention:	YuFan Stephanie Wang
E-mail:	yufan.wang@progress.com
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with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, NY 10020
Attention: Jon Venick
Email: jon.venick@us.dlapiper.com

if to the Seller, to:

Domo, Inc.
802 East 1050 South
American Fork, UT 84003

Attention:	Alexis Coll
E-mail:	alexis.coll@domo.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018

Attention:	Joshua M. Zachariah
Richard E. Schwartz
Jean A. Lee
jzachariah@goodwinlaw.com
E-mail:	richardschwartz@goodwinlaw.com
jeanlee@goodwinlaw.com

Any Party may change its address for the purpose of this Section 11.2 by giving the other Party written notice of its new address in the manner set forth above.

Section 11.3         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a materially acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.4         Entire Agreement; Third-Party Beneficiaries. This Agreement (including all Schedules and Exhibits attached hereto) together with the Confidentiality Agreement and the other Transaction Documents (including the Disclosure Schedules) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions, except for the Confidentiality Agreement, which will continue in full force and effect and will survive any termination of this Agreement in accordance with its terms. Except as otherwise set forth in Article X and Section 11.8, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

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Section 11.5         Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that the Buyer may transfer or assign its rights, but not its obligations, under this Agreement, in whole or in part, (a) to any Affiliate of the Buyer and (b) to any lender to the Buyer or its Affiliates as security for obligations to such lender in respect of the financing arrangements entered into in connection with the Transactions.

Section 11.6         Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that the Parties do not perform their obligations under this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, prior to the valid termination of this Agreement in accordance with Article IX, (a) each Party shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.7, without proof of damages or otherwise, this being in addition to any other remedy to which such Party is entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Seller nor the Buyer would have entered into this Agreement. Without limiting the foregoing, the Buyer shall be entitled to seek specific performance to cause the Seller to perform its obligations under this Agreement, including the Seller’s obligations to consummate the Transactions. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall be entitled to seek specific performance to cause the Buyer to consummate the Transactions and the Closing and to make the payments contemplated by this Agreement only if all conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived, the Seller has performed in all material respects its obligations required to be performed at or prior to the Closing, the Seller is ready, willing and able to consummate the Closing, and the Buyer is otherwise required to consummate the Closing pursuant to this Agreement. For the avoidance of doubt, nothing in this Section 11.6 shall require the Buyer or any of its Affiliates to take any action, accept any condition, limitation or restriction, litigate, divest, hold separate, license, dispose of assets, terminate or amend relationships, pay any amount, concede anything of value, or accept any prior approval or other obligation, in each case, except to the extent expressly required by Section 6.5.

Section 11.7         Governing Law; Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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(b)          EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE TRANSACTIONS, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND APPELLATE COURTS HAVING JURISDICTION OVER THE FOREGOING AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.7(c).

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Section 11.8        Affiliate Liability. No past, present or future director, officer, employee, stockholder, member, manager partner, Affiliate, agent or other Representative of any Party shall have any personal liability or personal obligation to the other Party of any nature whatsoever in connection with or under this Agreement or the Transactions, and each Party hereby waives and releases all claims of any such liability and obligation against the foregoing Persons of each other Party; provided, however, that nothing in this Section 11.8 shall limit, waive or release the liability of any Person for Fraud or, solely with respect to a claim relating to the termination of this Agreement and not in the instance in which Closing occurs, any claim arising out of any Willful and Material Breach of this Agreement.

Section 11.9         General Interpretation.

(a)          Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)          Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.

(c)          When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.

(d)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)          All references to “$” or dollar amounts will be to the lawful currency of the United States.

(f)           The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.

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(g)          Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(h)          The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(i)           References to “days” shall mean “calendar days” unless expressly stated otherwise.

(j)           References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(k)          Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified.

(l)           Except with respect to any disclosure in the Disclosure Schedules, any Contract referred to herein means such Contract as from time to time amended, modified or supplemented, including by waiver or consent.

(m)         All references to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(n)          Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.

(o)          Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(p)          References to a Person are also to its permitted successors and assigns.

(q)          The words “provided to,” “delivered” or “Made Available” and words of similar import refer to documents that were delivered in person or electronically or posted to the data site maintained by the disclosing Party or its Representatives in connection with the Transactions to the other Party or its Representatives prior to the execution hereof (but only if, in the case of delivery via such data site, the other Party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available on EDGAR as an exhibit after April 16, 2026 and prior to the execution of this Agreement.

(r)           Time is of the essence with respect to each and every provision of this Agreement.

Section 11.10       Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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Section 11.11       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic signatures (including those received as a .pdf attachment to e-mail) shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.

Section 11.12        Waiver of Conflicts.

(a)          Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that (i) various counsel, including but not limited to Goodwin Procter LLP, Wilson Sonsini Goodrich & Rosati, and in-house counsel employed by Seller (collectively, the “Seller Legal Counsel”) has represented Seller and certain of its Affiliates in connection with various matters, including but not limited to the negotiation, preparation, execution and delivery of this Agreement; (ii) following the Closing, Buyer shall not have any right to waive or otherwise alter any Legal Privileges and Protections; and (iii) following the Closing, Seller and its Affiliates and any of their Representatives shall be entitled to retain any Seller Legal Counsel in connection with any claim or Actions, whether relating to this Agreement or otherwise. Buyer hereby expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, any Seller Legal Counsel represents the Seller, any of its Affiliates, or any of their Representatives in connection with any action arising out of or related to this Agreement or arising out of or related to any matter prior to the Closing.

(b)          This Section 11.12 is for the benefit of the Seller, its Affiliates, and their Representatives, and such Persons are intended third party beneficiaries of this Section 11.12. This Section 11.12 shall be irrevocable, and no term of this Section 11.12 may be amended or waived without the prior written consent of Seller (which may be withheld for any reason).

[Signature Pages Follow; Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

PROGRESS SOFTWARE CORPORATION

By:	/s/ Yogesh Gupta
Name: Yogesh Gupta
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

DOMO, INC.

By:	/s/ Joshua G. James
Name: Joshua G. James
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Certain Definitions

“Accounting Firm” means a nationally recognized top-ten independent public accounting firm that has not previously been engaged by either of the Parties in the twenty-four (24) months preceding the Closing Date and that is mutually agreed upon by the Buyer and the Seller in writing.

“Action” means any litigation, action, cause of action, suit, demand, claim, proceeding, lawsuit, arbitration, mediation , audit, notice of violation, hearing, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, whether formal or informal, and whether public or private, including any of the foregoing commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, arbitrator, mediator or other Person.

“Acquired Business Financial Statements” means (A) the financial statements with respect to the Transferred Business required to be filed by the Buyer with the SEC pursuant to 17 CFR § 210.3-05 in connection with the Transactions, pertaining to (i) the most recently completed fiscal year prior to the Closing Date (which shall be audited) and (ii) the most recently completed interim period in the fiscal year in which the Closing occurs (which may be unaudited to the extent permitted by 17 CFR § 210.3-05), and (B) a balance sheet of the Transferred Business as of the Closing Date.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“AI Technology” means any technology that involves the use of software algorithms, neural networks, or models to analyze input data, learn from that data, and then make decisions or predictions based on that learning, including to mimic human cognitive functions. AI Technology includes any such technology related to (a) machine learning, natural language processing, computer vision, robotics, and expert systems, (b) optimization, preparation, or other processing of input data text, images, video, code, and sound for learning or training purposes, (c) generating output data using decision or prediction processes, (d) image recognition, voice assistants or voice transformation, chatbots, recommendation engines, and fraud detection systems, (e) big data storage and processing tools, deep learning frameworks, data annotation tools, neural networks (including feedforward neural networks, recurrent neural networks, convolutional neural networks, and deep neural networks), rule-based systems, decision trees, support vector machines, Bayesian networks, and genetic algorithms, (f) statistical learning algorithms (including linear and logistic regression, support vector machines, random forests, and k-means clustering), and (g) applications that do any of the foregoing. Examples of AI Technology include supervised learning (including learning-based approaches to classification or regression problems), unsupervised learning (including processing unlabeled data, finding patterns or structure in unlabeled data, clustering, anomaly detection, or dimensionality reduction problems), reinforcement learning, generative AI (including the use of machine learning algorithms to generate new data (e.g., images, videos, or text)), generative adversarial networks (GANs), deep learning, and artificial general intelligence (AGI).

A-1

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.10(d)(iv).

“Anti-Bribery Laws” has the meaning set forth in Section 4.23(a).

“Antitrust Laws” means any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, or that aims at reviewing and controlling foreign investment.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Seller Transaction Expenses” has the meaning set forth in Section 2.3(e).

“Assumed Third Party Claims” has the meaning set forth in Section 2.3(f).

“Available Claims” has the meaning set forth in Section 6.13(b).

“Available Insurance Policies” has the meaning set forth in Section 6.13(b).

“Base Purchase Price” means $400,000,000.

“Benefit Plan” has the meaning set forth in Section 4.12.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(c)(i).

“Board Recommendation” has the meaning set forth in Section 4.2.

“Business” means the business of developing, providing, marketing, distributing, licensing, selling, supporting, maintaining, operating, hosting and commercializing software platforms, applications, tools and related technologies for: (i) business intelligence, data visualization, reporting and dashboarding; (ii) data integration, data preparation, data transformation and data connectivity; (iii) data analytics, including descriptive, predictive and prescriptive analytics; (iv) embedded and distributed analytics; (v) workflow and process automation; (vi) AI-powered data products, AI agents and machine-learning services applied to or operating upon business data; and (vii) data governance and data management, in each case whether delivered on a cloud-based, hosted, on-premises or hybrid basis, under subscription, consumption-based or perpetually licensed models, to enterprise, commercial or governmental customers, together with all related services, in each case as conducted, or in active development, by the Seller and its Subsidiaries immediately prior to the Closing.

A-2

“Business AI Products” means all Business Products that employ, deploy, leverage or make use of AI Technology.

“Business Data” means any information or data, including Personal Information, in any form, whether paper or electronic, obtained, collected, disclosed, used or otherwise Processed by or for the Seller or a Transferred Subsidiary in the operation of the Business, including data pertaining to the Seller or a Transferred Subsidiary, the Seller’s or a Transferred Subsidiary’s customers or their end users, or any other Person.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of Utah or State of Massachusetts are authorized or obligated by Law or Order to close.

“Business Products” means any and all products and services that are or have been in the thirty-six (36) months prior to the date of this Agreement developed, marketed, offered, sold, licensed, provided, supported or distributed by Seller or any of its Subsidiaries in respect of the Business, including SaaS services, as well as any service and product offerings of the Business that are currently in development or from which the Seller or any of its Subsidiaries are currently deriving, or scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnification Claims” has the meaning set forth in Section 10.2.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.

“Buyer Terminable Breach” has the meaning set forth in Section 9.1(d)(ii).

“Cash Equivalents” means all cash and cash equivalents of the Seller and its Subsidiaries (including money market accounts, money market funds, money market instruments, commercial paper, certificates of deposit, treasury bills and demand deposits, in each instance, to the extent readily convertible into cash and with an original maturity date of three (3) months or less, but excluding lease deposits and marketable securities of the Seller and its Subsidiaries). For the avoidance of doubt, “Cash Equivalents” shall (a) be calculated net of uncleared checks and drafts issued by the Seller or any of its Subsidiaries, and (b) include uncleared checks and drafts received or deposited for the account of Seller and its Subsidiaries. Cash Equivalents shall be calculated as of immediately prior to the Closing and in accordance with GAAP.

“Change in Recommendation” has the meaning set forth in Section 6.10.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the Cash Equivalents of the Seller and its Subsidiaries as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 3.1.

A-3

“Closing Indebtedness” means, without duplication and determined immediately prior to the Closing, (a) the Indebtedness of the Transferred Subsidiaries, (b) any Indebtedness constituting an Assumed Liability, and (c) any Indebtedness of the Seller or any of its Subsidiaries that is repaid, discharged, satisfied or released at the Closing (including pursuant to the Payoff Letters). For the avoidance of doubt, Closing Indebtedness shall not include any Indebtedness that constitutes an Excluded Liability or that is repaid, discharged or released prior to the Closing.

“Code” means the Internal Revenue Code of 1986.

“Competing Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any direct or indirect, in a single transaction or series of related transactions, (a) acquisition or purchase of any business or assets of the Seller or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the Seller and its Subsidiaries, taken as a whole, (b) acquisition or purchase of 15% or more of the Seller Common Stock outstanding or voting power of the Seller or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Seller and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer by any Person that, if consummated, would result in such Person beneficially owning 15% or more of the Seller Common Stock outstanding or voting power of the Seller or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Seller and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, rehabilitation, dissolution or similar transaction involving the Seller or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of the Seller and its Subsidiaries, taken as a whole, in each case, other than the Transactions. Notwithstanding anything to the contrary herein, Competing Proposal shall not include the extension or refinancing of the Seller’s existing debt facilities and the issuance of Seller debt securities in connection therewith, solely to the extent that such extension, refinancing or issuance (i) does not result in a change of control of the Seller or any of its Subsidiaries, (ii) does not involve the issuance of any equity securities (or securities convertible into or exchangeable for equity securities) of the Seller or any of its Subsidiaries, and (iii) is not structured as, and does not otherwise constitute, an alternative to the Transactions.

“Competitive Activities” means developing, providing, marketing, distributing, licensing, selling, supporting, maintaining, operating, hosting or commercializing any software platform, application, tool, product, service or related technology that competes with or is intended to compete with the Business or any of the Business Products, including, without limitation, any software platform, application, tool, product, service or related technology developed for: (A) business intelligence analytics, data visualization, reporting or dashboarding; (B) data integration, data preparation, data transformation or data connectivity, including ETL, ELT, connectors or similar connectivity products or services; (C) data analytics, including descriptive, predictive or prescriptive analytics; (D) embedded or distributed analytics; (E) workflow or process automation; (F) AI-powered data products, AI agents or machine-learning services applied to or operating upon business data; or (G) data governance or data management. For the avoidance of doubt, Competitive Activities shall not include the development of custom applications for the internal use of third parties utilizing the Domo platform, so long as such activities do not involve the commercialization, licensing, marketing, distribution or offering of any software product, platform, service or technology that competes with the Business or any Business Product.

A-4

“Confidentiality Agreement” means that certain Non-Disclosure Agreement between the Buyer and the Seller dated as of February 10, 2026.

“Contract” means any written or oral contract, lease, license, legally binding commitment, indenture, note, bond, sales or purchase order or other agreement, instrument, obligation, arrangement, undertaking or understanding of any kind, in each case that is legally binding, together with all amendments, restatements, supplements or other modifications thereto.

“Contributor” means a current or former employee, director, officer, agent, consultant or contractor of Seller or any Transferred Subsidiary.

“control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of August 8, 2023 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of February 17 , 2024, that certain Second Amendment to Amended and Restated Loan and Security Agreement and Lender Joinder, dated as of August 19, 2024, and as further amended, restated, supplemented and/or otherwise modified from time to time), by and among the Seller, as borrower, Dawn Utah, as co-borrower, the lenders from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and Obsidian Agency Services, Inc., as collateral agent.

“Credit Support Obligations” has the meaning set forth in Section 6.14.

“Dawn Utah” means Domo, Inc., a Utah corporation and wholly owned subsidiary of Seller.

“Designated Parties” has the meaning set forth in Section 4.23.

“Developing Business Products” means all products and service offerings for the Business that are under development as of the date hereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“e-mail” has the meaning set forth in Section 11.2.

A-5

“Employees” means all employees of the Seller and the Transferred Subsidiaries, and any employees hired by the Seller or any Transferred Subsidiary after the date of, and pursuant to the terms of, this Agreement; provided, however, that “Employees” shall not include the Excluded Employees.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, or other legal proceeding, letter, or other written communication from any Governmental Entity or Third Party alleging violations of Environmental Laws or Releases of Hazardous Substances in violation of Environmental Laws from or onto any facilities that received Hazardous Substances generated by the Seller or any of its Subsidiaries.

“Environmental Laws” means all applicable Laws relating to the protection of the environment or natural resources, including such Laws relating to the use, handling, treatment, storage, disposal, transport or Release of any Hazardous Substance.

“ERISA” means Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Seller or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Employees” has the meaning set forth in Section 2.4(b).

“Excluded Intellectual Property” has the meaning set forth in Section 2.2(n).

“Excluded Leases” has the meaning set forth in Section 2.2(l).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FCPA” means the Foreign Corrupt Practices Act of 1977 or any other similar Law that makes unlawful payments to Governmental Entities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available but for such payments.

“FDI Laws” means (i) any Law pertaining to foreign direct investment and (ii) any other Laws that are designed or intended to prohibit, restrict or regulate foreign investment in equities, securities, entities, assets, land or interests.

“Financial Cooperation Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date that is one hundred eighty (180) days following the Closing Date and (ii) the date on which the Buyer has completed the filing of the Acquired Business Financial Statements and pro forma financial information with the SEC in accordance with Rule 3-05 of Regulation S-X and the rules and regulations promulgated thereunder; provided that if such filing has not been completed by the date that is one hundred eighty (180) days following the Closing Date, the Financial Cooperation Period shall be automatically extended for successive thirty (30)-day periods upon written notice by the Buyer to the Seller until such time as the Acquired Business Financial Statements have been filed.

A-6

“Forbearance Agreement” means that certain Forbearance Agreement, dated as of June 12, 2026, by and among the Seller, as borrower, Dawn Utah, as co-borrower, the lenders party thereto (constituting the Required Lenders under the Credit Agreement), Wilmington Trust, National Association, as administrative agent, and Obsidian Agency Services, Inc., as collateral agent, in respect of the Credit Agreement, as the same may be amended, supplemented, extended or otherwise modified from time to time.

“Forwarded Emails” has the meaning set forth in Section 6.12(a).

“Founder” means Joshua James.

“Fraud” means actual fraud with respect to the applicable representations and warranties set forth in this Agreement or in any ancillary agreement or any certificate required to be delivered pursuant to this Agreement (and not equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Generative AI Tools” means AI Technology that can answer questions and create seemingly new text, images, audio, video and other content. Examples include publicly available tools like OpenAI’s ChatGPT 4.0, or enterprise licensed tools like Microsoft Copilot.

“Government Bid” means any bid, outstanding quotation, proposal or grant application by the Seller or any Transferred Subsidiary that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Seller or any Transferred Subsidiary with any Governmental Entity or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Entity is a party thereto by which the Seller or any Transferred Subsidiary has agreed to provide goods or services (including one or more licenses) to such Governmental Entity, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Entity, prime contractor or upper-tier subcontractor.

“Governmental Entity” means any United States or non-United States government or political subdivision thereof, or any court, tribunal, judicial or arbitral body, or any legislative, tax, governmental, regulatory, self-regulatory or administrative authority, agency, commission, or other instrumentality, whether transnational, supranational, federal, national, provincial, state, local, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any sub-regulatory guidance documents and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means U.S. federal, state, local or foreign Taxes based upon or measured by reference to gross or net income, profits, receipts or capital gain (however denominated), and including any franchise and withholding Taxes if and to the extent imposed in lieu of Taxes denominated as “income” Taxes.

“Indebtedness” means any of the following Liabilities: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest (including any interest paid or payable in kind and any amounts capitalized and added to principal), and any prepayment premiums, make-whole payments, breakage costs, penalties, fees and other amounts payable in connection therewith or that become due as a result of the repayment, prepayment, acceleration, termination or cancellation thereof); (b) Liabilities evidenced by bonds, debentures, notes or other similar debt instruments or debt securities; (c) Liabilities pursuant to or in connection with letters of credit, banker’s acceptances, performance bonds, surety bonds, fidelity bonds or similar Contracts or arrangements (in each case only to the extent drawn); (d) Liabilities pursuant to finance leases (or capitalized leases, as such term was used prior to ASC 842) (but without giving effect to the Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASC 842”) (and, for the avoidance of doubt, any operating leases required to be capitalized under ASC 842 shall not be included in Indebtedness)); (e) net cash payment obligations under interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates that will be payable upon termination thereof (assuming termination on the date of determination), in each case, as if such arrangements were terminated on the Closing Date; (f) deferred purchase price Liabilities related to past acquisitions of businesses (including the maximum amount of any earnout or other contingent or deferred consideration payable in connection therewith); (g) all Liabilities in respect of any receivables or payables financing, factoring, supply-chain or similar financing arrangement; (h) all accrued and unpaid, or declared and unpaid, dividends or other distributions; (i) all obligations of the Seller or any Transferred Subsidiary secured by any Lien or security interest on any of the Purchased Assets or any asset of any Transferred Subsidiary (other than Permitted Liens); (j) all Liabilities under conditional sale or other title retention agreements; (k) any indebtedness described in the foregoing clauses of others (other than any Transferred Subsidiary) guaranteed by the Seller or any of its Subsidiaries or secured by any Lien or security interest on the assets of the Seller or any of its Subsidiaries; (l) all unpaid Taxes of any Transferred Subsidiary for the Pre-Closing Tax Period (or portion thereof); (m) any Transaction Expenses; (n) fifty percent (50%) of any Transfer Taxes; (o) fifty percent (50%) of any HSR Fees; (p) all accrued but unused vacation and other paid time off together with all payroll, employment and similar Taxes thereon; (q) any Liabilities under any benefit claims relating to any self-insured welfare plan (as defined in Section 3(1) of ERISA) the basis for which occurred on or prior to the Closing Date (whether or not reported, made or outstanding as of the Closing Date), to the extent such claims are in excess of the reserves and rebates available under any such self-insured welfare plan and not covered by stop-loss insurance coverage for such period; (r) any unfunded or underfunded Liabilities with respect to any Benefit Plan; (s) long term deferred revenue; and (t) the amount, if any, by which the aggregate accounts payable (measured in accordance with GAAP) of Seller and its Subsidiaries (including the Transferred Subsidiaries), determined as of immediately prior to the Closing, exceeds $14,000,000; provided that in no event shall Indebtedness include (A) intercompany Indebtedness between or among the Transferred Subsidiaries, (B) trade payables and accruals and other current liabilities incurred in the ordinary course of business, except as expressly contemplated by clause (t) of this definition, (C) overdraft facilities or cash management programs, in each case, entered into in the ordinary course of business and (D) any Assumed Seller Transaction Expense.

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“Indemnification Claims” has the meaning set forth in Section 10.2.

“Indemnified Parties” has the meaning set forth in Section 10.2.

“Indemnitor” has the meaning set forth in Section 10.3.

“Individual Independent Contractor” means an individual natural Person providing services to the Seller or any Subsidiary thereof as an independent contractor.

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means (a) Intellectual Property Rights and (b) Proprietary Information and Technology.

“Intellectual Property Rights” means all rights relating to, arising from or associated with intellectual property worldwide, including rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trademarks, service marks, trade dress, and trade names (each of the foregoing, whether registered or unregistered), including all goodwill associated therewith, and all applications to register the foregoing (collectively, “Marks”); (b) patents and patent applications, including any divisionals, provisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof (“Patents”); (c) works of authorship (including Software), moral rights, design rights and copyrights (whether registered or unregistered), including all applications for registration (“Copyrights”); (d) information, trade secrets, ideas, inventions (whether or not patentable), research and development, know-how, business and marketing plans and proposals, formulae, compositions, assembly processes and techniques, manufacturing processes and techniques, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, in each case, to the extent any of the foregoing constitutes a trade secret under applicable Law (“Trade Secrets”); (e) inventions, invention disclosures, discoveries, improvements, know-how, methodology, formulas, models, algorithms, systems, processes, computer programs, whether patentable or not; (f) database rights; (g) Internet web sites, domain names and social media accounts and handles and (h) any other intangible proprietary rights recognized by applicable Law. “Intellectual Property Rights” includes any and all: (i) registrations thereof and applications therefor; (ii) claims, causes of action and defenses relating to the enforcement of any of the foregoing, including for past infringement; (iii) the goodwill associated with any of the foregoing; and (iv) rights equivalent or similar to any of the foregoing.

“IP Assignment Agreement” has the meaning set forth in Section 3.2(c)(viii).

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“IP Assignments” has the meaning set forth in Section 3.2(c)(viii).

“IRS” has the meaning set forth in Section 2.6(c).

“Knowledge of the Seller” means the actual knowledge of those persons listed in Schedule I, following reasonable inquiry.

“Landlord Consents” has the meaning set forth in Section 6.21.

“Law” means any international, multinational, supranational, national, federal, state, country, municipal, provincial, foreign or local law, rule, regulation, ordinance, code, judgment, injunction, order, treaty, convention, governmental directive or other legally enforceable requirement of any Governmental Entity, including common law.

“Lease” has the meaning set forth in Section 4.8(b).

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Legacy Benefit Plans” has the meaning set forth in Section 6.8.

“Legal Privileges and Protections” has the meaning set forth in Section 2.2(j).

“Legal Restraint” has the meaning set forth in Section 9.1.

“Liabilities” means any and all debts, liabilities, obligations, and commitments of any nature whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract, and in each case whether or not required by GAAP to be accrued or reflected on a balance sheet.

“Lien” means any liens, mortgages, deeds of trust, pledges, hypothecations, security interests, licenses, claims, charges, options, rights of first refusal, rights of first offer, conditions, equitable interests, easements, encroachments, rights of way, occupancy rights, adverse claims or other encumbrances or restrictions of any kind or nature on or with respect to any property (real or personal) or property interest, including any restriction on the use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loss” or “Losses” means any and all losses, damages, liabilities, obligations, Taxes, Liens, fines, deficiencies, diminutions in value, amounts paid in settlement, costs and expenses (including reasonable costs of investigation and all reasonable accounting, consulting, expert and attorneys’ fees), interest, awards, judgments, fees and penalties or other damages actually sustained, suffered or incurred by the Party seeking indemnification pursuant to this Agreement; provided, however, that Losses shall not include punitive damages (unless such punitive damages are actually awarded or paid to a third party).

“Made Available” means, with respect to any information, document or other material, that such information, document or material was Made Available for review by Seller or its Representatives in the virtual data room established by the Seller in connection with this Agreement at least five (5) Business Days prior to the date of this Agreement.

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“Majority Stockholders” means (i) Cocolalla, LLC, a Utah limited liability company, and (ii) the Founder.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, (a) would or would reasonably be expected to prevent, materially impair or materially delay the Seller’s ability to consummate the Transactions on or before the Outside Date or the performance by the Seller of any of its material obligations under this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, operations, assets (including the Purchased Assets) and liabilities (including the Assumed Liabilities) (considered together) or results of operations of the Business, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect for purposes of clause (b) above: (i) any changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions; (ii) any changes, events or conditions generally affecting the industries in which the Seller and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries); (iii) pandemics (including COVID-19 and any variants/mutations thereof), epidemics, acts of war (regardless of whether declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism, man-made disaster, or any natural disaster or other act of nature and any escalation or general worsening of any of the foregoing; (iv) any changes arising out of or attributable to the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Transactions (including the effect thereof on the relationships (contractual or otherwise) of the Seller and its Subsidiaries and their respective Affiliates with clients, customers, employees, suppliers, vendors, service providers or Governmental Entities), except that this clause (iv) shall not apply with respect to representations and warranties (in whole or in relevant part) made by the Seller in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the negotiation, execution, announcement, pendency or consummation of this Agreement or the Transactions, (v) changes in applicable Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, (vi) any change in the market price, or change in trading volume, of the Class B Common Stock, (vii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial performance or results (it being understood that the exceptions in clauses (vi) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is or may be taken into account in determining the existence of, a Material Adverse Effect), (viii) the entering into and performance of this Agreement and the Transactions, including compliance with the covenants set forth herein (but in the event of a failure by the Seller or its Subsidiaries to take any action, only if the Buyer has refused to provide a waiver to the applicable prohibition or consent to the taking of an action that would otherwise be prohibited in this Agreement within five Business Days after the request therefor), the identity of or facts related to the Buyer or its Affiliates or any action taken or omitted to be taken by the Seller at the prior written request of the Buyer or (ix) the Effects of any breach of this Agreement by the Buyer; provided, however, that, in the case of clauses (i), (ii), (iii) and (v), solely to the extent the impact on the Business, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Business operates in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts may be taken into account in determining whether there has been, or would be reasonably be expected to be, a Material Adverse Effect.

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“Material Contracts” has the meaning set forth in Section 4.6(a).

“Minimum Cash Amount” means $25,000,000.

“New Benefit Plans” has the meaning set forth in Section 6.8(d).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.12(b).

“Open Source Software” means any Software that is licensed under or otherwise subject to a license or other agreement commonly referred to as an open source, freeware, source available, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement).

“Order” means any order, writ, judgment, injunction, decree, determination, ruling, license, award, settlement agreement, consent agreement, stipulation or consent of, with or by any Governmental Entity, or any other requirement of any Governmental Entity.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past custom and practice.

“Organizational Documents” means (a) with respect to a corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” has the meaning set forth in Section 9.1.

“Owned Intellectual Property” means the Transferred Intellectual Property and any Intellectual Property owned or purported to be owned by any Transferred Subsidiary, in each case, including the Registered Intellectual Property.

“Parties” means each of the parties to this Agreement and “Party” means either of the parties to this Agreement.

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“Payoff Letters” means one or more customary payoff letters from the applicable creditors (or their duly authorized agent or representative) under the Credit Agreement, and any other Indebtedness for borrower money designated by Buyer, in form and substance reasonably acceptable to the Buyer and duly executed by the applicable creditor(s), stating the amount required to be paid to fully discharge the Indebtedness thereunder as of the date specified therein (which may be accompanied by a customary per diem for payment following such date) and the wire instructions for payment thereof, and providing that, upon payment of such amount, (a) all outstanding obligations of the Seller and the Transferred Subsidiaries under such Indebtedness shall be repaid, discharged and extinguished in full, (b) all Liens (other than Permitted Liens) in connection therewith on the Purchased Assets or the assets of the Transferred Subsidiaries, and all guarantees in respect thereof, shall be released and terminated, and (c) the applicable creditor shall return (or authorize the return or destruction of) all instruments evidencing such Indebtedness and release all collateral securing such Indebtedness.

“Permits” has the meaning set forth in Section 4.21(b).

“Permitted Business” means any business that does not provide services or products to customers aimed at improving the operations or management of such Person through the use of AI, machine learning, workflow automation, or software tools. For the avoidance of doubt, this does not include instances in which, from and after the Closing, the Seller develops any such products solely for its internal use with respect to its business and operations.

“Permitted Liens” means:

(a)      statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)      mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Liens granted or that arise in the ordinary course of business with respect to liabilities that are not yet due or delinquent or, in the case of liabilities the amount or validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP;

(c)      Liens that will be released or terminated at the Closing in accordance with the terms of this Agreement (including pursuant to the Payoff Letters);

(d)      pledges or deposits by the Seller or any Subsidiary thereof under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the repayment of borrowed money), or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business;

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(e)      requirements under applicable Law, including zoning, building codes, entitlement, and other land use and environmental regulations imposed by any Governmental Entity that do not materially interfere with the Business as currently conducted;

(f)       nonexclusive licenses of Intellectual Property granted in the ordinary course of business to third parties by the Seller or any Subsidiary thereof on Seller’s standard form or otherwise on customary terms consistent with past practice and typical for the product, service or purpose for which it is provided;

(g)      easements, rights of way, encroachments, restrictions, covenants, conditions and other similar Liens that, individually or in the aggregate, have not materially impaired, and would not be reasonably likely to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(h)      transfer restrictions imposed by Laws;

(i)       (A) any interest or title of a lessor or sublessor under an operating lease, sublease or capitalized lease and any liens on lessor’s fee or other superior title interests, (B) liens securing rental payments under capital lease arrangements and (C) any purchase money Liens, in the case of clauses (B) and (C), solely to the extent the underlying obligations are included in Closing Indebtedness or constitute Assumed Liabilities; and

(j)       any other Liens set forth in Section 1.1-1 of the Disclosure Schedule.

Notwithstanding anything to the contrary, in no event shall “Permitted Liens” include any Lien on or with respect to any equity interests of any Transferred Subsidiary, other than transfer restrictions arising under applicable securities Laws.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means (a) any information that identifies, relates to, or is reasonably capable of being associated with an identified or identifiable natural person or household, and (ii) any other information that constitutes “personal information,” “personal data,” “protected health information,” “personally identifiable information” or a similar term as defined under applicable Privacy Requirements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy and Information Security Policies” has the meaning set forth in Section 4.14.

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“Privacy Requirements” means Privacy Agreements, Privacy and Information Security Policies, PCI Requirements and all applicable Privacy Laws.

“Processing” or any of its cognates means any operation or set of operations performed on data, including Personal Information, whether or not by automated means, such as collection, accessing, transfer, recording, organization, structuring, storage, security, adaptation or alteration, retrieval, consultation, use, disclosure, transmission, dissemination or otherwise making available, alignment or combination, aggregation, correlation, inferring, derivation, restriction, erasure, destruction, disposal, encryption, pseudonymization, deidentification, anonymization or any other processing as such term is used under Privacy Requirements.

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, AI Technology, protocols, machine learning models, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Benefit Plans” has the meaning set forth in Section 2.1(n).

“Purchased Shares” has the meaning set forth in Section 2.5(a).

“R&D Sponsor” means any Governmental Entity, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Seller or any Transferred Subsidiary or any Contributor.

“Registered Intellectual Property” means all (i) Owned Intellectual Property that is registered, recorded by, filed or issued under the authority of, with or by any Governmental Entity or domain name registrar or social media service provider, including all patents, registered copyrights, registered trademarks, all applications for any of the foregoing, and domain names and social media accounts, and (ii) any other applications, registrations, recordings and filings by Seller or a Transferred Subsidiary (or otherwise authorized by or in the name of Seller or a Transferred Subsidiary) with respect to any Owned Intellectual Property used (or held for use) in connection with the operation of the Business.

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“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Substances) into the environment.

“Representatives” means, with respect to any Person, the officers, directors, Affiliates, employees, accountants, consultants, agents, legal counsel, financial advisors, financing sources, investment bankers, and other representatives of such Person.

“Restricted Countries” has the meaning set forth in Section 4.23(b).

“Restricted Customer or Supplier” means any Person that: (A) is or was, during the twelve (12)-month period prior to the Closing, a customer, client, licensee, subscriber, reseller, distributor, channel partner, supplier or other material business relation of the Seller, any Transferred Subsidiary or any other Affiliate of the Seller with respect to the Business; or (B) was, as of the Closing Date, an active or bona fide prospective customer, client, licensee, subscriber, reseller, distributor, channel partner, supplier or other material business relation of the Seller, any Transferred Subsidiary or any other Affiliate of the Seller with respect to the Business.

“Restricted Employee” means any Person who is or was, at any time during the Restricted Period or during the twelve (12)-month period immediately preceding the Closing Date, a Transferred Employee with a title of vice president or senior or officer of the Seller or any Transferred Subsidiary.

“Sanctioned Parties” has the meaning set forth in Section 4.23(b).

“Sanctions” has the meaning set forth in Section 4.23(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338 Election” means the Section 338(g) Election and the Section 338(h)(10) Election.

“Section 338 Subsidiaries” means Dawn Utah and the Section 338(g) Subsidiaries.

“Section 338(g) Election” has the meaning set forth in Section 7.1(b).

“Section 338(g) Subsidiaries” has the meaning set forth in Section 7.1(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 7.1(a).

“Section 338(h)(10) Form” has the meaning set forth in Section 7.1(a).

“Securities Act” means the Securities Act of 1933.

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“Seller” has the meaning set forth in the Preamble.

“Seller Board” means the board of directors of the Seller.

“Seller Bylaws” has the meaning set forth in Section 4.1.

“Seller Charter” has the meaning set forth in Section 4.1.

“Seller Common Stock” means the Seller’s shares of Class A Common Stock, par value $0.001 per share and Class B Common Stock, par value $0.001 per share.

“Seller Equity Awards” has the meaning set forth in Section 4.1.

“Seller Equity Plans” means, collectively, Seller’s 2011 Equity Incentive Plan, as amended on January 31, 2018, and as may be further amended from time to time, and Seller’s 2018 Equity Incentive Plan, as may be amended from time to time.

“Seller ESPP” means Seller’s 2018 Employee Stock Purchase Plan, as amended September 18, 2020, and as may be further amended from time to time.

“Seller Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and the consolidated Subsidiaries of the Seller included in the Seller SEC Documents.

“Seller Fundamental Representations” means the first sentence of Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f) (other than clauses (i), (iii) and (v) thereof, and the third and fourth sentences thereof), Section 4.1(h) (Organization and Qualification; Seller Capitalization; Subsidiaries) and Section 4.18 (Brokers).

“Seller Indemnification Claims” has the meaning set forth in Section 10.2.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Licensed Intellectual Property” means exclusive or non-exclusive rights or interests in Intellectual Property owned by a Third Party and licensed or otherwise granted to the Seller or any Transferred Subsidiary pursuant to any Contract to which Seller or any Transferred Subsidiary is a party.

“Seller Option” means each option to purchase shares of Class B Common Stock granted under any Seller Equity Plan.

“Seller RSU” means each restricted stock unit award granted under any Seller Equity Plan.

“Seller SEC Documents” has the meaning set forth in Section 4.4(a).

“Seller Stockholder Approval” has the meaning set forth in Section 4.2.

“Seller Terminable Breach” has the meaning set forth in Section 9.1.

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“Software” means (i) all software and other computer programs, systems, applications (including user interfaces), tools and firmware, including software implementations of algorithms, models, and methodologies (whether in object code, or source code, a scripting language, or other form), including APIs, libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing and all related materials.

“Specified Leases” means the leases described in items 1 and 2 of Section 4.6(a)(vii)(A) of the Disclosure Schedule.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date. In the case of any Taxes that relate to a Straddle Period, (i) the amount of any real property or other ad valorem Taxes for a Straddle Period that relates to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) the amount of any other Taxes, including those based on or measured by income or receipts, sales or use Taxes, employment Taxes, or withholding Taxes, relating to the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that the taxable year of any “controlled foreign corporation” within the meaning of Section 957 of the Code, partnership or other pass-through entity shall be deemed to terminate at such time (and, for the avoidance of doubt, any income inclusion pursuant to Section 951, 951(c)(2), Section 951A, or Section 951B of the Code (or any corresponding or similar provisions of state, local or non-U.S. income Tax Law) of any “United States shareholder” of any such controlled foreign corporation shall be treated as taken into account as of such time.

“Subleases” has the meaning set forth in Section 4.8(b).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest.

“Superior Proposal” means a bona fide written Competing Proposal (with all references to 15% included in the definition of Competing Proposal increased to 80%) that is not the result of a breach of Section 6.10 and is made after the date of this Agreement by any Person or group (other than the Buyer or any of its Affiliates), that, in the good faith determination of the Seller Board, after consultation with its financial advisors and outside legal counsel, (a) if consummated, would result in a transaction more favorable to the Seller’s stockholders from a financial point of view than the Transactions (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by the Buyer in response to such proposal or otherwise), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects and risks considered relevant by the Seller Board and (c) for which financing, to the extent required, is then fully committed.

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“Support Agreement” has the meaning set forth in the Recitals.

“Systems” has the meaning set forth in Section 4.13(p).

“Takeover Law” means any applicable “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or any other antitakeover statute or similar statute enacted under applicable Law.

“Tangible Personal Property” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, capital stock, social security (or similar), unemployment, disability, withholding, payroll, employment, excise, severance, stamp, occupation, registration, premium, real property, personal property, alternative or add-on minimum, estimated, windfall profits, customs duties, or other taxes imposed by any Governmental Entity, together with any interest, and any penalties or additions to tax with respect thereto, whether disputed or not, and whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) or successor of another Person, as a result of being a member of an affiliated, consolidated, unitary or combined group, pursuant to Treasury Regulations Section 1.1502-6 or any other Law, by Contract or otherwise.

“Tax Contest” has the meaning set forth in Section 7.4.

“Tax Contest Notice” has the meaning set forth in Section 7.4.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be delivered to a payee or filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments, supplements or attachments to any of the foregoing.

“Termination Fee” means an amount equal to $13,500,000.

“Third Party” means any Person other than the Buyer and its Subsidiaries and the respective Representatives of the Buyer and its Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

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“Third Party Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by a third party.

“Top Customers” has the meaning set forth in Section 4.19.

“Top Suppliers” has the meaning set forth in Section 4.20.

“Training Data” means training data, validation data, test data, scraped data or harvested datasets, or databases, in each case, used to train, fine tune, enhance or improve AI Technology.

“Transaction Documents” means this Agreement, the Support Agreement, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignments, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means (i) all fees, costs and expenses incurred or otherwise payable on account of services provided by any third party to the Seller or any of its Subsidiaries at or prior to the Closing, in each case in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, (ii) the amount of all change of control bonuses, incentive compensation, severance payments, and other compensation or benefits (whether or not contingent) that are triggered, in whole or in part by or in connection with the Transactions (alone or together with any other event) (including any payments under any Benefit Plan with respect to any of the foregoing), (iii) all payroll, employment and similar Taxes, if any, that are required to be paid with respect to the amounts described in (ii) above, (iv) the value of any lost Tax deductions due to the application of Section 280G of the Code, (v) the amount of all obligations of the Seller or any of its Subsidiaries (or otherwise arising under the terms of any Purchased Benefit Plans as in effect as of the Closing) to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such person under Section 4999 of the Code in connection with the Transactions (and all payroll, employment and similar Taxes, if any, that are required to be paid with respect to the amounts described in this clause (v)), and (vi) all of the premiums and related costs of the D&O Tail Policy. For the avoidance of doubt, “Transaction Expenses” shall not include (x) the Assumed Seller Transaction Expenses or (y) any Liabilities expressly assumed by the Buyer pursuant to Section 2.3(c).

“Transactions” means (a) the execution and delivery of this Agreement and the other Transaction Documents, (b) the sale of the Purchased Assets to the Buyer and (c) the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Tax” has the meaning set forth in Section 7.1.

“Transferred Business” means the Business, the Purchased Assets and/or the Assumed Liabilities.

“Transferred Employee” means each Employee who commences employment with the Buyer or an Affiliate of the Buyer immediately following the Closing.

“Transferred Intellectual Property” means Intellectual Property owned or purported to be owned by the Seller, other than the Excluded Intellectual Property.

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“Transferred Subsidiaries” means the Subsidiaries of the Seller set forth on Schedule II.

“WARN Act” means the Worker Adjustment and Retraining Notification, 29 U.S.C. 2101 and any similar state, local or foreign Laws, and the regulations implemented thereto.

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any covenant, agreement or obligation hereunder that is deliberately undertaken by such Party (or the deliberate failure by such Party to take an act it is required to take hereunder) with actual knowledge that the taking of (or failure to take) such act would, or would be reasonably likely to, cause a material breach of this Agreement.

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